Exhibit 2.1

SECURITIES SALE AGREEMENT

related to the sale of Lhoist NORTH AMERICA, INC.

LNA Holding SRL

(the Vendor)

and

Martin Marietta Materials, Inc.

(the Purchaser)

27 JUNE 2026

CLAUSE	PAGE

1.	DEFINITIONS AND INTERPRETATION		2

	1.1.	Definitions	2
	1.2.	Interpretation	15

2.	SALE OF THE SECURITIES		17

3.	CONSIDERATION		17

	3.1.	Consideration Cash and Consideration Shares	17
	3.2.	Locked Box	18
	3.3.	Repayment of the Existing Indebtedness and of the Intercompany Loan	19
	3.4.	Pre-Completion Notice	20
	3.5.	Completion Payments	20

4.	CONDITIONS TO COMPLETION		20

	4.1.	Conditions	20
	4.2.	Undertakings in Relation to a Prohibitive Order	23
	4.3.	Termination or Waiver	24
	4.4.	Regulatory Termination Fee	24

5.	PRE-COMPLETION OBLIGATIONS		25

	5.1.	Group Conduct of Business up to Completion	25
	5.2.	Purchaser Conduct of Business up to Completion	28
	5.3.	Transitional Services Agreement	30
	5.4.	Group Separation	31
	5.5.	Termination of Intra-Group Contracts	31
	5.6.	Cooperation Relating to Purchaser’s Debt Financing	32
	5.7.	Cooperation Relating to Anti-Money Laundering	33
	5.8.	Release of Vendor Guarantees	33
	5.9.	Employee Matters	33
	5.10.	Cooperation Relating to Third Party Consents	35
	5.11.	Vendor’s Cooperation and Access	36

6.	COMPLETION		36

	6.1.	Completion Date	36
	6.2.	Actions and Deliveries	37

7.	POST-COMPLETION OBLIGATIONS		39

	7.1.	Access to Books and Records	39
	7.2.	Insurance	40
	7.3.	Unblocking License to Intellectual Property	40
	7.4.	No use by Purchaser Group of the Lhoist designation	41

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	7.5.	Former and Current Directors and Officers of the Group Companies	42
	7.6.	Tax Matters	42
	7.7.	Wrong-Pocket	43

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		45

	8.1.	Organization, Authority and Validity, No Conflicts	45
	8.2.	Financing of the Transaction	46
	8.3.	Due diligence	49

9.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR		49

	9.1.	Vendor Representations and Warranties	49
	9.2.	Exclusive Representations and Warranties	50

10.	REFUND BY THE VENDOR		50

	10.1.	Refund	50
	10.2.	Limits On Claims	51
	10.3.	Calculation of the Loss	52
	10.4.	Exclusions	53
	10.5.	Alternative and Subsequent Recovery	54
	10.6.	Conduct of Third Party Claims	54
	10.7.	Payment	55
	10.8.	Duty to Mitigate	56
	10.9.	W&I Insurance Policy	56
	10.10.	Vendor Access	58

11.	ADVISORS		58

12.	CONFIDENTIALITY AND ANNOUNCEMENTS		58

13.	FURTHER ASSURANCE		60

14.	SANCTIONS FOR NON PERFORMANCE		60

15.	ENTIRE AGREEMENT		61

16.	POST-COMPLETION EFFECT OF AGREEMENT		61

17.	WAIVER AND VARIATION – Hardship		61

18.	INVALIDITY		62

19.	ASSIGNMENT		62

20.	PAYMENTS		63

21.	NOTICES		64

22.	COSTS		65

23.	GOVERNING LAW AND JURISDICTION		66

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24.	LENDER RELATED PARTIES	66

Schedule 1 Enterprise Value to Equity Bridge
Schedule 2 IP License Agreements
Schedule 3 Registration Rights Agreement
Schedule 4 Agreed form statement regarding the absence of claims
Schedule 5 Written W&I Statement
Schedule 6 Non-Compete and No-Hire Agreement
Schedule 7 Shareholders’ Agreement
Schedule 8 Separation Actions
Schedule 9 Specific Employees
Schedule 10 Vendor Warranties
Schedule 11 Disclosure Schedules
Schedule 12 Purchaser Disclosure Schedules

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BETWEEN

(1)	LNA Holding SRL, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is at 28, rue Charles Dubois, 1342 Ottignies-Louvain-la-Neuve, Belgium, and registered under number BE 0642 973 606;

(the Vendor)

(2)	Martin Marietta Materials, Inc., a North Carolina corporation, whose registered office is at 4123 Parklake Avenue, Raleigh, North Carolina 27612, United States;

(the Purchaser)

The Vendor and the Purchaser being hereinafter collectively referred to as the Parties and individually as a Party.

WHEREAS

(A)	Lhoist North America, Inc., a Delaware corporation, whose registered office is at 5600 Clearfork Main Street, Ste. 300, Fort Worth, TX 76109, United States, registered under number 2837755 (the Company), is a direct and wholly owned subsidiary of the Vendor.

(B)	The Group (as defined below) is engaged in the business of lime, dolomitic lime, limestone- and dolomitic stone-based industrial minerals and products, and aggregates in North America, including the production, distribution, marketing and sale thereof (the Business).

(C)	The Vendor owns all of the ordinary shares of the Company, representing 100% of the share capital and voting rights of the Company on a fully diluted basis (the Securities).

(D)	The Purchaser has expressed an interest in acquiring all of the Securities and has been selected after a competitive open bid process. During this process, the Purchaser and its advisors have performed extensive due diligence on the Group Companies, including through the review of information provided in the Data Room, attendance at various management presentations and expert sessions, and have had access to certain reports including with respect to specific accounting, financial, legal, tax, employment, environmental and operational matters concerning the Group Companies (as defined below).

(E)	The Parties have therefore decided to enter into this Agreement which sets out the terms and conditions pursuant to which the Vendor shall transfer to the Purchaser, and the Purchaser shall acquire from the Vendor, all the Securities in accordance with the terms and subject to the conditions of this Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In the Agreement, in addition to the definitions set out in Schedule 10 (Vendor Warranties):

Accounts means the audited consolidated accounts of the Company (including the consolidated balance sheet, statement of income, statement of comprehensive income, statement of equity, statement of cash flows and the notes thereto) as at 31 December 2025, as set out in the Disclosed Information.

Additional Amount means an amount equal to $1,213,051 for each calendar day elapsed between the date immediately following the Locked Box Date (inclusive) and the Completion Date (inclusive).

Affiliate means, in relation to a person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person, in each case from time to time.

Agreed Form means, in relation to a document, a document the terms of which have been approved by the Parties and a copy of which has been identified as such by or on behalf of the Vendor and the Purchaser.

Agreement means this securities sale agreement and each of its schedules, as such agreement and such schedules may be amended from time to time.

AML Regulations means, in respect of any person or entity, the applicable Laws, record keeping, reporting requirements and due diligence measures against money laundering and the financing of terrorism applicable to that person or entity.

Authority means any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether international, supranational, national, federal, state or regional or local and any subdivision, department or branch of any of the foregoing.

Base Amount means an amount equal to $6,109,241,272

Business has the meaning given in Recital (B).

Business Asset has the meaning given in Clause 7.7(a).

Business Day means a day (other than a Saturday or Sunday) on which banks and financial markets are open in Brussels (Belgium) and in North Carolina (United States).

Business Vendor Warranties means the Vendor Warranties other than the Fundamental Vendor Warranties.

Claim means any claim by the Purchaser for the payment of a Refund in accordance with Clause 10.

Code means the Internal Revenue Code of 1986, as amended.

Company has the meaning given in Recital (A).

Completion means completion of the Transaction in accordance with Clause 6.

Completion Date has the meaning given in Clause 6.1.

Completion Payments has the meaning given in Clause 3.5.

Compliant means, with respect to the Required Information, that (a) such Required Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which the Required Information was provided, not materially misleading (it being understood that the Required Information shall be assessed after giving effect to all supplements, updates and amendments thereto delivered on or prior to the date of determination); provided that no determination that the Required Information is not Compliant shall be made on the basis of (x) any projections, estimates, forward-looking statements, pro forma financial information or other information of a type not customarily included in the Required Information, or (y) any information relating to the Purchaser, any member of the Purchaser Group, the Financing sources or any Financing; (b) the independent auditors for the Group have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information (unless a new unqualified audit opinion has been received in respect thereof from a nationally recognized independent registered accounting firm (so long as such new audit opinion is not subsequently withdrawn)); (c) such Required Information is of a date sufficient to permit (i) the consummation of a customary offering of debt securities pursuant to a short-form registration statement on Form S-3ASR under the Securities Act using such Required Information; and (ii) the Lender Related Parties to receive customary comfort letters from the independent auditors for the Group on the financial statements and financial information contained in any offering document and provided by the Group, including as to customary negative assurances and change period, in order to consummate any offering of debt securities.

Conditions means the conditions precedent set out in Clause 4.1(a).

Confidential Information has the meaning given in Clause 12(b).

Confidentiality Agreements means (a) the confidentiality agreement entered into between the Purchaser (as “Recipient”) and FGI (as “Disclosing Party”) on 30 May 2026 and (b) the confidentiality agreement entered into between FGI (as “Recipient”) and the Purchaser (as “Disclosing Party”) on 12 June 2026.

Consent means notices to, filings with, or authorizations, acknowledgments, consents or approvals of any Third Party or Authority.

Consideration has the meaning given in Clause 3.1(a).

Consideration Cash means the portion of the Consideration payable at Completion by the Purchaser to the Vendor in cash and equal to the Base Amount plus the Additional Amount.

Consideration Shares means the portion of the Consideration to be issued at Completion by the Purchaser to the Vendor equal to 10,953,543 shares of validly issued, fully paid and non-assessable shares of common stock, free from any Encumbrance (other than Encumbrances arising under the Shareholders’ Agreement or the Registration Rights Agreement), par value $0.01 per share, of the Purchaser (the Purchaser Common Stock).

Constitutional Documents means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

Continuation Period has the meaning given in Clause 5.9(c).

Data Room means the information made available to the Purchaser from 9 June 2026 to 26 June 2026 in the data room located on a server hosted by Intralinks and the related “questions and answers” provided to and answered by the management of the Group or its advisors, which has been copied onto one USB key of which a copy has been provided to the Purchaser on or around the date hereof and a copy of which is retained by the Vendor.

Debt Commitment Letter has the meaning given in Clause 8.2(b).

Debt Fee Letters has the meaning given in Clause 8.2(b).

Debt Financing Agreements has the meaning given in Clause 24.

Debt Financing Arrangements has the meaning given in Clause 8.2(b).

Disclosed Information means any information made available to the Purchaser and/or its Representatives (or some of them) in:

(a)	this Agreement (including the Disclosure Schedules) and any Transaction Document;

(b)	the Data Room;

(c)	the Information Memorandum;

(d)	the Vendor Due Diligence Reports; or

(e)	the presentations and expert sessions made to the Purchaser (to the extent made in writing) by the management of the Group on 18 June 2026 (Business Plan, Information Technology, Geology, Environment, Tax and Legal), 19 June 2026 (Business Plan, Human Resources, Operations and Geology) and 22 June 2026 (Enterprise Value – Equity Value Bridge) or through the “questions and answers” process performed by the Purchaser (to the extent performed in writing) prior to the date of the Agreement.

Disclosure Schedules means the disclosure schedules reproduced in Schedule 11 (Disclosure Schedules), which set out those facts, matters, events and/or circumstances which, as at the date of this Agreement, are disclosed against or which otherwise qualify certain Vendor Warranties given by the Vendor and other covenants set forth herein.

Disqualified Individual has the meaning given in Clause 5.9(f).

Dolomies et Chaux means Dolomies et Chaux S.A., a société anonyme organized under the laws of Luxembourg, whose registered office is at Stümper 7, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg register under number B58523.

Encumbrance means any security interest, mortgage, deed of trust, charge, pledge, lien, claim, guarantee, assignment or fiducie by way of security, real or personal right or other limitation of any kind restricting the right of disposal, ownership, transfer or assignment of an asset (including any right to acquire, option, tag along, drag along, preference, first offer, first refusal or pre-emption right), except if imposed by applicable Law.

Enforceability Exceptions means, collectively, (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity.

Enterprise Value to Equity Bridge means the enterprise value to equity bridge attached hereto as Schedule 1 (Enterprise Value to Equity Bridge) in the Agreed Form.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Existing Encumbrances means the Encumbrances, if any, under the Existing Facilities.

Existing Facilities means (a) the $272,124,738 aggregate principal amount of Series B-2032 senior notes due 31 March 2032 issued pursuant to the note purchase agreement (the Note Purchase Agreement) dated 31 March 2022 (as amended by the amendment agreement dated 1st May 2023) between Rheinkalk Holding GmbH (as euro issuer), the Company (as dollar issuer), Lhoist S.A. (as parent) and the purchasers listed therein and (b) the €280,000,000 aggregate principal amount of Facility A1 due 29 November 2026 and the €400,000,000 aggregate principal amount of Revolving Facility due 1st December 2026 pursuant to the senior term and revolving facilities agreement dated 1st December 2021 made between Lhoist S.A., together with several subsidiaries acting as borrowers or guarantors under the different facilities, and a pool of lenders comprising BNP Paribas Fortis NV/SA (as Arranger, Agent and Lender), Commerzbank AG (Frankfurt/Luxembourg branches), and ING Belgium NV/SA, as amended from time to time (the SFA).

Existing Finance Parties mean, with respect to any Existing Facility, the lenders or noteholders party to such Existing Facility.

Existing Indebtedness means all outstanding and unpaid amounts owed directly by the Group Companies (as borrower or issuer thereunder, as applicable), pursuant to, or in connection with, the Existing Facilities (in principal, interest, penalties and any other sums and including, without limitation, all breakage costs due in connection with the voluntary or mandatory prepayment of the Existing Facilities).

Extended Long Stop Date means 31 March 2027 or such later date, if applicable, set forth in Section 1.1(a) of the Purchaser Disclosure Schedules.

Fairly Disclosed means disclosed in the Disclosed Information with sufficient detail to enable a reasonably diligent professional investor, assuming with the assistance of professional advisors, to make a reasonably informed assessment of the nature and scope of the fact, event, information or matter concerned (including the existence of the risk and the extent of its reasonably foreseeable consequences) and of its likely impact on the Group Companies.

FGI means Financière de Gestions Internationales SCA, a société en commandite par actions incorporated and existing under the laws of Luxembourg, having its registered office at rue Stümper 7, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with Luxembourg register under number B 99 452.

Financing has the meaning given in Clause 5.6.

Fundamental Vendor Warranties means the Vendor Warranties in Clauses 2 (Capacity and Authority), 3 (Title to the Securities), 4 (Group Structure and Corporate Matters but solely to the extent relating to the Material Group Companies), 5 (Insolvency), 23 (Relationships with the Vendor) and 27 (Broker Fees) of Schedule 10 (Vendor Warranties).

Fundamental W&I Cap has the meaning given in Clause 10.2(a)(ii).

Group or Group Companies means the Company and the direct and indirect subsidiaries (and any other entity) controlled by the Company from time to time, and Group Company means any of the Group Companies.

Group Company Service Provider means any current or former director, officer, partner, employee, independent contractor or other individual service provider of the Vendor or any of its Affiliates, including any Group Company, who is primarily dedicated to the Business.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

ICC Rules has the meaning given in Clause 23(b).

Information Memorandum means the information memorandum dated May 2026 prepared by (i) BNP Paribas, (ii) J.P. Morgan, and (iii) Rothschild & Co in connection with the Transaction as set forth in document #2.1.1 of the Data Room.

Insurance Claims has the meaning given in Clause 7.2.

Intercompany Loan means all outstanding and unpaid amounts owed as at the Completion Date (in principal, interest, penalties and any other sums) by the Company to Dolomies et Chaux, pursuant to the terms of (as in effect as of the date of the Agreement and Fairly Disclosed):

(a)	the intercompany loan agreement dated 16 March 2023 entered into between Dolomies et Chaux and the Company;

(b)	the intercompany loan agreement dated 10 April 2024 entered into between Dolomies et Chaux and the Company; and

(c)	the intercompany loan agreement dated 17 July 2025 entered into between Dolomies et Chaux and the Company.

IP License Agreements means the following license agreements to be entered into between the Company and LRD on the Completion Date:

(a)	a reciprocal license agreement between the Company and LRD, each granting the other party a license to use, develop and exploit the Intellectual Property arising from the following patent applications: (i) “Calcium-Based Compositions and Methods for PFAS Destruction” – filed by the Company in May 2025 in the United States, and (ii) “a Process for Capturing PFAS Compounds from an Industrial Flue Gas Stream” – filed by LRD in December 2025 in Europe;

(b)	a license agreement from the Company to LRD granting LRD a license to use, develop and exploit the Intellectual Property arising from the following patent applications: (i) “Hydrated Lime for Carbon Capture (Moisture Retention)” – filed by the Company in April 2025 in the United States of America; (ii) “Wet Calcium Looping for Carbon Capture” – filed by the Company in June 2025 in the United States of America; and

(iii) “Energy Integration of Direct Air Capture in Lime Plant” – filed by the Company in November 2025 in the United States of America;

(c)	a license agreement from LRD to the Company granting the Company a license to manufacture, promote, use and sell the product (as defined in the license), replacing and restating a prior license agreement entered into between the same parties on 1st October 2016; and

(d)	a license agreement from LRD to the Company granting the Company a license to manufacture, promote, use and sell the product (as defined in the license), replacing and restating a prior license agreement entered into between the same parties on 17 October 2024, in each case attached hereto as Schedule 2 (IP License Agreements) in the Agreed Form.

Knowledge of the Vendor means the actual knowledge, by the Vendor, after it has made reasonable enquiries with the Management.

Laws means all applicable legislation, statutes, transposed directives, regulations, decrees, ordinances, instruments, codes and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational authorities, rules of common law and equity and all civil or other codes and all judgments, decisions, orders, directives, recommendations, circulars, standards of any Authority, including any judicial or administrative interpretation thereof.

Leakage means any of the following when made or incurred (in each case, to the extent ultimately paid) by any Group Company between the Locked Box Date (excluded) and Completion (inclusive):

(a)	any dividend or other distribution (whether in cash or in kind) declared (to the extent ultimately paid) or paid to any Vendor Group Company;

(b)	the repurchase, repayment or redemption to any Vendor Group Company in respect of any share capital, securities or shareholder loan;

(c)	any cash interest paid or payable (to the extent ultimately paid) to any Vendor Group Company with respect to a shareholder loan or securities owned by such Vendor Group Company;

(d)	any management, consulting, advisory or similar fees paid or payable (to the extent ultimately paid) to any Vendor Group Company;

(e)	any amount paid or payable (to the extent ultimately paid) to any Vendor Group Company (i) outside the Ordinary Course of Business or (ii) otherwise than on arm’s-length terms, regardless of whether in the Ordinary Course of Business;

(f)	any payments (whether in cash or in kind) to or for the benefit of any Vendor Service Provider, including any payment made or payable (to the extent ultimately paid) to such a person in their capacity as a director, employee or consultant, including any director’s fees or benefits, employee remuneration, benefits or incentive arrangement, consultant’s fees or director’s, employee’s or consultant’s expenses, and for the avoidance of doubt excluding payments made in the Ordinary Course of Business to Vendor Service Providers to the extent reasonably allocable to services provided by them to the Business;

(g)	the (i) sale, purchase, transfer or disposal of any asset to any Vendor Group Company for a value lower than fair market value or otherwise than in the Ordinary Course of Business (in which case the Leakage will be equal to the difference between the fair market value and the actual transfer price) or (ii) the acquisition of any asset from any Vendor Group Company for a value higher than fair market value or otherwise than in the Ordinary Course of Business (in which case the Leakage will be equal to the difference between the fair market value and the actual transfer price);

(h)	any transaction, retention, severance or change in control bonus or amounts paid or payable (to the extent ultimately paid) by the Group Companies to any Group Company Service Provider or Vendor Service Provider triggered solely by the consummation of the Transaction (but excluding any “double trigger” payments or bonuses or payments triggered, in part or in whole, by action taken by any member of the Purchaser Group at or after Completion);

(i)	any fees paid or payable (to the extent ultimately paid) to any professional advisor appointed by any Vendor Group Company or any Group Company in connection with the negotiation, execution, performance or consummation of the Agreement or any other Transaction Document in respect of services rendered through Completion (inclusive);

(j)	the forgiveness, cancellation, release, waiver, reduction or discount of any debt owed by any Vendor Group Company or of any claim outstanding against any Vendor Group Company;

(k)	any liabilities owed to a Third Party that are assumed, guaranteed, secured, increased, accelerated, settled, discharged, indemnified or otherwise incurred by a Group Company for the benefit of any Vendor Group Company;

(l)	the applicable Make-Whole Amount (as defined in the Note Purchase Agreement) payable by the Group Companies (or by Purchaser on behalf of the Group Companies) pursuant to Section 8.2 of the Note Purchase Agreement on the Completion Date;

(m)	any arrangement or commitment by any Group Company to do any of the matters or actions set out in paragraphs (a) to (l) above that remains in full force and effect at Completion; and

(n)	any Taxes of any Group Company, including the employer-portion of any payroll Taxes, arising or incurred in respect of any of the above;

in each case other than (i) a Permitted Leakage or (ii) any amount already taken into account in the calculation of the Consideration Cash by virtue of having been specifically identified in the Enterprise Value to Equity Bridge.

Lender Related Parties means persons (including each lender, agent and arranger) that have committed to provide or arrange, or have entered into definitive agreements related to, the Purchaser’s Debt Financing or any other financing of the Transaction, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

Lhoist Designation has the meaning given in Clause 7.4.

Lhoist Designation Materials has the meaning given in Clause 7.4.

Lhoist Services Agreement means the Lhoist Services Agreement entered into between, inter alia, Lhoist S.A. and the Company with an effective date on 1st January 2024.

Lien Release Documents means with respect to any Existing Encumbrances, customary lien release documentation, including, as required under applicable Law and customary in the applicable jurisdiction, original, wet-ink, duly executed and notarized releases, discharges or satisfactions of each applicable security instrument, including releases of mortgages and deeds of trust, terminations of UCC-1 financing statements, and any other termination instruments or statements reasonably required to discharge such Existing Encumbrances, in each case, in proper form for recording or filing in the applicable county, land or other recording office; it being understood that the obligations of the Vendor and the Group Companies in respect of any Lien Release Documents shall be limited to those documents that are in the form customarily provided by, and that are obtainable using reasonable best efforts from, the applicable Existing Finance Parties (or their respective administrative, security or collateral agents) in the relevant jurisdiction.

Locked Box Date means 31 December 2025.

Long Stop Date means 31 October 2026 at noon or such later date as may be agreed in writing by the Vendor and the Purchaser prior to such date.

Loss means any direct actual and foreseeable damage (préjudice direct certain et prévisible) suffered or incurred by the Purchaser and its Affiliates, including, inter alia, (i) any loss or decrease of carry-back or carry-forward Tax losses or Tax credits, (ii) any penalties, costs, late payment interest, fines, and (iii) any reasonable and documented out-of-pocket fees and expenses of any lawyers, advisers or experts in relation therewith; provided, however, that Loss shall not include losses which are (x) punitive, special, incidental, or (y) other than to the extent such losses are reasonably foreseeable, consequential or losses calculated based upon lost profits, loss in value or multiple of earnings, and any claim or cause of action requesting or claiming such losses is specifically waived and barred.

LRD means Lhoist Recherche et Développement S.A., a société anonyme organized under the laws of Belgium, whose registered office is at 28, rue Charles Dubois, 1342 Ottignies-Louvain-la-Neuve, Belgium, registered with the Belgian register under number 0434971655.

LRD LNA License Agreement means the license agreement entered into between LRD and the Company in relation with Sorbacal SPx and Hydratex with an effective date on 1st October 2016.

LRD LNAT License Agreement means the license agreement entered into between LRD and Lhoist North America of Texas LLC in relation with SLS45X with an effective date on 1st January 2024.

LRD Services Agreement means the LRD Services Agreement entered into between, inter alia, LRD and the Company with an effective date on 1st January 2024.

Non-Compete and No-Hire Agreement means the non-compete and no-hire agreement to be entered into between FGI and the Purchaser on the Completion Date, which is attached hereto as Schedule 6 (Non-Compete and No-Hire Agreement) in the Agreed Form.

NYSE means the New York Stock Exchange.

Ordinary Course of Business means the management by the Group Companies of their operations in the normal course of business over the past 12 months prior to the date hereof and consistent with past practices in all material respects.

Parties has the meaning set forth in the description of the parties to this Agreement.

Payment Bank Account Details means, in relation to any payment to be made under or pursuant to the Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee.

Permitted Commitment Reduction has the meaning given to it in Clause 8.2(d).

Permitted Leakage means any of the following when made or incurred by any Group Company:

(a)	any amount or liability incurred or paid, or agreed to be paid or payable, whether in cash or in kind, in respect of compensation (fixed or variable), remuneration, salaries, pension contributions, fees, performance or other bonuses or other reimbursements, benefits, incentive arrangements or expenses due to any Group Company Service Provider or any Vendor Service Provider (to the extent reasonably allocable to services provided by them to the Business) in the ordinary course of their employment, mandate or activity, in each case to the extent unconnected with the Transaction or not triggered solely by Completion of the Transaction;

(b)	any amount paid, or agreed to be paid or payable, in respect of directors’ or legal representatives’ fees and expenses to directors, managers, corporate officers or members of a board of directors, supervisory board or any management body of any Group Company in the ordinary course of their duties, in each case to the extent unconnected with the Transaction;

(c)	any transaction bonus payable by the Group Companies to any Group Company Service Provider in connection with the consummation of the Transaction in accordance with the documents provided in the Data Room in relation thereto, up to the aggregate amount set out in the Enterprise Value to Equity Bridge;

(d)	any amount, Taxes or liability incurred or paid, or agreed to be paid or payable (including any duly invoiced fees and expenses to any professional advisor), in connection with any matter undertaken by or on behalf of any Group Company (i) at the written request or with the written agreement of the Purchaser (including in accordance with Clause 5.1(c)), or (ii) to the extent accounted for or provisioned in the Accounts or otherwise reflected in the calculation of the Consideration by virtue of having been specifically identified in the Enterprise Value to Equity Bridge;

(e)	any payments that are (x) in the Ordinary Course of Business and (y) on an arm’s-length basis to the Vendor Group Companies, including those required in accordance with the terms of the following agreements (as in effect as of the date of the Agreement and provided such agreements have been Fairly Disclosed prior to the date hereof):

(i)	any payment of service fee or other payments due under the LRD Services Agreement and the Lhoist Services Agreement;

(ii)	any payment of interest on the Intercompany Loan;

(iii)	any payment of royalties, fees or other payments due under the LRD LNA License Agreement and the LRD LNAT License Agreement; and

(iv)	any payment of commitment fees payable to the lenders under the SFA by Lhoist S.A. and recharged to the Group Companies as authorized borrowers under the relevant revolving facility.

(f)	any payment required by, or any liability incurred directly by a Group Company as borrower or issuer thereunder, as applicable, pursuant to the terms of, the Existing Facilities (as in effect as of the date of the Agreement and Fairly Disclosed prior to the date hereof), including in connection with the repayment of the Existing Indebtedness and the release of the Existing Encumbrances (provided that the payment of any Make-Whole Amount contemplated by paragraph (l) of the definition of “Leakage” shall be considered Leakage);

(g)	the repayment of the Intercompany Loan (including the payment of any interest accrued on the Intercompany Loan);

(h)	the payment by the Company to the Vendor of a dividend in the amount of $125,000,000, made on 31 March 2026, as specifically identified in the Enterprise Value to Equity Bridge;

(i)	any arrangement or commitment by any Group Company to do any of the matters or actions set out in paragraphs (a) to (h) above; and

(j)	any Taxes arising or incurred in respect of any of the above.

Phantom Share Plans means the “Lhoist Group EMT Phantom Stock Program” and the “Lhoist Group Phantom Stock Program”.

Pre-Completion Notice has the meaning given in Clause 3.4.

Prohibitive Order has the meaning given in Clause 4.1(a).

Purchaser has the meaning given in the description of the Parties to the Agreement.

Purchaser Disclosure Schedules means the disclosure schedules reproduced in Schedule 12 (Purchaser Disclosure Schedules), which set out those facts, matters, events and/or circumstances which, as at the date of this Agreement, are disclosed against or which otherwise qualify certain Purchaser Warranties and other covenants set forth herein.

Purchaser ESPP means the “Martin Marietta Materials, Inc. 2025 Employee Stock Purchase Plan”.

Purchaser Group means the Purchaser and each of its Affiliates (including, for the avoidance of doubt, the Group Companies from Completion) and Purchaser Group Member means any one of them.

Purchaser Retained Licensed Intellectual Property has the meaning set out in Clause 7.3.

Purchaser Warranties means the representations and warranties of the Purchaser set out in Clause 8.

Purchaser’s Debt Financing means the debt financing committed pursuant to the Debt Financing Arrangements as at the date of this Agreement (as the same may be replaced or substituted with Substitute Debt Financing in accordance with Clause 8.2).

Refund has the meaning given in Clause 10.

Registration Rights Agreement means the registration rights agreement to be entered into between the Vendor and the Purchaser on the Completion Date attached hereto as Schedule 3 (Registration Rights Agreement) in the Agreed Form.

Regulatory Authorities means the Authorities set forth in Section 1.1(a) of the Purchaser Disclosure Schedules, from which a Regulatory Clearance must be obtained by either the Vendor or the Purchaser (to the exclusion of any other) before Completion, based on the assessments made by the Vendor, the Purchaser and their respective legal advisors.

Regulatory Clearance means the decisions (including a declaration of lack of authority), whether or not subject to any conditions, by any relevant Regulatory Authority authorizing the Transaction (and including, for the avoidance of doubt, the issuance of the Consideration Shares) and not withholding Completion, or the expiry of the applicable waiting period where such an expiry is deemed to be an authorization under applicable Law.

Regulatory Laws means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition, including the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of the United States.

Regulatory Termination Fee has the meaning given in Clause 4.4(a).

Remedial Action has the meaning given in Clause 4.1(e).

Representatives means, in relation to a Party, its Affiliates and its and their respective directors, officers, employees, agents, auditors, consultants and advisors.

Required Amount has the meaning given in Clause 8.2(a).

Required Information means (a) an audited consolidated balance sheet of the Group as of the end of, and the related audited consolidated statements of income, comprehensive income, equity and cash flows of the Group for, (i) the fiscal years ended 31 December 2025 and 31 December 2024 and (ii) each subsequent fiscal year ending at least 60 calendar days prior to the Completion Date, in each case setting forth in comparative form the figures for the previous fiscal year, and in each case prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP), audited in accordance with auditing standards generally accepted in the United States and accompanied by an unqualified opinion of the Group’s independent public accounting firm, (b) an unaudited condensed consolidated balance sheet of the Group as of the end of, and the related unaudited condensed consolidated statements of income, comprehensive income, equity and cash flows of the Group for, (i) the fiscal quarter ended 31 March 2026 and (ii) each subsequent interim period (other than the fourth fiscal quarter of any fiscal year) ending at least 45 calendar days prior to the Completion Date, in each case setting forth in comparative form the figures for the corresponding period in the prior fiscal year, and in each case prepared in accordance with U.S. GAAP and reviewed by the Group’s independent public accounting firm as provided in the Statement on Auditing Standards No. 100 (Interim Financial Information) issued by the AICPA Auditing Standards Board and (c) all other financial and other pertinent information of the Group that is usual and customary and is reasonably requested by the Purchaser in writing (i) to permit the Purchaser to prepare pro forma financial statements in accordance with Regulation S-X under the Securities Act or (ii) of the type required by Regulation S-X or Regulation S-K under the Securities Act for an offering of non-convertible debt securities pursuant to a short-form registration statement on Form S-3ASR under the Securities Act; provided that the Required Information shall not include, and nothing in this Agreement shall require the Vendor or any Group Company to provide, (A) any pro forma financial statements or pro forma adjustments, projections, forward-looking statements or risk factors, (B) any description of, or other information relating to, the Purchaser’s Debt Financing, the Purchaser, any member of the Purchaser Group or the Financing sources, (C) any information required by Item 402 of Regulation S-K or any other executive compensation or related-party disclosure, (D) any financial statements or information that is not customarily available to the Group or that would be required to be prepared on a basis different from the Group’s historical financial statements (including any separate, standalone or carve-out financial statements of any Subsidiary, division, business unit or segment, or any adjustment to conform to the Purchaser’s accounting policies or to reconcile to any accounting principles other than U.S. GAAP) (other than “EBITDA” and “Adjusted EBITDA” for the Group, in each case only to the extent the components thereof are already prepared by the Group in the ordinary course of its financial accounting practices), or (E) other than information specifically identified in clause (a), (b) and (c) of this definition, any financial or other information to the extent not reasonably available to the Group or that cannot be generated or prepared without undue cost or expense using the Group’s commercially reasonable efforts.

Retained Asset has the meaning given in Clause 7.7(c).

Retained Business means any activity other than the Business, operated by any Vendor Group Company.

SEC means the U.S. Securities and Exchange Commission.

Securities has the meaning given in Recital (C).

Securities Act means the Securities Act of 1933, as amended.

Separation Actions has the meaning given in Clause 5.4(a).

Shareholders’ Agreement means the shareholders’ agreement governing the rights and obligations of the Vendor as a shareholder of the Purchaser to be entered into by the Vendor and the Purchaser, and solely for the purposes of Section 5 of the Shareholders’ Agreement, FGI, on the Completion Date attached hereto as Schedule 7 (Shareholders’ Agreement) in the Agreed Form.

Substitute Debt Financing has the meaning given in Clause 8.2(d).

Substitute Debt Financing Arrangements has the meaning given in Clause 8.2(d).

Surviving Provisions means the provisions of Clauses 1, 4.3 and 11 to 23, which shall survive any termination of the Agreement.

Tax(es) means any and all federal, state, local or non-U.S. taxes, duties, levies, assessments or charges, in each case, in the nature of a tax, including, without limitation, income, alternative or add-on minimum, gross receipts, payroll, employment, franchise, sales, use, withholding, property, stamp, value added, customs and excise, employment and payroll, imposed by any Authority, and any related fines, charges, interest or penalties.

Tax Authority means any Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

Tax Benefit means the amount of any cash Tax saved by a Group Company as a result of:

(a)	any allowance, credit, relief, reduction, deduction, exemption or set-off from or against or in respect of Tax or relevant to the computation of any income, profits, gains or basis for the purposes of any Tax, including, for the avoidance of doubt, any creation or increase of carried back or forward Tax losses for any Group Company or for any tax consolidated group or fiscal unity to which any Group Company belongs; and/or

(b)	any right to a repayment of or saving of Tax;

it being specified that any reference to the use or set-off of a Tax Benefit shall be construed accordingly.

Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

Terminated Intra-Group Contracts has the meaning given in Clause 5.5(a).

Third Party means any person that is not a Party nor an Affiliate to a Party.

Third Party Claim has the meaning given in Clause 10.6(a).

Transaction means the sale and purchase of the Securities by the Vendor to the Purchaser in accordance and subject to the terms and conditions of this Agreement.

Transaction Documents means this Agreement (including its Schedules), the Registration Rights Agreement, the Shareholders’ Agreement, the Transitional Services Agreement, the IP License Agreements, the Non-Compete and No-Hire Agreement, and any other documents entered into by the Vendor, the Purchaser and/or any of their respective Affiliates in connection with the Transaction, as each of such agreements may be amended from time to time in accordance with their terms and Transaction Document means any one of them.

Transitional Services Agreement means the transitional services agreement to be entered into between the Purchaser, certain Group Companies and certain Vendor Group Companies on the Completion Date which shall be agreed and negotiated in good faith in accordance with the provisions of Clause 5.3.

Treasury Regulations means the U.S. Treasury Regulations promulgated under the Code.

Vendor has the meaning given in the description of the Parties.

Vendor Due Diligence Reports means due diligence reports relating to the Group issued on behalf of the Vendor:

(a)	on 28 May 2026 by PwC with respect to finance and business plan modeling matters;

(b)	on 29 March 2026 by Strategy& with respect to IT matters;

(c)	on 5 June 2026 by PwC with respect to tax matters;

(d)	on 29 May 2026 and 5 June 2026 by PwC with respect to legal matters;

(e)	on 29 May 2026 by PwC with respect to labour matters;

(f)	on 29 May 2026 by A&M with respect to operation matters;

(g)	in May 2026 by ERM with respect to environmental matters;

(h)	on 28 May 2026 by Howden with respect to insurance; and

(i)	on 9 June 2026 by SLR with respect to reserve and resource.

Vendor Group means the Vendor and any of its Affiliates, from time to time (but excluding, for the avoidance of doubt, the Group Companies).

Vendor Group Company means any member of the Vendor Group.

Vendor Group Insurance Policies means the insurance policies covering, in whole or in part, any of the Group Companies, their activities, employees, directors, officers or assets, the benefit of which is conditional upon being an Affiliate of the Vendor.

Vendor Guarantees means the undertaking of any nature (including bank guarantees, comfort letters) given by any member of the Vendor Group to cover the liabilities of any of the Group Companies.

Vendor Retained Licensed Intellectual Property has the meaning set out in Clause 7.3.

Vendor Service Provider means any current or former director, officer, partner or employee of the Vendor or any of its Affiliates, including any Group Company, other than any Group Company Service Provider.

Vendor Warranties means the representations and warranties of the Vendor set out in Schedule 10 (Vendor Warranties).

W&I Insurance Policy has the meaning set out in Clause 10.9.

W&I Insurer means the insurer(s) under the W&I Insurance Policy.

Written W&I Statement has the meaning given in Clause 6.2(a).

1.2.	Interpretation

(a)	In the Agreement, unless the context otherwise requires:

(i)	“control” has the meaning given to it by article L. 233-3 of the French Commercial Code, it being agreed that the managing company of an investment fund shall be deemed to have control over such investment fund;

(ii)	except if otherwise specified, references to clauses and schedules are references to Clauses of and Schedules to the Agreement, references to paragraphs are references to paragraphs of the Clause or the Schedule in which the reference appears and references to the Agreement include the Schedules;

(iii)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(iv)	references to a “Party” means a party to the Agreement and includes its successors in title, personal representatives and permitted assignees;

(v)	references to a “person” includes any individual, partnership, company, association, trust, union or organization, public or private, in each case whether or not having separate legal personality, and including any Authority;

(vi)	references to a “company” includes any company, corporation or other body corporate irrespective of its legal form, wherever and however incorporated or established;

(vii)	(A) references to “EUR”, “euros”, or “€” are references to the lawful currency from time to time of France and (B) references to “USD”, “dollars”, or “$” are references to the lawful currency from time to time of the United States;

(viii)	references to times of the day are to Brussels time unless otherwise stated;

(ix)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(x)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(xi)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

(b)	The headings and sub-headings in the Agreement are inserted for convenience only and shall have no legal effect.

(c)	Each of the schedules to the Agreement shall form part of the Agreement.

(d)	References to the Agreement include the Agreement as amended or varied in accordance with its terms.

(e)	To the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of articles 1190 and 1602 of the French Civil Code.

(f)	The provisions of articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” provided herein.

(g)	If a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.

(h)	The phrases “best efforts”, “reasonable efforts”, “best endeavours”, “reasonable endeavours” or “commercially reasonable efforts” shall be interpreted as an “obligation de moyens commercialement raisonnable” under French Law.

(i)	Unless the context requires otherwise, any reference to a statutory provision shall include such provision as it may from time to time be modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement unless such modification, re-enactment or consolidation would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

(j)	Any reference in this Agreement to a “notice” shall be deemed to be a reference to a “written notice” (and the words “notify”, “notified” and “notification” shall be interpreted accordingly).

(k)	Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in dollars and be effected by crediting by wire transfer and in immediately available funds the account specified hereunder on or before the due date of payment.

(l)	Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the relevant date. For the purpose of the foregoing: Conversion Rate means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg two Business Days before the date on which a payment or an assessment is to be made or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted.

2.	SALE OF THE SECURITIES

(a)	On the terms and subject to the conditions set out in the Agreement, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor, all of the Securities, at Completion, free from all Encumbrances, together with all rights attaching to such Securities as at Completion.

(b)	Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of any of the Securities unless the sale and purchase of all the Securities is completed simultaneously.

3.	CONSIDERATION

3.1.	Consideration Cash and Consideration Shares

(a)	The total purchase price for the Securities (the Consideration) shall be an amount equal to the Consideration Cash together with the Consideration Shares.

(b)	The Consideration Shares shall not be subject to any adjustment whatsoever, and solely the Consideration Cash may be subject to adjustment as provided under Clauses 3.2, 10 and 20, as the case may be.

(c)	The Purchaser shall, when issued in accordance with the terms of this Agreement, issue the Consideration Shares to the Vendor either (i) outside the United States in “offshore transactions” in reliance on and in accordance with Regulation S or (ii) otherwise only to sophisticated investors in transactions not involving any “public offering” within the meaning of Section 4(a)(2) of the Securities Act and which are exempt from the registration requirements of the Securities Act.

(d)	The Consideration Shares shall, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable shares of Purchaser Common Stock.

(e)	If, at any time during the period between the date of this Agreement and the Completion Date, the Purchaser should split, reverse split, subdivide, consolidate, combine or otherwise reclassify the Purchaser Common Stock, as applicable, or pay a stock dividend or other stock distribution (with a record date during such period) in the Purchaser Common Stock, or otherwise change the Purchaser Common Stock, as applicable, into any other securities, or make any other such stock dividend or stock distribution (with a record date during such period) in capital stock of the Purchaser in respect of the Purchaser Common Stock, then any number or amount contained herein which is based upon the price or the number or fraction of shares of the Purchaser Common Stock shall be equitably adjusted to provide to the Purchaser and the Vendor the same economic effect as contemplated by this Agreement prior to such split, combination, stock dividend or other stock distribution or change; provided that nothing in this Clause shall be construed to permit the Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2.	Locked Box

(a)	Subject to Completion occurring and provided that the relevant Leakage has not already been taken into account pursuant to Clause 3.2(b), in the event of a Leakage, the Vendor shall repay to the Purchaser on demand on a dollar for dollar basis an amount equal to (i) the amount of such Leakage less (ii) the amount of any actual monetary gain, saving or other benefit, including a Tax Benefit, for or by the Purchaser or any Group Company related to or arising from such Leakage.

(b)	The Vendor shall promptly notify to the Purchaser any Leakage (as may be reduced by the amount of any actual monetary gain, saving or other benefit, including a Tax Benefit, for or by the Purchaser or any Group Company related to or arising from such Leakage) that has occurred, is occurring, or is expected to occur, between the Locked Box Date and the Completion Date. The Vendor shall reflect any and all such Leakage in the Pre-Completion Notice to be delivered to the Purchaser pursuant to Clause 3.4, and such Leakage shall be deducted from the Consideration Cash to be paid by the Purchaser on the Completion Date. For the avoidance of doubt, any failure by the Vendor to comply with its obligations under this Clause 3.2(b) shall not give rise to any liability of the Vendor (other than with respect to repayment of such Leakage pursuant to Clause 3.2(c)).

(c)	Subject to Clause 3.2(b), the Vendor shall have no repayment liability in respect of a Leakage under this Clause 3.2 unless:

(i)	Completion has occurred;

(ii)	a written claim has been notified by the Purchaser to the Vendor with respect to such Leakage within nine months of Completion, provided that such claim shall include sufficient details of the relevant facts and circumstances giving rise to the Leakage, the amount of the alleged Leakage, the category of Leakage concerned by reference to the Leakage definition provided in the Agreement as well as any other available supporting evidence as may reasonably be required to assess the merits of the claim and the computation of the Leakage; and

(iii)	legal proceedings have been validly initiated by the Purchaser in respect of the claim relating to such Leakage (and such proceedings have not been withdrawn or terminated) within six months of the relevant claim being notified in accordance with the above paragraph if such a claim has not been previously satisfied, settled or withdrawn.

(d)	The Purchaser hereby expressly undertakes to notify the Vendor promptly in writing of any Leakage of which it obtains knowledge, and in any event within ten Business Days of the Purchaser becoming aware of such Leakage. Non-compliance by the Purchaser with the provisions of this paragraph (d) shall only operate to limit the liability of the Vendor in relation to the relevant Leakage to the extent that such liability is increased as a result of such non-compliance.

(e)	Any amount payable by the Vendor under this Clause 3.2 shall be treated as a reduction of the Consideration Cash for all Tax, accounting and financial reporting purposes.

(f)	For the avoidance of doubt, (i) the Vendor shall not be liable to reimburse the Purchaser in respect of any Permitted Leakage and (ii) a Leakage may not be repaid more than once to the Purchaser.

(g)	For the avoidance of doubt, the Purchaser acknowledges and agrees that the only remedy available to it against the Vendor Group in connection with a Leakage is contained in this Clause 3.2 and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this Clause 3.2, the Purchaser shall not, and shall procure that the Group Companies shall not, otherwise claim for the payment of the same from the Vendor Group.

3.3.	Repayment of the Existing Indebtedness and of the Intercompany Loan

(a)	No later than on the Completion Date, the Vendor shall cause (i) the repayment by the Group Companies of the full amount of the Existing Indebtedness at no cost for the Vendor or the Purchaser and (ii) the repayment by the Vendor Group Companies of the full amount of any outstanding and unpaid amounts owed directly by the Vendor Group Companies, pursuant to, or in connection with, the Existing Facilities (in principal, interest, penalties and any other sums and including, without limitation, all breakage costs due in connection with the voluntary or mandatory prepayment of amounts owed directly by the Vendor Group under the Existing Facilities) and terminate such facilities. Without limiting Vendor’s obligations set forth in the immediately preceding sentence, if any Existing Indebtedness remains outstanding as of 10 Business Days prior to the anticipated Completion Date, (i) the Vendor shall cooperate with the Purchaser to facilitate the prepayment by the Purchaser of any then-outstanding Existing Indebtedness at Completion, including by preparing and delivering payoff letters to the applicable lender in respect thereof within the time periods and in the form required by the terms of the agreements governing such Existing Indebtedness and (ii) subject to the timely delivery of the payoff letters described in the foregoing clause (i), on the Completion Date, Purchaser shall repay, on behalf of the Group Companies, or cause the repayment by the Group Companies of, the full amount of the then-outstanding Existing Indebtedness.

(b)	On the Completion Date, in addition to the payment of the Consideration, the Purchaser shall repay, on behalf of the Group Companies, or cause the repayment by the Group Companies of the full amount of the Intercompany Loan and following such repayment the Vendor shall bear no liability in respect thereof.

(c)	The Vendor shall, on the Completion Date, deliver to the Purchaser Lien Release Documents and/or resignation agreements and/or other relevant documents fully executed by the relevant Group Companies party thereto and the Existing Finance Parties and/or the respective administrative, security or collateral agents under the Existing Facilities.

(d)	The Vendor shall cause (or cause the relevant Group Companies to cause) the release of the Existing Encumbrances no later than on the Completion Date (including but not limited to, by executing any documentation required to be executed, and by delivering to the relevant parties of relevant documentation including but not limited to repayment notices and Lien Release Documents, to facilitate the same). The Purchaser shall cooperate in good faith with the Vendor to achieve such purpose.

3.4.	Pre-Completion Notice

(a)	No later than seven Business Days prior to the expected Completion Date, the Vendor shall deliver a written notice to the Purchaser (the Pre-Completion Notice), setting forth, along with reasonable supporting documentation:

(i)	(A) the amount of the Additional Amount, (B) the amount of any Leakage that has occurred, or is expected to occur, between the Locked Box Date and the Completion Date and (C) the resulting Consideration Cash payable to the Vendor on the Completion Date subject to the terms and conditions set forth herein;

(ii)	the amount of the Intercompany Loan as at the Completion Date; and

(iii)	the Payment Bank Account Details of the Vendor and each other person to which the Purchaser shall make the Completion Payments.

(b)	The Purchaser agrees that the Vendor shall not be considered in breach of its obligations under this Clause 3.4 in the event where it has failed to send the Pre-Completion Notice to the Purchaser seven Business Days prior to the Completion Date to the extent it could not reasonably have anticipated the Completion Date (provided the Vendor has sent the Pre-Completion Notice as soon as practicable thereafter).

3.5.	Completion Payments

(a)	At Completion, the Purchaser shall:

(i)	pay in full the Consideration Cash to the relevant Payment Bank Account Details specified in the Pre-Completion Notice; and

(ii)	make available to or pay on behalf of the relevant Group Companies the funds necessary for, and cause the Group Companies to complete, the repayment or redemption in full of the Intercompany Loan by wire transfer(s) to the relevant Payment Bank Account Details specified in the Pre-Completion Notice, with value date on the Completion Date;

(together, the Completion Payments).

4.	CONDITIONS TO COMPLETION

4.1.	Conditions

(a)	Completion is subject to the following conditions (the Conditions) being satisfied (or waived in accordance with Clause 4.3(b)) by the Long Stop Date (or the Extended Long Stop Date, as the case may be):

(i)	all the Regulatory Clearances by the Regulatory Authorities shall have been obtained and shall be in full force and effect;

(ii)	no applicable Law has been enacted, issued, promulgated, entered, amended or enforced by any Authority of competent jurisdiction in any jurisdiction set forth in Section 4.1(a) of the Purchaser Disclosure Schedules that remains in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the Transaction (a Prohibitive Order);

(iii)	the Consideration Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(iv)	the Purchaser shall be a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and shall be current in all of its filing obligations under the Exchange Act (including the requirements of Rule 144(c) thereunder) as at the Completion Date; and

(v)	no suspension of trading that is specific to the Purchaser Common Stock on the NYSE shall be in effect, or threatened in writing by the NYSE, as at the Completion Date.

(b)	The Agreement and the Transaction are not subject to any condition precedent or subsequent, other than the Conditions.

(c)	With the assistance of its professional advisors, the Purchaser has considered the activities of the Group in light of the activities of the Purchaser Group and the Purchaser is not aware of any reason that would prevent the Conditions from being satisfied before the Long Stop Date (or the Extended Long Stop Date, as the case may be).

(d)	Subject to Clause 4.1(e), each Party shall, subject to the terms and conditions of this Clause 4.1(d), procure that the Conditions are satisfied as soon as practicable and in any event no later than on the Long Stop Date (or the Extended Long Stop Date, as the case may be) and shall, and shall procure that its respective Representatives shall, co-operate fully in all actions necessary to procure the satisfaction of the Conditions by no later than on the Long Stop Date (or the Extended Long Stop Date, as the case may be), including:

(i)	making all full and accurate filings and notifications with any relevant Authority in order to satisfy the Conditions within the shortest possible timeframe, (A) within 15 Business Days of the date hereof, in the case of filings and notifications under the HSR Act and (B) as soon as reasonably practicable after it is determined that any other Regulatory Clearance by a Regulatory Authority if applicable is required to be made in accordance with Section 1.1(a) of the Purchaser Disclosure Schedules, and each Party hereby confirms that there shall be no other additional filings other than those made in accordance with this paragraph (d)(i) in order to satisfy the Conditions;

(ii)	taking all appropriate steps in order to obtain all consents, approvals, clearances, waivers or actions of any Authorities in order to satisfy the Conditions as soon as possible after the date of the Agreement and in accordance with any relevant time limit;

(iii)	promptly notifying the other Party of any communication (whether written or oral) from any such Authority, keeping the other Party regularly informed of the progress of any notification or filing and providing such assistance as may reasonably be required in relation thereto;

(iv)	promptly responding to any request for information from any such Authority and in any event in accordance with any relevant time limit;

(v)	consulting with, and taking into account the views of the other Party as to the mode, content and timing of all communications (other than procedural issues), whether made orally or in writing, with any such Authority, giving the other Party (and its Representatives) the opportunity to comment on drafts of such communications and, where reasonably practicable and permitted by the relevant Authority, to participate in telephone calls and meetings with any such Authority; and

(vi)	providing the other Party with copies of all such communications, without delay, to the extent only that doing so would be permitted by the relevant Authority and does not entail the disclosure of commercially sensitive information, it being specified that in case of commercially sensitive information, such information shall only be provided to the other Party’s legal advisors.

(e)	Without limiting the foregoing and subject to the final sentence of this Clause 4.1(e), the Purchaser shall within any relevant time limit, propose, accept and/or enter into any and all remedy commitments, undertakings, restructuring and/or disposals with respect to the Purchaser, any of its Affiliates or the Group Companies (each, a Remedial Action), which any such Authority considers as a necessary pre-condition to the satisfaction of the Conditions or, which is proposed by the Purchaser or any of its Affiliates in case of non-action by the relevant Authority to obtain the Regulatory Clearances. For the avoidance of doubt, any of the Purchaser’s obligations under this Clause 4.1(e) and any actions taken in relation thereto shall not have any consequences on the Consideration or the other terms of this Agreement. Notwithstanding the foregoing or any other provision of the Agreement, no member of the Purchaser Group shall be required to propose, accept and/or enter into any Remedial Action that would, or would reasonably be expected to, individually or taken together with all other Remedial Actions, result in either a material adverse effect (A) on the Business, or the financial condition or results of operation of the Group Companies, taken as a whole or (B) on the business, or the financial condition or results of operation of the Purchaser and its Affiliates (including for this purpose the Group Companies), taken as a whole, in the case of this clause (B) with material adverse effect measured against an enterprise the size of the Group Companies, taken as a whole (without giving effect to the consummation of the Transaction).

(f)	In addition, each Party agrees not to enter into, and to procure that none of its Affiliates will enter into, any other agreement or arrangement with respect to the acquisition of any other business where the effect of any such agreement or arrangement is likely to adversely affect, delay, impede or prejudice, in each case in any material respect, the fulfilment of the Conditions.

(g)	The Parties shall use their reasonable endeavors to assist one another to obtain satisfaction of the Conditions by the Long Stop Date (or the Extended Long Stop Date, as the case may be) and shall procure (so far as lies within their respective powers) that the Group Companies, in the case of the Vendor, and the Purchaser’s Affiliates, in the case of the Purchaser, provide the other Party with such assistance as they are able to provide at the reasonable request of the other Party.

(h)	The Purchaser shall control the strategy for obtaining the Regulatory Clearances provided that the Purchaser shall consult with the Vendor in good faith with respect to such strategy.

(i)	Upon a Party receiving any formal or informal notification or information from the relevant Authority regarding the scheduled date for satisfaction of any of the Conditions, it shall forthwith inform the other Party in writing (email being sufficient).

(j)	Upon a Party becoming aware that any of the Conditions has been satisfied, it shall promptly (and no later than the Business Day following the satisfaction of the relevant Condition) notify the other Party of the satisfaction of such Condition, such notification to include a copy of the relevant authorization or of any other document evidencing the satisfaction of the Condition.

(k)	Each Party shall bear all costs and expenses incurred by it or its respective Affiliates in relation to the satisfaction of the Conditions; provided that all fees payable to Authorities with respect to filings required to be made in connection with any Regulatory Clearance shall be borne by the Purchaser.

4.2.	Undertakings in Relation to a Prohibitive Order

(a)	Upon any Party receiving any formal or informal notification or information from any Authority regarding the potential issue of a Prohibitive Order, it shall forthwith inform the other Party in writing (email being sufficient) with reasonable detail and supporting documents (to the extent available) to assess the likelihood of, and grounds for, a Prohibitive Order. The Parties shall cooperate in good faith and use all reasonable efforts to prevent the Prohibitive Order to be issued and both Parties and their respective advisors shall have the right to attend and be involved in any exchange with any such Authority.

(b)	Upon any Party receiving any formal or informal notification or information from any relevant Authority regarding the issue of a Prohibitive Order, it shall forthwith inform the other Party in writing (email being sufficient) and notify a copy of such Prohibitive Order and any other relevant material documents forthwith upon receipt (to the extent available). In the event that a notification or information is received in connection with a Prohibitive Order but that such Prohibitive Order is not a binding order or a binding decision from an Authority but a mere guidance or non-binding indication from a representative of this Authority, the Parties shall promptly discuss in good faith the opportunity to immediately initiate legal or administrative proceedings against the relevant Authority or other appropriate measures to prevent the issue of a binding Prohibitive Order or to procure the lifting of the relevant Prohibitive Order in the event where it is issued.

(c)	Should a Prohibitive Order be issued, each Party to whom the Prohibitive Order was addressed shall, subject to Clause 4.1(e), use its best efforts to obtain the lifting of the Prohibitive Order as soon as practicable and in any event no later than on the Long Stop Date (or the Extended Long Stop Date) and shall, and shall procure that its Representatives shall, co-operate fully in all actions necessary to procure the lifting of the Prohibitive Order including:

(i)	making as promptly as possible as from the date it is made actually aware of the adoption of a Prohibitive Order, such filings and notifications, to the extent legally required or requested by an Authority, jointly with the other Party with any relevant Authority in order to obtain the lifting of the Prohibitive Order within the shortest possible timeframe; and

(ii)	taking appropriate steps in order to obtain the lifting of the Prohibitive Order (whether through a decision of the Authority that had adopted the Prohibitive

Order or under a decision of another Authority) as soon as possible after it is made aware of the adoption of a Prohibitive Order.

(d)	The provisions set forth in Clauses 4.1(d)(ii) to 4.1(k) above shall apply mutatis mutandis to this Clause 4.2.

4.3.	Termination or Waiver

(a)	If at any time any Party becomes aware of any event, circumstance or condition that would be reasonably likely to prevent any Condition from being satisfied, it shall forthwith inform the other Party.

(b)	The Purchaser and the Vendor may, to such extent as they are legally entitled to do so, waive the Conditions in whole or in part, by mutual written consent; provided that the Conditions set forth in Clause 4.1(a)(iii), Clause 4.1(a)(iv) and Clause 4.1(a)(v) may be waived by the Vendor in its sole discretion without the consent of the Purchaser.

(c)	If the Conditions specified in Clause 4.1(a)(i) and 4.1(a)(ii) are not both satisfied (or waived in accordance with Clause 4.3(b)) by the Long Stop Date, the Long Stop Date shall be automatically extended to the Extended Long Stop Date.

(d)	If the Conditions are not satisfied (or waived in accordance with Clause 4.3(b)) by the Extended Long Stop Date, either Party may terminate the Agreement, by sending a notice to the other Party, provided that the right to terminate the Agreement under this Clause 4.3(d) shall not be available to a Party whose breach of this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the relevant Condition to be satisfied by the Extended Long Stop Date.

(e)	Either Party may terminate the Agreement, by sending a notice to the other Party, if any applicable Law in any jurisdiction set forth in Section 4.1(a) of the Purchaser Disclosure Schedules permanently enjoining, restraining or otherwise making illegal, preventing or prohibiting the Transaction shall have become final and non-appealable such that the Conditions specified in Clause 4.1(a)(i) and 4.1(a)(ii) would not be capable of being satisfied at the Extended Long Stop Date; provided that the right to terminate the Agreement under this Clause 4.3(e) shall not be available to a Party (i) who has not complied with its obligations under Clause 4.2 or (ii) whose breach of this Agreement shall have otherwise been the primary cause of, or shall have resulted in, the failure of the relevant Condition to be satisfied.

(f)	Subject to Clause 4.4, in the event of termination of the Agreement in accordance with this Clause, neither Party shall have any claim against any other Party, save for any claim arising from a breach of any of such other Party’s undertakings under this Agreement which occurred prior to its termination.

(g)	The termination of the Agreement shall have no effect on the Surviving Provisions, which shall survive such termination.

(h)	Upon termination of the Agreement for any reason whatsoever, each Party agrees that, at any time, upon written request by or on behalf of the other Party, it will and will direct its Representatives to immediately destroy or return to the other Party all Confidential Information in accordance with the applicable Confidentiality Agreement.

4.4.	Regulatory Termination Fee

(a)	If the Condition set forth in Clause 4.1(a)(i) has not been satisfied or waived by the Extended Long Stop Date and this Agreement is terminated pursuant to Clause 4.3(d), then the Purchaser shall pay to the Vendor, by wire transfer of immediately available funds to an account designated in writing by the Vendor, a fee of $350,000,000 in cash (the Regulatory Termination Fee), with such payment to be made within three Business Days following the Extended Long Stop Date; it being understood that in no event shall the Purchaser be required to pay the Regulatory Termination Fee on more than one occasion.

(b)	Each Party acknowledges that the agreements contained in this Clause 4.4 are an integral part of this Agreement and that, without Clause 4.4, the Vendor would not have entered into this Agreement. Accordingly, if the Purchaser fails to promptly pay any amount due pursuant to this Clause 4.4, the Purchaser shall pay to the Vendor all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses reasonably incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Regulatory Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Regulatory Termination Fee become payable by, and is paid by, the Purchaser to the Vendor, and the Purchaser has complied in all material respects with all of its covenants and agreements under Clause 4.1 above, the Regulatory Termination Fee shall be the Vendor’s sole and exclusive remedy pursuant to this Agreement (other than in respect of fraud or willful misconduct). The Purchaser further acknowledges that the right to receive the Regulatory Termination Fee shall not limit or otherwise affect such Party’s right to specific performance as provided in Clause 14; provided that the Vendor shall not be permitted or entitled to receive both (i) a grant of specific performance of the obligation to consummate the Transactions contemplated by Clause 14 that results in the Completion and (ii) the Regulatory Termination Fee.

5.	PRE-COMPLETION OBLIGATIONS

5.1.	Group Conduct of Business up to Completion

(a)	The Vendor shall, from the date of the Agreement until Completion, cause each of the Group Companies (1) to use reasonable efforts to conduct the Business in the Ordinary Course of Business and (2) not to take any of the following actions:

(i)	create, issue, redeem or repurchase any share capital;

(ii)	transfer shares of the Group Companies;

(iii)	enter into, terminate or materially modify the terms of any transactions with any Vendor Group Company (including any agreement entered into between any member of the Vendor Group, on the one hand, and any Group Company, on the other hand);

(iv)	incur any capital expenditures, or commitments in respect thereof, that are, in the aggregate, in excess of the capital expenditures budgeted for as set forth in document #2.4 of the Data Room;

(v)	commence any Proceeding having a value in excess of €5,000,000 (except for debt collection in the Ordinary Course of Business) or settle any Proceeding other than settlements which (i) involve the payment by a Group Company of less than

€5,000,000 for such Proceeding and €10,000,000 in the aggregate for all such Proceedings and (ii) do not involve any material injunctive or other equitable relief or material operational restrictions, admissions of liability or other material obligations of any Group Company;

(vi)	declare, make or pay a dividend, an interim dividend or other distribution (whether in cash, stock or in kind);

(vii)	pledge its business (nantissement sur fonds de commerce) or create any Encumbrance over its shares or assets that is material to the Group (other than Permitted Encumbrances);

(viii)	approve a winding-up, merger, split-up, contribution or sale of any Group Company or its business or of any of its divisions (branche d’activité);

(ix)	make any alteration to its Constitutional Documents (except for technical amendments or amendments required by law);

(x)	(A) make any sale, assignment, transfer or disposition of any asset of any Group Company for a value greater than €5,000,000, other than sales, assignments, transfers or dispositions of obsolete or worn-out assets or inventory in the Ordinary Course of Business or (B) acquire any asset from any person for a value greater than €5,000,000, other than acquisitions of assets in the Ordinary Course of Business or (C) dispose, sell or acquire any material undertaking (fonds de commerce) or any share, security or interest in any company for an amount per transaction greater than €20,000,000 in enterprise value, it being specified that the restrictions in the foregoing clauses (A) to (C) shall not prevent the Group from evaluating and/or negotiating any potential transaction;

(xi)	incur any financial indebtedness for a principal amount greater than €10,000,000;

(xii)	(A) enter into, amend, renew or terminate any Material Commercial Contract (other than in the Ordinary Course of Business), Material Exploitation Agreement or Material Lease, or (B) transfer, assign, waive or release, in whole or in part, any material rights or interests in or under any Material Commercial Contract, Material Exploitation Agreement or Material Lease;

(xiii)	acquire or lease any real property, or sell, assign, transfer, lease, sublease, license, convey or otherwise dispose of any Material Properties, or subject any Material Properties to any Encumbrance (other than Permitted Encumbrances);

(xiv)	fail to renew, terminate, let lapse or materially modify any Material Permit or material Environmental Permit, or any reclamation plan or rehabilitation program or related bond, guarantee or other financial assurance, other than in the Ordinary Course of Business;

(xv)	(i) increase any compensation or benefits of any current Group Company Service Provider with annual base cash compensation greater than €200,000, other than ordinary course base salary or wage increases or increases in benefits in the Ordinary Course of Business and applicable to substantially all Group Company Service Providers and Vendor Service Providers or substantially all employees of the Group Companies and the Vendor Group Companies, (ii) grant any new bonuses or incentive compensation or any change in control, severance, or retention compensation or benefits, (iii) enter into, terminate, adopt or materially amend any Employee Benefit Plan (other than with respect to immaterial Employee Benefit Plans in the Ordinary Course of Business or offer letters or employment agreements for permitted new hires entered into in the Ordinary Course of Business) or collective bargaining agreement, (iv) hire (other than to fill a vacated position) or terminate (other than for cause as determined by the Vendor in its reasonable discretion), or take any action, including transfers, that affect whether any person is classified as a Group Company Service Provider, other than hiring or terminating Group Company Service Providers with annual base cash compensation of less than €200,000 in the Ordinary Course of Business (and providing any such permitted hire with ordinary course compensation and benefits) or (v) accelerate the vesting or payment of any compensation or benefits;

(xvi)	(A) make, change or rescind any material Tax election; (B) adopt or change any Tax accounting period or material method of Tax accounting; (C) surrender any right to claim a material refund or credit of Taxes; (D) settle, compromise or otherwise finally resolve any material proceeding with a Tax Authority; or (E) file any material amended Tax Return, in each case under clauses (A) through (E), if it would reasonably be expected to materially increase the Tax liability of any Group Company; or

(xvii)	agree or commit to do any of the foregoing.

(b)	The undertakings set forth in Clause 5.1(a) above shall not operate so as to restrict or prevent:

(i)	the completion or performance of any actions (x) in the context of intra-group transactions between Group Companies or (y) required by applicable Laws or any relevant Authority;

(ii)	any actions expressly contemplated by the Transaction Documents;

(iii)	any actions set forth in Exhibit 5.1(b)(iii) of the Disclosure Schedules;

(iv)	any Permitted Leakage;

(v)	any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimizing any adverse effect of such situation;

(vi)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any Group Company prior to the date of the Agreement, including any Employee Benefit Plan or collective bargaining agreement with respect to the current Group Company Service Providers (pursuant to the terms of such contract or arrangement as in effect on the date hereof and Fairly Disclosed);

(vii)	any action which is expressly contemplated in the annual budget of the Group set forth in document #2.4 of the Data Room; or

(viii)	any action to which the Purchaser will have consented (including by email) in accordance with Clause 5.1(c) below.

(c)	For the purpose of any consent which shall be requested from the Purchaser pursuant to this Clause 5.1, it is specifically agreed that:

(i)	the consent of the Purchaser shall in no event be unreasonably withheld or delayed, having due consideration for the corporate interest of the Group Companies;

(ii)	the Purchaser hereby designates Michael J. Petro (michael.petro@martinmarietta.com) who shall each have full capacity and right to give any such consents on behalf of the Purchaser during the term of the Agreement (which designee may be replaced or added to by subsequent notice); and

(iii)	if, at the end of a period of five Business Days from the receipt by the Purchaser of any such request for consent delivered in accordance with Clause 21, the Purchaser has not notified the Vendor of its objection to the proposed action detailing the reasons for such objection, the Purchaser shall be deemed to have consented to such proposed action.

(d)	Notwithstanding the foregoing, nothing contained in this Agreement shall give the Purchaser Group, directly or indirectly, the right to control or direct any of the Group’s operations prior to the Completion Date.

5.2.	Purchaser Conduct of Business up to Completion

(a)	The Purchaser shall use reasonable efforts to conduct the Purchaser Group’s business in the ordinary course of business and shall not, from the date of the Agreement until Completion, take any of the following actions:

(i)	make any material alteration to its Constitutional Documents (except for technical amendments or amendments required by law);

(ii)	authorize or pay any dividends on or make any distribution with respect to the outstanding equity securities of the Purchaser (whether in cash, assets, capital stock or other securities of the Purchaser), except regular quarterly cash dividends on Purchaser Common Stock consistent with past practice (including any historical increases in such cash dividends);

(iii)	with respect to the Purchaser or any of its significant subsidiaries as defined in Rule 1–02(w) of Regulation S-X promulgated by the SEC, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than (x) any mergers, consolidations, restructurings or reorganizations solely among the Purchaser and its subsidiaries, or (y) among the Purchaser’s subsidiaries;

(iv)	issue, sell, pledge, or dispose of, or authorize the issuance, sale, pledge, or disposition of, any equity interest or other ownership interest in the Purchaser, or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such equity interest or other ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Purchaser compensation or benefit plans

(except as otherwise provided by the terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (w) issuances of Purchaser Common Stock in respect of any exercise of Purchaser equity awards or in connection with the vesting or settlement of any Purchaser equity awards, (x) the grant of Purchaser equity awards or the issuance of Purchaser Common Stock pursuant to the terms of the Purchaser ESPP or (y) for transactions among the Purchaser and its subsidiaries or among the Purchaser’s subsidiaries; or

(v)	agree or commit to do any of the foregoing.

(b)	The undertakings set forth in Clause 5.2(a) above shall not operate so as to restrict or prevent:

(i)	the completion or performance of any actions (x) in the context of intra-group transactions between the Purchaser and its subsidiaries or (y) required by applicable Laws or any relevant Authority;

(ii)	any actions expressly contemplated by the Transaction Documents;

(iii)	any actions set forth in Section 5.2(b)(iii) of the Purchaser Disclosure Schedules;

(iv)	any matter reasonably undertaken by the Purchaser in an emergency or disaster situation with the intention of minimizing any adverse effect of such situation; or

(v)	any action to which the Vendor will have consented (including by email) in accordance with Clause 5.2(c) below.

(c)	For the purpose of any consent which shall be requested from the Vendor pursuant to this Clause 5.2, it is specifically agreed that:

(i)	the consent of the Vendor shall in no event be unreasonably withheld or delayed, having due consideration for the corporate interest of the Purchaser;

(ii)	the Vendor hereby designates Marc Walbaum (mw@salto-finance.com) who shall each have full capacity and right to give any such consents on behalf of the Vendor during the term of the Agreement (which designee may be replaced or added to by subsequent notice); and

(iii)	if, at the end of a period of five Business Days from the receipt by the Vendor of any such request for consent delivered in accordance with Clause 21, the Vendor has not notified the Purchaser of its objection to the proposed action detailing the reasons for such objection, the Vendor shall be deemed to have consented to such proposed action.

(d)	From the date of the Agreement until Completion, the Purchaser shall:

(i)	at all times maintain a sufficient number of authorized but unissued shares of Purchaser Common Stock (net of all shares reserved for issuance under the Purchaser’s equity compensation plans and other contractual commitments) to permit the issuance of the Consideration Shares at Completion without the need for any stockholder approval or amendment to the Purchaser’s Constitutional Documents;

(ii)	maintain its status as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act);

(iii)	timely file all reports and other documents required to be filed by the Purchaser under the Exchange Act (such that the Purchaser remains current in its Exchange Act reporting obligations and satisfies the current public information requirements of Rule 144(c) under the Securities Act);

(iv)	maintain the listing of the Purchaser Common Stock on the NYSE;

(v)	promptly notify the Vendor in writing upon becoming aware of any correspondence from the NYSE or the SEC that would reasonably be expected to adversely affect the listing of the Purchaser Common Stock or the Purchaser’s status as a “well-known seasoned issuer”; and

(vi)	file a “Notification of Listing of Additional Shares” (or such other form as may be required by the NYSE) with the NYSE with respect to the Consideration Shares and any other shares of Purchaser Common Stock required to be reserved for issuance in connection with the Transaction and shall use its best efforts to cause such shares to be approved for listing on or before the Completion Date.

(e)	Notwithstanding the foregoing, nothing contained in this Agreement shall give the Group, directly or indirectly, the right to control or direct any of the Purchaser Group’s operations prior to the Completion Date.

5.3.	Transitional Services Agreement

(a)	The Parties shall cooperate with each other, and negotiate and agree in good faith, as promptly as practicable following the date of this Agreement, and in any event prior to Completion, the terms of the Transitional Services Agreement which shall be prepared on the basis of customary terms, in order for the Group Companies to continue benefitting from certain services and support functions from the Vendor Group following Completion for a transitional period with the objective of enabling the Group Companies to become operationally autonomous as promptly as practicable after Completion. At Completion the Vendor will cause the applicable Vendor Group Companies, and the Purchaser shall cause the applicable Group Companies, to each deliver a duly executed counterpart of the Transitional Services Agreement in the form agreed pursuant to this Clause 5.3(a) (such delivery or absence thereof shall not in any case condition or delay Completion).

(b)	The transitional services contemplated under the Transitional Services Agreement shall be provided based on the terms and conditions determined by reference to the existing services rendered by the Vendor Group to the Group Companies at the date of this Agreement.

(c)	The duration of the transitional services provided in the Transitional Services Agreement shall, in any case, not exceed 18 months from the Completion Date including, for the avoidance of doubt, any applicable limited extension terms that may be agreed between the Parties on a case by case basis in the Transitional Services Agreement.

(d)	If any services which (i) are not expressly listed in the Transitional Services Agreement, (ii) were provided by the Vendor Group to the Group Companies during the 12 months preceding the Completion Date and (iii) are required for the operation of the Business in the ordinary course as operated at the time of this Agreement are identified by the Purchaser or any Group Company following Completion, the Parties shall discuss in good faith and, if agreed, the Vendor shall use commercially reasonable efforts to provide such services (or procure the provision thereof) under the Transitional Services Agreement on terms and conditions consistent therewith, with the scope and duration of such services to be determined by the Parties through good faith negotiations.

5.4.	Group Separation

(a)	The Vendor acknowledges and agrees that, subject to the Purchaser’s obligations under Clause 5.4(e), it shall be responsible for the planning, implementation and completion of the separation actions listed on Schedule 8 (Separation Actions) required to ensure that the Group is operable on an autonomous basis (subject to the provision of the services contemplated by the Transitional Services Agreement) following Completion (the Separation Actions). The Purchaser shall, and shall procure that each of its Affiliates shall, provide reasonable cooperation and assistance to the Vendor and the Group Companies to support the implementation of the Separation Actions prior to Completion. The Vendor shall provide reasonable updates on the Separation Actions and drafts of any relevant documentation effectuating the Separation Actions to the Purchaser for the Purchaser’s review prior to the finalization of such documentation and the Vendor shall reasonably consider comments on such documentation from the Purchaser.

(b)	Prior to Completion, the Parties shall cooperate in good faith to prepare the implementation of the Transitional Services Agreement and the Vendor shall provide information reasonably requested by the Purchaser for such purpose.

(c)	Subject to Clause 5.4(d) and the Purchaser’s obligations under Clause 5.4(e), the costs and expenses incurred by the Vendor Group in connection with the Separation Actions shall be borne equally by the Vendor Group (50%) and the Purchaser Group (50%). The Purchaser shall reimburse the Vendor for the Purchaser Group’s share of such costs and expenses within 30 Business Days of receipt of a written request from the Vendor, accompanied by reasonable supporting documentation (including relevant invoices and evidence of payment for external costs). For the avoidance of doubt, each Party shall bear its own internal costs (including personnel costs) in connection with the Separation Actions.

(d)	By exception, the costs and expenses incurred by the Vendor Group in connection with the provision of cooperation and assistance under the Transitional Services Agreement shall be governed by the terms of such agreement. The Vendor shall not be liable for any delays, defects or issues arising from the implementation of the arrangements contemplated by the Transitional Services Agreement, except in case of gross negligence or wilful misconduct.

(e)	Subject to the terms of the Transitional Services Agreement, the Purchaser shall be responsible for the establishment of standalone systems, processes, infrastructure and operations and for the separation, transition and/or migration of any relevant data, information systems and/or other assets to the Purchaser’s systems, infrastructure and operations and the Purchaser shall bear all costs and expenses in connection thereto.

5.5.	Termination of Intra-Group Contracts

(a)	The Vendor shall, and shall cause each Group Company to, procure that any agreements and arrangements entered into between any member of the Vendor Group, on the one hand, and any Group Company, on the other hand, (such agreements and arrangements, the Terminated Intra-Group Contracts) are terminated prior to or at Completion, subject to the provisions of paragraph (b) below, provided that the Terminated Intra-Group Contracts shall not include any agreements or arrangements that are expressed to survive Completion pursuant to any Transaction Document or with the express written agreement of the Parties.

(b)	Except to the extent otherwise specifically agreed in the Transaction Documents:

(i)	all fees, payments and other outstanding amounts under any Terminated Intra-Group Contract shall be paid prior to or at Completion in accordance with the terms of such Terminated Intra-Group Contracts;

(ii)	no party to any Terminated Intra-Group Contract shall be liable vis à vis the other party for any loss, liability, cost and/or expense of whatever nature arising from the early termination of that Terminated Intra-Group Contract pursuant to this Clause 5.5(b); and

(iii)	the Vendor Group, on the one hand, and the Purchaser Group, on the other hand, shall waive any claims against, and release the other party to the Terminated Intra-Group Contract from any liabilities of, such other party arising from any Terminated Intra-Group Contract.

5.6.	Cooperation Relating to Purchaser’s Debt Financing

(a)	From and after the date of this Agreement, and through the earlier of Completion and the date on which this Agreement is terminated in accordance with Clause 4.3, the Vendor shall, and shall cause each of the Group Companies to, use their reasonable best efforts to (and cause its Representatives (including its auditors) to use their respective reasonable best efforts to) provide such customary cooperation as is reasonably requested by the Purchaser in writing (at the Purchaser’s sole cost and expense) in connection with the arrangement, syndication, marketing and consummation of the Purchaser’s Debt Financing (any such financing, a Financing), which, for the avoidance of doubt, shall include using reasonable best efforts to provide the Required Information; provided that such cooperation shall be subject to the limitations set out in Clauses 5.6(b) and 5.6(c).

(b)	Notwithstanding anything to the contrary in Clause 5.6(a), none of the Vendor, the Group Companies or any of their respective Representatives shall be required to: (i) pay any commitment or other fee or incur any liability or other obligation in connection with any Financing prior to Completion that is not promptly reimbursed or indemnified by the Purchaser; (ii) take any action that would unreasonably interfere with the ongoing business or operations of the Vendor or the Group Companies (other than with respect to delivery of the Required Information); (iii) execute or deliver any certificate, agreement, document or instrument (other than customary authorization and representation letters and “management comfort” letters) that is effective prior to, or that would remain in effect if Completion does not occur; (iv) take any action that would conflict with, or result in any violation or breach of, any applicable Law or the organizational documents of the Vendor or any Group Company; (v) provide any information that is not reasonably available to it or the preparation of which would be unduly burdensome (other than with respect to delivery of the Required Information); (vi) cause any of its directors, officers or employees to incur any personal liability; (vii) provide access to or disclose any information to the extent that doing so would, in the Vendor’s good faith judgment, jeopardise any legal privilege or conflict with any confidentiality obligation binding on the Vendor or any Group Company, provided that the Vendor or the applicable Group Company shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege or conflict with such confidentiality obligation; (viii) be an issuer, guarantor or other obligor with respect to any Financing, or grant, or permit the creation of, any Lien over any of its assets, in each case that is or becomes effective prior to Completion; or (ix) deliver, or cause to be delivered, any legal opinion, solvency certificate or any other certificate or document that survives, or is effective prior to, Completion (other than customary authorization and representation letters and “management comfort” letters).

(c)	The Purchaser shall, promptly upon written request, reimburse the Vendor and the Group Companies for all out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of counsel, auditors and other advisors) incurred by them or their Representatives in connection with the cooperation contemplated by this Clause 5.6, and shall indemnify and hold harmless the Vendor, the Group Companies and their respective Representatives from and against any losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with any Financing or the provision of the Required Information or any information used in connection therewith (other than to the extent arising from the gross negligence, fraud or wilful misconduct of, or any material misstatement or omission in written information furnished by, the Vendor or any Group Company), in each case whether or not Completion occurs.

5.7.	Cooperation Relating to Anti-Money Laundering

Each Party shall provide, and procure that any of its Affiliates and Representatives provide, in reasonably sufficient time prior to Completion, any document and information as may be reasonably required by any other Party to fulfil their obligations in relation to applicable AML Regulations and related internal policies.

5.8.	Release of Vendor Guarantees

The Purchaser shall use commercially reasonable efforts to ensure that on or before Completion any relevant member of the Vendor Group is released from all Vendor Guarantees given by them in respect of obligations of any of the Group Companies. The Vendor shall cooperate with the Purchaser in good faith to facilitate such release. In the event that any such Vendor Guarantee cannot be released on or before Completion, and after the Completion Date a claim is brought against any member of the Vendor Group under any such unreleased Vendor Guarantees, the Purchaser shall indemnify the Vendor, or the relevant member of the Vendor Group on demand against all losses arising after Completion under or by reason of that Vendor Guarantee.

5.9.	Employee Matters

(a)	Subject to paragraph (b), to the extent not previously completed, the Vendor shall, and shall cause its Affiliates to, prior to the Completion, transfer the employment or engagement of each current Group Company Service Provider to a Group Company and transfer the employment or engagement of each current Vendor Service Provider to the Retained Business.

(b)	The Vendor and the Purchaser shall, and shall cause their respective Affiliates to reasonably cooperate with each other to facilitate, effective as of 18 months after the Completion Date (or such earlier date agreed by the Parties), the transition of the employment or engagement of each current Group Company Service Provider set out in Schedule 9 (Specific Employees) and who at such time remains employed or engaged by the Purchaser Group to the Retained Business.

(c)	For the period beginning on the Completion Date and ending on the first anniversary of the Completion Date (or, if earlier, the termination of their employment) (the Continuation Period), the Purchaser shall, or shall cause its Affiliates to, provide each current Group Company Service Provider with (i) a base salary or wage rate (as applicable), commissions and short-term (no more than annual) cash-based incentive compensation opportunities, in each case, no less favorable than those provided to such Group Company Service Provider immediately prior to the Completion and (ii) employee benefits (excluding long-term incentive compensation, defined benefit pension, retiree medical benefits, equity and equity-based compensation, severance and retention or transaction-based compensation), that are substantially comparable in the aggregate to those provided to such Group Company Service Provider immediately prior to the Completion Date. In addition, the Purchaser shall, or shall cause its Affiliates to, provide to each current Group Company Service Provider whose employment is terminated during the Continuation Period, severance and termination benefits at the level that would have been applicable to such Group Company Service Provider under the relevant severance and termination practices that have been Fairly Disclosed, as applicable, taking into account such Group Company Service Provider’s service with the Vendor, its Affiliates and any of their respective predecessors prior to the Completion Date, as well as service with Purchaser and its Affiliates following the Completion Date.

(d)	From and after the Completion Date, the Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to recognize, for purposes of eligibility and vesting and, solely with respect to severance, vacation and paid-time off benefits, for purposes of calculation of compensation and benefit levels, under all plans, programs and arrangements established or maintained by Purchaser or any of its Affiliates (other than defined benefit pension plans, retiree welfare plans and plans, programs and arrangements that are closed to new participants) in which a Group Company Service Provider is eligible to participate, each Group Company Service Provider’s service with the Vendor, any of its Affiliates and any respective predecessors prior to the Completion Date as if such service were with the Purchaser and to the same extent such service was recognized by the Vendor and its Affiliates under a comparable Employee Benefit Plan prior to the Completion Date; provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits. The Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition, exclusion, limitation, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Purchaser or any of its Affiliates for the benefit of Group Company Service Providers (including their respective dependents and beneficiaries, if any), except to the extent such pre-existing condition, exclusion, limitation, requirement or waiting period would have been applicable to the applicable Group Company Service Provider (including his or her respective dependents and beneficiaries, if any) under a similar Employee Benefit Plan.

(e)	At Completion, all outstanding “Phantom Stock Units” (as defined in the Phantom Share Plans) held by Group Company Service Providers as of the Completion Date shall vest in full and each corresponding “Phantom Stock Bonus” (as defined in the Phantom Share Plans) shall be paid by the Group Company that employs or engages the Group Company Service Provider within 30 days following the Completion Date. Following Completion, no Group Company Service Provider shall have a right to participate in or receive any awards or payments under the Phantom Share Plans, except as provided in this Clause 5.9(e).

(f)	Prior to the Completion Date, the Vendor shall use reasonable best efforts to take any actions necessary to submit for the approval of the equityholders of the Vendor or its applicable Affiliate, in a manner that satisfies Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the final U.S. Treasury Regulations issued thereunder, the right of each “disqualified individual” (as defined in Section 280G of the Code) (a Disqualified Individual) to receive or retain, as applicable, that portion of any payments and benefits that, together with any other payments and benefits the Disqualified Individual may become entitled to receive that may reasonably be expected to be considered “parachute payments” under Section 280G(b)(2) of the Code, exceeds 299% of such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code). No later than 15 Business Days before the anticipated Completion Date, the Purchaser shall provide the Vendor with copies of any contract, agreement plan or other binding arrangement (whether written or unwritten) entered into, communicated or committed to by the Purchaser, or any of its Affiliates, with or to a Disqualified Individual in connection with the transactions contemplated by this Agreement for inclusion as potential “parachute payments.” No later than five Business Days before the anticipated Completion Date, the Vendor shall provide to Purchaser drafts of the calculations, consent, waiver and disclosure statement necessary to conduct the waiver, vote and approval process described in this Clause 5.9(f) and shall consider in good faith all of the Purchaser’s reasonable and prompt comments thereto. Prior to the Completion Date, the Vendor shall deliver to the Purchaser copies of any final and executed copies of the foregoing or shall notify the Purchaser that the requisite approval has not been obtained.

(g)	Nothing contemplated by this Clause 5.9 shall be construed as (i) conferring upon any person (including any Group Company Service Provider), other than the Parties, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) establishing, or constituting an amendment, modification or termination of, or an undertaking to amend, establish, modify or terminate, any compensation or benefit plan, program, agreement, policy or arrangement, (iii) requiring the Purchaser to be obligated to continue the employment of any Group Company Service Provider for any period of time after the Completion Date, or (iv) altering or limiting the rights of the Purchaser or its Affiliates to terminate the employment of any Group Company Service Provider or to amend, modify or terminate any compensation or benefit plan, program, agreement, policy or arrangement.

5.10.	Cooperation Relating to Third Party Consents

Between the date of this Agreement and Completion, each of the Vendor and the Group Companies shall use commercially reasonable efforts to provide all notices to, and obtain all Consents from, Third Parties (other than with respect to the Regulatory Clearances, which are subject to Clause 4.1 above) required in connection with the consummation of the Transaction that are reasonably requested in writing by the Purchaser; provided that, notwithstanding anything to the contrary in this Agreement, in no event shall any of the Purchaser, the Vendor or the Group Companies or any of their respective Affiliates be required to pay or commit to pay any amount or incur any obligation or grant any concession or accommodation (financial or otherwise) in favor of any such Third Party, or commence or participate in any Proceeding, in order to obtain any such Consent. The Parties acknowledge and agree that obtaining any such Consent is not a condition to Completion and that the consummation of the Transactions shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) any such Consents.

5.11.	Vendor’s Cooperation and Access

(a)	Subject to compliance with applicable Law, the Vendor shall and shall ensure that the Group Companies provide all cooperation to the Purchaser as may be reasonably requested by the Purchaser and grant the Purchaser and its Representatives access to the Group Companies’ management, premises, information and records during normal business hours subject to reasonable prior notice (provided that such access shall not unreasonably interfere with the operations of the Group Companies) in connection with the consummation of the Transaction.

(b)	Notwithstanding the foregoing, the Vendor shall not be required to provide access to any information which the Vendor reasonably believes (i) would result in the loss of attorney-client privilege (but the Vendor shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (ii) that it may not provide to the Purchaser by reason of confidentiality undertakings with a Third Party or if it would breach, contravene or violate any contract or applicable Law (including Regulatory Laws) or (iii) which shall be regarded as an industrial or business secret (secret des affaires).

(c)	Notwithstanding anything herein to the contrary, nothing in this Clause 5.11 shall permit the Purchaser or any of its Representatives to perform any invasive or subsurface assessment (including any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the Group without the Vendor’s prior written consent. No investigation shall affect the Vendor’s representations, warranties, covenants, or agreements contained herein.

6.	COMPLETION

6.1.	Completion Date

Completion shall take place remotely by electronic exchange of documents:

(i)	at 3 p.m. CET on the date falling five Business Days after the date on which all the Conditions have been satisfied or waived (or deemed satisfied) in accordance with Clause 4; or

(ii)	at such other place and date as may be agreed upon in writing by the Vendor and the Purchaser, including, for the avoidance of doubt, through electronic release (the Completion Date),

provided that, notwithstanding anything in this Clause 6.1 to the contrary, the Purchaser shall not be required to consummate Completion prior to the date that is 10 Business Days after the date on which the Purchaser first received the Required Information that is Compliant (throughout which 10 Business Day period the Required Information shall have remained Compliant); provided further that for the avoidance of doubt, the availability or funding of the Purchaser’s Debt Financing shall not constitute a condition to Completion, and this proviso shall be without prejudice to, and shall not limit or modify, the Conditions set out in Clause 4.1 or the Purchaser’s obligations under Clause 8.2.

For the purposes of this Clause 6.1, (a) the period contemplated by the proviso above shall be deemed to have ended, and to have been satisfied, on any earlier date on which the Purchaser’s Debt Financing (or any Substitute Debt Financing or alternative financing) is funded in full; and (b) if the Vendor in good faith believes that it has delivered the Required Information and that the Required Information is Compliant, it may deliver to the Purchaser a written notice to that effect (specifying the date of such delivery), in which case the Required Information shall be deemed to have been delivered and to be Compliant as of the first Business Day immediately following such notice (but shall continue to be subject to the requirement to remain Compliant throughout the completion of the 10 Business Day period as set forth above) unless the Purchaser, within three Business Days after receipt of such notice, delivers to the Vendor a written notice setting out in reasonable detail the Required Information that the Purchaser reasonably believes has not been delivered or the specific reason why the Purchaser reasonably believes the Required Information is not Compliant (it being understood that any such notice from the Purchaser shall be without prejudice to the Vendor’s right to assert that the Required Information was in fact delivered and Compliant).

6.2.	Actions and Deliveries

(a)	At Completion, the Vendor shall deliver or cause the delivery to the Purchaser of:

(i)	a stock power (and any other documents or instruments necessary to transfer to the Purchaser good and valid title to the Securities), in the name of the Purchaser, duly completed and executed by the Vendor;

(ii)	the Registration Rights Agreement, duly executed by the Vendor;

(iii)	the Non-Compete and No-Hire Agreement, duly executed by FGI;

(iv)	the Shareholders’ Agreement, duly executed by the Vendor and FGI;

(v)	the IP License Agreements, duly executed by LRD and the Company;

(vi)	a written statement substantially in the form set out in Schedule 4 (Agreed form statement regarding the absence of claims) confirming that, on the Completion Date, the Vendor has no outstanding claims against any Group Company or any of their directors, corporate officers, legal representatives or employees and irrevocably waive any claims it may have against them following Completion;

(vii)	a written statement in the Agreed Form set out in Schedule 5 (Written W&I Statement) confirming that all of the Vendor Warranties given by the Vendor remain true and accurate in all material respects immediately before Completion by reference to the facts and circumstances then existing, as the case may be subject to any update of the Disclosure Schedules made in such written statement in accordance with Clause 10.4 (the Written W&I Statement); and

(viii)	a certificate and notice addressed to the U.S. Internal Revenue Service, satisfying the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), each with respect to and duly executed by the Company and dated as of the Completion Date, in the Agreed Form.

(b)	At Completion, the Purchaser shall:

(i)	make the Completion Payments in accordance with Clause 3.5 and provide evidence (such as SWIFT confirmation or “Federal Wire Reference Numbers”) of such Completion Payments; and

(ii)	deliver to the Vendor:

(A)	the Registration Rights Agreement, duly executed by the Purchaser;

(B)	the Non-Compete and No-Hire Agreement, duly executed by the Purchaser;

(C)	the Shareholders’ Agreement, duly executed by the Purchaser;

(D)	a written certificate to the effect that the Conditions are satisfied;

(E)	evidence of the issuance of the Consideration Shares to the Vendor, registered in the name of the Vendor as holder of record on the books of the Purchaser’s transfer agent (and not in the “street name” through any broker, custodian or other nominee) which, for the avoidance of doubt, may be in the form of electronic book entries through the Direct Registration System of The Depository Trust Company, free and clear from all Encumbrances (except to the extent directly arising from the Shareholders’ Agreement and the Registration Rights Agreement); and

(F)	evidence that the Consideration Shares have been approved for listing on the NYSE, subject only to official notice of issuance.

(c)	All matters at Completion will be deemed to take place simultaneously and all documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place. Each of such actions, deliveries and payments shall be deemed to have occurred as at the Completion Date.

(d)	All of the actions required for Completion described in Clauses 6.2(a) and 6.2(b) are conditional upon the occurrence of all other such actions. If, for any reason, Completion does not occur on the date scheduled for Completion in accordance with Clause 6.1, the Parties shall promptly enter into good faith discussions to defer the Completion Date, in which case:

(i)	if the Parties mutually agree that they do not want to defer the Completion Date and reach an agreement to terminate the Agreement, the Agreement shall be terminated on such terms and date as the Parties may agree;

(ii)	if the Parties do not reach an agreement within two Business Days following the date on which Completion was scheduled to occur, the Completion Date shall be deferred to a new date which shall be five Business Days after the original Completion Date.

(e)	In the event of such deferral of the Completion Date:

(i)	the Vendor shall deliver an updated Pre-Completion Notice in accordance with Clause 3.4, taking into account the new Completion Date as soon as practicable following the originally scheduled Completion Date;

(ii)	if the Vendor fails to comply with any of the actions and deliveries set forth in Clause 6.2(a) or the Purchaser fails to comply with any of the actions and deliveries set forth in Clause 6.2(b), then the complying Party (being, the Purchaser or the Vendor, as applicable) shall be entitled (in addition to and without prejudice to other rights and remedies available, including the right to claim damages and/or the right to require the specific performance (exécution forcée) of the Transaction in accordance with the provisions of Clause 14) by written notice to the non-complying Party (being, the Vendor or the Purchaser, as applicable) on the date on which Completion would otherwise have taken place, to:

(A)	require Completion to take place so far as practicable, having regard to the defaults which have occurred;

(B)	notify the non-complying Party of a new date for Completion (being no more than five Business Days after the original date for Completion), in which case the provisions of this Clause 6.2(e) shall apply to Completion as so deferred; or

(C)	refuse to proceed with Completion and terminate the Agreement (other than the Surviving Provisions), without incurring any liability vis à vis the defaulting Party in connection with such refusal and termination (save for any liability arising from any prior breach of their obligations under this Agreement, including the non-performance of the actions and deliveries set forth in Clauses 6.2(a) or 6.2(b), as applicable) and without the need for a prior notice (i.e., “sans mise en demeure préalable”).

7.	POST-COMPLETION OBLIGATIONS

7.1.	Access to Books and Records

(a)	From Completion and until the expiration of a seven-year period, each of the Vendor and the Purchaser shall procure that the other Party and its Representatives are provided, upon reasonable notice and during working hours, with all such assistance, documentation, information and access to premises and personnel of the relevant Vendor Group Companies or Group Companies, as the case may be, as they may reasonably require to prepare their Tax Returns and financial statements or to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest any suit, claims, proceedings, audit or investigations made by or against or incurred by them or their Representatives and shall permit the other to make copies of such documentation and information to the extent relevant; provided that notwithstanding the foregoing, neither Party shall be required to provide such documentation, information or access to the extent that that Party reasonably determines that doing so would violate any applicable Law or result in the waiver of any legal privilege or work product production of that Party or its Affiliates (however if any such information is not provided in reliance on this proviso, they shall provide the other Party with notice thereof and use commercially reasonable efforts to provide such information in a manner which would not violate any such Law or result in the waiver of any such privilege or protection).

(b)	During the period referred to in Clause 7.1(a), each of the Vendor and the Purchaser agrees not to, and to cause their respective Affiliates not to, destroy or otherwise dispose of any files, books, registers, records and documents relating to the Group Companies or the Vendor Group Companies to the extent related to the Business, respectively, for the period prior to Completion, without the prior written consent of the other (which may request, in such case, delivery of such records to it at its expense).

7.2.	Insurance

(a)	The Purchaser acknowledges that, effective as of the Completion Date, all insurance coverage provided in relation to the Business or any of the Group Companies or any of their Representatives pursuant to the Vendor Group Insurance Policies shall cease and save as otherwise provided by Law no insurance coverage shall be available to any of the Group Companies under any such policies for occurrences which take place, or claims made after the Completion Date.

(b)	The Purchaser shall procure that the Group Companies, their assets and the Business be, with effect as from the Completion Date, provided with insurance coverage on terms and conditions substantially comparable in all material respects to those of the insurance policies currently in effect for the Purchaser and its subsidiaries.

(c)	The Vendor shall (and shall cause its Affiliates, including the relevant Group Companies to) use its commercially reasonable efforts to cooperate with and provide assistance to the Purchaser between the date hereof and Completion in connection therewith.

(d)	Notwithstanding the foregoing, for claims under the Vendor Group Insurance Policies made before 23:59 CET on the Completion Date (with respect to “claims made basis” policies) and events that occurred prior to 23:59 CET on the Completion Date (with respect to “occurrence basis” policies), the Group Companies will continue to benefit from the coverage of the Vendor Group Insurance Policies after Completion (such claims and events being referred altogether as the Insurance Claims).

(e)	From Completion, such Insurance Claims will be handled, conducted and, as the case may be, settled, by the Vendor Group in consultation with the Purchaser. The Purchaser shall (and shall procure that the Group Companies shall) cooperate with the relevant members of the Vendor Group and provide such assistance as they may reasonably request in connection with the lodging, progress, conduct and (as the case may be) settlement and recovery of any such Insurance Claim. The Vendor will keep the Purchaser reasonably informed in connection therewith and shall consult with the Purchaser and consider its comments in relation to material actions or decisions to be taken in relation thereto. The Purchaser or the Group Companies shall pay any deductible, excesses, self-insurance retention or out-of-pocket cost and expenses (including Tax) incurred in connection with the Insurance Claims under the applicable Vendor Group Insurance Policy when due.

(f)	If and to the extent the Vendor or any member of the Vendor Group receives any payment in respect of any Insurance Claim, the Vendor shall, and shall cause such member of the Vendor Group to, remit such payment to the relevant Group Company as promptly as practicable, net of any deductible, excesses, and out-of-pocket costs and expenses (including Tax) properly incurred by the Vendor or any member of the Vendor Group as a result of the receipt of such payment.

7.3.	Unblocking License to Intellectual Property

(a)	Without prejudice to the IP License Agreements, effective upon (and subject to the occurrence of) Completion, the Vendor, on behalf of itself and its Affiliates, hereby grants to the Purchaser Group a non-exclusive, fully paid, perpetual, irrevocable, royalty-free licence, solely in the United States, Canada and Jamaica, to use any Intellectual Property (other than trademarks) owned by the Vendor or any of its Affiliates as of the Completion Date that is required by the Purchaser Group for the operation of the Business as conducted at the Completion Date (the Vendor Retained Licensed Intellectual Property) solely in connection with the ongoing operation of the Business.

(b)	Without prejudice to the IP License Agreements, effective upon (and subject to the occurrence of) Completion, the Purchaser, on behalf of itself and its Affiliates (including for the avoidance of doubt the Group Companies), hereby grants to the Vendor Group a non-exclusive, fully paid, perpetual, irrevocable, worldwide (other than the United States, Canada and Jamaica), royalty-free licence to use any Intellectual Property (other than trademarks) owned by the Group Companies as of the Completion Date that is required by the Vendor Group for the operation of the Retained Business as conducted at the Completion Date (the Purchaser Retained Licensed Intellectual Property) solely in connection with the ongoing operation of the Retained Business.

(c)	Each of the licenses granted in this Clause 7.3 is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and the Purchaser Group, as licensee on the one hand, and the Vendor Group, as licensee on the other hand, will retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code (or any similar foreign applicable Law) with respect thereto.

7.4.	No use by Purchaser Group of the Lhoist designation

(a)	The Parties acknowledge and agree that all right, title and interest in and to the name “Lhoist”, together with all variations or acronyms thereof and all trademarks, logos, designs, graphic representations, service marks, domain names, trade names, trade dress, corporate names and other identifiers of sources containing, incorporating or associated with the foregoing (the Lhoist Designation) are owned exclusively by the Vendor Group Companies, and that the Purchaser shall not and shall cause the Purchaser Group not to, use, directly or indirectly, the Lhoist Designation (including, without limitation, in any letterheads, advertisements, promotional materials and email addresses) or operate any business using the Lhoist Designation in any manner whatsoever, save as otherwise expressly permitted under this Agreement or the Transitional Services Agreement, as the case may be. Notwithstanding the foregoing, the Vendor grants, and shall procure that each relevant Vendor Group Company grants, to the Purchaser Group (including, as from the Completion Date, the Group Companies) a non-exclusive, royalty-free right to use the Lhoist Designation solely to the extent appearing on or in corporate names, signs, billboards, products and all kinds of materials, including but not limited to advertising and product materials, business papers, invoices, internet websites, emails, software, telephone lists, labels, stationery, trade dress, office forms, customer documentations, packaging or other properties or materials of the Group Companies (the Lhoist Designation Materials) for four months after Completion.

(b)	As a result of the above, the Purchaser agrees to procure that, as soon as reasonably practicable after Completion and in any event no later than four months afterwards:

(i)	the name of any part of the Business which consists of or incorporates the Lhoist Designation is changed to a name which does not include that word or any name which is confusingly similar;

(ii)	the Group Companies shall remove or cover any Lhoist Designation and any address of any Vendor Group Company on all Lhoist Designation Materials; and

(iii)	the publication formalities relating to the changes in corporate names described in Clause 7.4(b)(i) be carried out promptly.

7.5.	Former and Current Directors and Officers of the Group Companies

(a)	Save in case of fraud or willful misconduct, the Purchaser shall not, and shall cause the members of the Purchaser Group (including, as from the Completion Date, the Group Companies) not to, claim against any former or current director, manager, officer or employee of the Group Companies with respect to any management decisions adopted in relation to any of the Group Companies prior to Completion or otherwise seek the liability of any such director, manager, officer or employee in that respect and, to the extent any such claim is made or liability is sought, shall indemnify and hold any such director, manager, officer or employee harmless against the consequences of any such claim or liability, together with all reasonable costs and expenses arising out of or in connection with such liability or claim and the defense thereof to the fullest extent provided for under applicable Law and the Constitutional Documents of the relevant Group Company. These former and current directors, managers, officers and employees are expressly intended as third-party beneficiaries of this Clause 7.5(a).

(b)	The Purchaser undertakes to procure that insurance policies covering former or current directors, managers or officers of the Group Companies, with effect as from Completion, be maintained or replaced with a first-class insurance under reasonable and market practice terms and conditions, and under no less protective terms than those of the previous insurance policies. The Purchaser shall ensure that the scope of such new insurance policies shall also cover claims arising out of facts or events that occurred prior to Completion should the policies previously maintained by the Vendor cease to apply in respect thereof, on terms and conditions substantially comparable in all material respects to the coverage provided under the Company or its relevant Affiliate’s current directors’ and officers’ liability insurance policies; provided that in lieu of the foregoing, the Purchaser may obtain a prepaid “tail” policy providing directors’ and officers’ liability insurance cover for the benefit of those directors, managers or officers for claims arising out of facts or events that occurred prior to Completion, which tail policy shall remain in effect for a period of six years following Completion, provided further that in no event shall the Purchaser be required to pay an aggregate annual premium for such “tail” policy in excess of 300% of the annual premium payable by the Company or its relevant Affiliate for coverage for its current fiscal year under the Company or its relevant Affiliate’s current directors’ and officers’ liability insurance policy.

(c)	The Purchaser shall procure that the publication formalities relating to the resignations of the directors or corporate officers of the Group Companies having occurred on Completion be carried out as soon as possible on or after the Completion Date.

7.6.	Tax Matters

(a)	From time to time, upon written request by the Vendor, the Purchaser shall provide the Vendor with a written statement pursuant to Treasury Regulations Section 1.897-2(h)

informing the Vendor whether the Consideration Shares constitute a “United States real property interest” within the meaning of Section 897(c)(2) of the Code (and the Purchaser shall use commercially reasonable efforts to provide such statement no later than 30 days from the written request made by the Vendor). The Purchaser shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2), that such statement has been provided to the Vendor.

(b)	The Purchaser and the Vendor shall cooperate fully, as and to the extent reasonably requested by the other Party in writing, in connection with the filing of Tax Returns and any suit, claim, action, proceeding or audit with respect to Taxes of the Group Companies.

(c)	The Purchaser shall not, and shall not permit any of its Affiliates (including any Group Company after the Completion Date) to, without the prior written consent of the Vendor, which consent may not be unreasonably withheld, conditioned or delayed, make any Tax election with respect to any Group Company that has retroactive effect to the Completion Date or any period prior to the Completion Date, if and to the extent such election would result in a Tax liability for which the Vendor could be held responsible under this Agreement or by operation of Law or reduce the Consideration payable to the Vendor hereunder.

7.7.	Wrong-Pocket

(a)	If and to the extent that, during the 12 months following the Completion Date, any asset, right, receivable or claim, whether tangible or intangible, real or personal, movable or immovable, that is primarily related to the Business (a Business Asset) is found to have been retained by or transferred to a Vendor Group Company in error (provided that the remediation of such error in accordance with the provisions of this Clause 7.7(a) does not contradict any provisions of the Transaction Documents) or in deviation from what has been agreed in the Transaction Documents, if requested by the Purchaser, the Vendor shall transfer or procure the transfer of such Business Asset to such Group Company as the Purchaser may direct and the Parties shall, as soon as reasonably practicable, execute such documents and do such acts as may be reasonably necessary to procure such transfer for no consideration.

(b)	Pending such transfer, the Business Asset shall be held by the relevant Vendor Group Company entity as agent of and (to the extent possible under applicable Law) trustee for the Purchaser in order to ensure that any profits, losses, rights and liabilities incurred in connection with such Business Asset will ultimately be transferred to the Purchaser.

(c)	If and to the extent that, during the 12 months following the Completion Date, any asset, right, receivable or claim, whether tangible or intangible, real or personal, movable or immovable, that is primarily related to the Retained Business or more generally which is not a Business Asset (a Retained Asset) is found to have been retained by or transferred to a Group Company in error (provided that the remediation of such error in accordance with the provisions of this Clause 7.7(c) does not contradict any provisions of the Transaction Documents) or in deviation from what has been agreed in the Transaction Documents, if requested by the Vendor, the Purchaser shall transfer or procure the transfer of such Retained Asset to such Vendor Group Company as the Vendor may direct and the Parties shall, as soon as reasonably practicable, execute such documents and do such acts as may be reasonably necessary to procure such transfer for no consideration.

(d)	Pending such transfer, the Retained Asset shall be held by the relevant Group Company as agent of and (to the extent possible under applicable Law) trustee for the Vendor in order to ensure that any profits, losses, rights and liabilities incurred in connection with such Retained Asset will ultimately be transferred to the Vendor.

(e)	If, at or after Completion, any Vendor Group Company receives any payment that is attributable to any Group Company or the Business, the Vendor shall promptly pay or procure that a Vendor Group Company promptly pays (as applicable) a sum equal to such payment to the relevant Group Company.

(f)	If ownership of any Retained Asset is transferred by any Group Company to any Vendor Group Company by virtue of Clause 7.7(c) and was used in the conduct of the Business as conducted as of the Completion Date, then, upon completion of such transfer, at the written request of the Purchaser, the Parties shall, as soon as reasonably practicable, enter into a contract to be negotiated in good faith under which Vendor shall procure that the relevant Vendor Group Company grants to the Group Companies or the Purchaser’s designee for no consideration (subject to applicable Law) a right of use of such Retained Asset on reasonable and nondiscriminatory terms, provided that the foregoing clause shall not apply to any Retained Asset for which a right of use has already been granted to a Group Company under any Transaction Document (other than the Transitional Services Agreement), and in the interim the Group Companies shall have the right to use such Retained Asset for no consideration.

(g)	If, at or after Completion, the Purchaser or any member of the Purchaser Group receives any payment that is not attributable to the Business and that is attributable to any Vendor Group Company or the Retained Business, the Purchaser shall promptly pay or procure that a member of the Purchaser Group promptly pays (as applicable) a sum equal to such payment to the relevant Vendor Group Company.

(h)	If ownership of any Business Asset is transferred by any Vendor Group Company to any Group Company by virtue of Clause 7.7(a) and was used in the conduct of the Vendor Group’s business as conducted as of the Completion Date, then, upon completion of such transfer, at the written request of the Vendor, the Parties shall, as soon as reasonably practicable, enter into a contract to be negotiated in good faith under which the Purchaser shall procure that the relevant Group Company grants to the Vendor Group Companies or Vendor’s designee for no consideration (subject to applicable Law) a right of use of such Business Asset on reasonable and nondiscriminatory terms, provided that the foregoing clause shall not apply to any Business Asset for which a right of use has already been granted to a Group Company under any Transaction Document (other than the Transitional Services Agreement), and in the interim the Vendor Group Companies shall have the right to use such Business Asset for no consideration.

(i)	If a Vendor Group Company is obliged under applicable Law to repay to a third party any amount in respect of which any Vendor Group Company has made a payment to the Purchaser or any member of the Purchaser Group pursuant to paragraph (e), the Purchaser or the relevant member of the Purchaser Group shall, upon written notice from the relevant Vendor Group Company, promptly pay to the relevant Vendor Group Company an amount equal to such payment made pursuant to paragraph (e).

(j)	If the Purchaser or any member of the Purchaser Group is obliged under applicable Law to repay to a third party any amount in respect of which the Purchaser or any member of the Purchaser Group has made a payment to any Vendor Group Company pursuant to paragraph (g), the relevant Vendor Group Company shall, upon written notice from the relevant member of the Purchaser Group, promptly pay to the Purchaser or any relevant member of the Purchaser Group an amount equal to such payment made pursuant to paragraph (g).

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1.	Organization, Authority and Validity, No Conflicts

The Purchaser warrants to the Vendor, as at the date of the Agreement and as at the Completion Date, the matters set forth below:

(a)	It is duly organized and validly existing under the Laws of its jurisdiction of its formation and it has the full capacity, corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.

(b)	The execution of this Agreement and of the other Transaction Documents to which it is or will become a party by the Purchaser and the completion of the transactions contemplated herein or therein have been or will be duly authorized by the competent corporate bodies of the Purchaser and no other corporate action on its part is or will be necessary to authorize the execution of this Agreement and of the other Transaction Documents to which it is or will become a party or the completion of any of the transactions contemplated herein or therein.

(c)	This Agreement and the other Transaction Documents to which it is or will become a party constitute (or shall constitute when executed) legal, valid and binding obligations on it, and, assuming that this Agreement and the other Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, as applicable, are enforceable in accordance with their respective terms (subject to the Enforceability Exceptions). The Agreement and the other Transaction Documents have been (or will be) executed by a duly authorized representative.

(d)	It is not insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws, nor to any other proceedings with regard to the prevention or resolution of business difficulties.

(e)	Neither the performance of its obligations hereunder or under the other Transaction Documents nor the completion of the transactions contemplated herein or in the other Transaction Documents:

(i)	conflicts with or breaches any provisions of its Constitutional Documents; or

(ii)	breaches, conflicts with, or results in the breach of, any material contract or undertaking to which the Purchaser is a party; or

(iii)	constitutes a breach by the Purchaser of any Law applicable to it; or

(iv)	requires any consent, approval, order or authorisation of, or registration, declaration, notification or filing with any Authority that is not provided for in this Agreement.

(f)	The Purchaser has duly authorized and reserved a sufficient number of shares of Purchaser Common Stock to permit the issuance of the Consideration Shares, and the

Consideration Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances (other than Encumbrances arising under the Shareholders’ Agreement, the Registration Rights Agreement, or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive rights, rights of first offer or first refusal, or similar rights.

(g)	The Purchaser’s articles of incorporation, as amended, authorizes a number of shares of Purchaser Common Stock sufficient to permit the issuance of the Consideration Shares without the need for any stockholder approval or amendment thereto.

(h)	The Purchaser is, and will be, a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) that is not an “ineligible issuer” (as defined in Rule 405 under the Securities Act).

(i)	The Purchaser is current in all of its reporting obligations under the Exchange Act and satisfies the current public information requirements of Rule 144(c) under the Securities Act.

(j)	The Purchaser Common Stock is listed on the NYSE and no proceeding is pending or, to the knowledge of the Purchaser, threatened seeking to prohibit or terminate the listing of the Purchaser Common Stock on the NYSE.

(k)	The Purchaser has not received any written notice from the NYSE or the SEC that the listing of the Purchaser Common Stock on the NYSE is being reviewed, questioned, or subject to any proceeding for suspension or delisting.

8.2.	Financing of the Transaction

(a)	The Purchaser represents and warrants that (i) the aggregate proceeds of the Purchaser’s Debt Financing will be, when taken together with cash and other sources of immediately available funds of the Purchaser Group, sufficient to enable the Purchaser at Completion to pay all amounts required to be paid by the Purchaser under this Agreement and allow for the completion of all transactions contemplated under this Agreement in accordance with the terms and conditions herein (collectively, the Required Amount) and (ii) the commitments under the Debt Financing Arrangements are irrevocable and do not contain any conditions or other contingencies related to the funding of the full amounts of financing contemplated thereunder, other than as expressly set forth in the Debt Financing Arrangements delivered on the date of this Agreement.

(b)	The Purchaser has delivered to the Vendor copies of an executed debt commitment letter dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with this Clause 8.2, the Debt Commitment Letter) and the executed fee letters referenced therein (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Clause 8.2, the Debt Fee Letters and, together with the Debt Commitment Letter, the Debt Financing Arrangements) (provided that fees, “pricing flex”, syndication hold levels and other economic terms (none of which would adversely affect the principal amount, availability, timing or conditionality of the Purchaser’s Debt Financing) set out in any Debt Fee Letter may be redacted by the Purchaser for the purpose of such communication).

(c)	The Purchaser represents and warrants to the Vendor that (i) the Debt Commitment Letter and the Debt Fee Letters are true and complete (save for the redactions referred to in paragraph (b) above), (ii) as of the date hereof, the Debt Commitment Letter and the Debt Fee Letters have not been amended, waived or modified in any respect and as of the date hereof, no such amendment or modification is contemplated (other than as set forth in any Debt Fee Letter with respect to market flex rights and/or to add, join or otherwise bind additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Financing Arrangements as of the date hereof), (iii) as of the date hereof, to the knowledge of the Purchaser, the respective commitments on the terms and subject to the conditions contained in the Debt Financing Arrangements have not been withdrawn, terminated or rescinded in any respect, (iv) as of the date hereof, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Purchaser, and, to the knowledge of the Purchaser, the other parties thereto, enforceable against the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, fraudulent conveyance, reorganization, liquidation, dissolution, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (v) there is no other arrangement in connection with the Purchaser’s Debt Financing or generally the funding of the Transaction which could, in each case, adversely affect or modify the availability of the Purchaser’s Debt Financing, the conditions for funding of the Purchaser’s Debt Financing and/or the quantum of the Purchaser’s Debt Financing as provided for in each case under the Debt Commitment Letter and the Debt Fee Letters, and which has not been disclosed to the Vendor.

(d)	The Purchaser undertakes to use best efforts to ensure that:

(i)	the Purchaser’s Debt Financing will remain in full force and effect until Completion; provided that nothing herein shall prevent (A) the Purchaser from reducing the commitments under the Debt Financing Arrangements to the extent that, after giving effect to such reduction, the proceeds from the Purchaser’s Debt Financing shall be sufficient, when taken together with cash proceeds from any Substitute Debt Financing received by and then-available to the Purchaser at or prior to Completion, cash on hand, marketable securities and other sources of immediately available funds on hand or otherwise available, to pay the Required Amount at Completion (any such reduction, a Permitted Commitment Reduction) or (B) the Purchaser from substituting all or any portion of the Purchaser’s Debt Financing with one or more commitments to provide substitute debt financing in an amount, together with any cash on hand, marketable securities and other sources of immediately available funds on hand or otherwise available and any then-available portion of the Purchaser’s Debt Financing, at least equal to the Required Amount (any such substitute debt financing, Substitute Debt Financing), and to obtain new financing commitment letter(s) with respect to such Substitute Debt Financing (Substitute Debt Financing Arrangements); provided, further, that (1) in no event shall any Substitute Debt Financing (x) impose new or additional conditions relative to the Purchaser’s Debt Financing or otherwise expand, amend or modify any conditions to the Purchaser’s Debt Financing or (y) reasonably be expected to make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur and (2) in the event that Substitute Debt Financing Arrangements are obtained, the definitions of “Debt Financing Arrangements” and “Purchaser’s Debt Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such Substitute Debt Financing Arrangements and such Substitute Debt Financing contemplated thereby;

(ii)	there shall be no termination, replacement or cancellation of the Purchaser’s Debt Financing other than as contemplated by Clause 8.2(d)(i) above, and there shall be no amendment, modification, restatement or other change made to the Debt Financing Arrangements except for those that shall have been accepted in advance in writing by the Vendor, unless such amendment, modification, restatement or other change would not (A) reduce the aggregate amount of the Purchaser’s Debt Financing other than pursuant to a Permitted Commitment Reduction, (B) impose new or additional conditions to, or otherwise expand, amend or modify any of the conditions to, the funding of the Purchaser’s Debt Financing, or (C) reasonably be expected to prevent, delay or impair the availability or funding of the Purchaser’s Debt Financing or the Purchaser’s ability to pay the Required Amount at Completion;

(iii)	there shall be no reduction of the aggregate amount available under the Purchaser’s Debt Financing (other than Permitted Commitment Reductions) without the prior consent of the Vendor;

(iv)	no drawstop event, attributable to the Purchaser or any of its Affiliates, will occur on or prior to the Completion Date;

(v)	all the conditions precedent under the Debt Financing Arrangements that are within the Purchaser’s control shall be satisfied on the Completion Date or on any earlier date as required by the Debt Financing Arrangements; and

(vi)	the Purchaser complies with and enforces its rights under the Debt Financing Arrangements, satisfies on a timely basis all conditions to the funding of the Purchaser’s Debt Financing that are within its control and, if any portion of the Purchaser’s Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Financing Arrangements, promptly obtains Substitute Debt Financing or alternative financing in accordance with Clause 8.2(d)(i) in an amount sufficient, together with any cash on hand, marketable securities and other sources of immediately available funds on hand or otherwise available and any then-available portion of the Purchaser’s Debt Financing, to pay the Required Amount at Completion.

(e)	Unless the Purchaser shall have reduced the commitments under the Debt Financing Arrangements to zero pursuant to Permitted Commitment Reductions, the Purchaser shall negotiate in good faith the terms of the agreements to be entered into prior to the drawdown of the Purchaser’s Debt Financing with a view to finalizing all agreements no later than five Business Days prior to the Completion Date.

(f)	The Purchaser expressly agrees that, notwithstanding the provisions of article 1186, al. 2 of the French Civil Code which the Purchaser expressly and irrevocably waives, this Agreement shall not be rendered void (caduc) in case of the termination of the Purchaser’s Debt Financing for any reason whatsoever.

(g)	Obtaining the Purchaser’s Debt Financing is not a Condition. If any portion of the Purchaser’s Debt Financing is not obtained for any reason, the Purchaser will continue to be obligated to consummate the Completion, subject to the satisfaction or waiver of the

Conditions set forth in Clause 4.1. Any non-compliance by the Vendor, the Company or their respective Affiliates with the covenants and agreements set forth in Clause 5.6 will be disregarded for purposes of determining whether the Conditions set forth in Clause 4.1 have been satisfied and the Vendor and the Group Companies will not be deemed to be in breach of the covenants set forth in Clause 5.6, so long as they have acted in good faith to comply with the obligations set forth in Clause 5.6. For the avoidance of doubt, none of the availability, syndication or funding of the Purchaser’s Debt Financing (or any Substitute Debt Financing or alternative financing) shall constitute a condition to the Purchaser’s obligation to consummate Completion.

8.3.	Due diligence

(a)	The Purchaser and its Representatives have had the opportunity to conduct a satisfactory due diligence review of the Group Companies and of the Business and have had access to documents, information (oral or written), data and other materials pertaining thereto, relating inter alia, to legal, financial, accounting, Tax, environmental and commercial matters, including through the Data Room and the Vendor Due Diligence Reports, and have had the opportunity to make site visits and to attend meetings with Representatives of the Group and ask questions. The Purchaser hereby declares that it has received all information as it considered necessary in the circumstances to make its decision to enter into this Agreement and proceed with the Transaction.

(b)	In connection with the Purchaser’s investigation of the Group Companies, the Purchaser has received from the Vendor and its Representatives certain projections, estimates, assessments and other forecasts and certain business plan information on the Group Companies. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates, assessments and other forecasts and plans, that it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by the Purchaser on such projections, estimates, assessments and other forecasts and plans shall be at its sole risk, and without limiting any other provisions herein, that the Purchaser shall have no claim against anyone with respect thereto.

(c)	Accordingly, the Purchaser acknowledges that the Vendor, the Group Companies and each of their respective Representatives do not give or make any representation or warranty to the Purchaser, express or implied, with respect to such projections, estimates, forecasts or plans, statements of intent or statements of opinion provided to the Purchaser or any of its Representatives on or prior to the date of this Agreement, including in the Disclosed Information, other than as expressly set forth in the Agreement.

(d)	In order to decide to acquire the Securities, the Purchaser relied on its own research and analysis of the documents and information gathered in the course of said due diligence. The Purchaser is a sophisticated buyer with ample resources and experience to reasonably comprehend the Group Companies and the Business and has independently acquired sufficient knowledge of the industry in which they operate and assessed the risks inherent therein.

9.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

9.1.	Vendor Representations and Warranties

(a)	The Vendor represents and warrants to the Purchaser the matters set forth in the Vendor Warranties as at the date of the Agreement and as at the Completion Date (except for such Vendor Warranties which are expressly made as of a specific date and are therefore made on said specific date only).

(b)	The Vendor Warranties are deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing and any reference made to this Agreement (whether express or implied) in relation to any Vendor Warranty shall be construed, in relation to such repetition, as a reference to the date of the Agreement and to the Completion Date.

(c)	The Parties agree that such Vendor Warranties are granted under the condition that the Purchaser will have secured the W&I Insurance Policy for its benefit and/or the benefit of the Purchaser Group (including, after Completion, the Group Companies) to cover Losses resulting from breaches of the Vendor Warranties subject to the limitations and other terms and conditions set forth in the W&I Insurance Policy. For the avoidance of doubt, it is expressly agreed that the Vendor shall have no liability whatsoever in respect of such Vendor Warranties if the W&I Insurance Policy is not secured for the benefit of the Purchaser and/or the benefit of the Purchaser Group on or prior to the Completion Date.

9.2.	Exclusive Representations and Warranties

(a)	The Vendor does not make any express or implied representation or warranty to the Purchaser other than the Vendor Warranties, which the Purchaser irrevocably accepts.

(b)	The Purchaser does not make any express or implied representation or warranty to the Vendor other than the Purchaser Warranties, which the Vendor irrevocably accepts.

(c)	The payment of a Refund provided in Clause 10 and Purchaser’s rights under the W&I Insurance Policy shall be the exclusive remedy of the Purchaser in respect of any Claim for a breach of the Vendor Warranties, save for the case of fraud or wilful misconduct or concealment (“dol” or “réticence dolosive”). To the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1641 and 1643 of the French Civil Code.

10.	REFUND BY THE VENDOR

10.1.	Refund

(a)	Subject to the provisions of this Clause 10, from and after the Completion Date, the Vendor shall pay to the Purchaser a cash amount (a Refund) equal to any Losses that the Purchaser or any Purchaser Group Member may have suffered directly as a result of any material inaccuracy of any Vendor Warranty made by the Vendor.

(b)	Any payment due by the Vendor hereunder shall be treated as a reduction of the Consideration Cash and the Parties agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

(c)	Notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the Vendor Warranties or covenants of the Vendor hereunder, the Vendor’s liability may only be sought once in respect of such Loss.

10.2.	Limits On Claims

(a)	The aggregate liability of the Vendor in respect of:

(i)	all Claims (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) payable by the Vendor in connection with such Claims) related to Business Vendor Warranties shall not exceed €1, regardless of whether (A) the W&I Insurance Policy has been entered into or maintained by the Purchaser, or (B) the Purchaser receives any payment under the W&I Insurance Policy; and

(ii)	all Claims (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) payable by the Vendor in connection with such Claims) related to Fundamental Vendor Warranties shall not exceed €1 until the amount of the policy limit for Fundamental Vendor Warranties under the W&I Insurance Policy (the Fundamental W&I Cap) has been exhausted in accordance with the terms of the W&I Insurance Policy and provided that the Purchaser has provided the Vendor with a written confirmation from the W&I Insurer that such Fundamental W&I Cap has been exhausted, and then up to the amount of the Consideration Cash for the part exceeding such Fundamental W&I Cap, it being specified that, should the Purchaser proceed with Completion without the benefit of the W&I Insurance Policy, the aggregate liability of the Vendor in respect of the Fundamental Vendor Warranties shall remain capped at €1.

(b)	The Vendor shall not be liable in respect of any Claim and any such Claim shall be wholly barred and unenforceable unless the Purchaser has given notice in writing of such Claim to the Vendor in accordance with paragraphs (c) and (d) below within a period of two years following the Completion Date, except:

(i)	for Claims related to Fundamental Vendor Warranties which must be notified by the Purchaser to the Vendor within a period of five years following the Completion Date; and

(ii)	for Claims related to Clause 20 of the Vendor Warranties which must be notified by the Purchaser to the Vendor within a period of five years following the Completion Date.

(c)	The Purchaser shall give notice in writing of any Claim to the Vendor as soon as reasonably practicable and, in any event, within 20 Business Days after any member of the Purchaser Group becoming aware of the facts, matters, events or circumstances giving rise to such Claim (or when an action is required before a certain date subject to the Vendor forfeiting its rights, no later than five Business Days prior to such date), provided that the non-compliance by the Purchaser with the provisions of this paragraph (c) shall only operate to limit the liability of the Vendor to the extent that the Vendor’s ability to defend such Claim is materially prejudiced or the liability of the Vendor is increased as a result.

(d)	Such notice shall include such detail as is reasonably available to the Purchaser at the time of the relevant facts, matters, events or circumstances giving rise to the Claim, which of the Purchaser or any Group Company has paid or suffered the Loss in respect of which the Claim is brought, the Purchaser’s bona fide estimate of any alleged Loss and the specific Vendor Warranties or other provisions of the Agreement which are alleged to have been breached, as well as any other available supporting evidence as may reasonably be required to assess the merits of the Claim and the computation of the Refund or estimate of the Loss, provided that the non-compliance by the Purchaser with the provisions of this paragraph (d) shall only operate to limit the liability of the Vendor to the extent that the Vendor’s ability to defend such Claim is materially prejudiced or the liability of the Vendor is increased as a result.

(e)	To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, the Vendor shall not be liable for such Claim if and to the extent that it is remedied to the reasonable satisfaction of the Purchaser within 60 Business Days of the date of the notice referred to in paragraph 10.2(b).

(f)	The Vendor may object in writing to a Claim at any time after receipt of the corresponding Claim notice from the Purchaser. In such case, the Vendor and the Purchaser shall attempt in good faith to reach an agreement with respect to the validity of such Claim and the amount of the corresponding Refund. If no such agreement can be reached after good faith negotiations within a period of 30 Business Days following the receipt by the Purchaser of the written objection of the Vendor, the dispute shall be settled in accordance with the provisions of Clause 23.

(g)	The Vendor shall not be liable in respect of any Claim and any liability of the Vendor in respect of such Claim shall absolutely cease, to the extent not previously satisfied, withdrawn or settled, unless legal proceedings in respect of such Claim have been commenced within nine months after the date of the notice referred to in Clause 10.2(b) is given, it being agreed that legal proceedings shall not be deemed to have been started unless a Request for Arbitration has been submitted to the ICC and received by the Vendor in accordance with the ICC Rules.

(h)	Any deficiency assessed by a Tax Authority whose effect is to shift a Tax liability from one fiscal year to another or to modify the jurisdiction in which a Tax liability may occur may give rise to a Claim only insofar as the Purchaser or any Group Company is required to pay a penalty or interest charge in relation thereto, or the Purchaser or any Group Company is subject to increased Tax thereon as a result of an increase in applicable or effective Tax rates, and only up to the amount of any such penalty, interest charge or additional Tax actually paid.

10.3.	Calculation of the Loss

(a)	The liability of the Vendor in respect of a Loss shall be computed without regard to any multiple or valuation factor that may have been used in determining the Consideration Cash. The amount of the liability of the Vendor in respect of a Loss shall not be grossed up with a view to holding the Purchaser or the relevant Purchaser Group Member harmless of the consequences of any Tax liability resulting for them from the payment of the related Refund.

(b)	The amount of the liability of the Vendor in respect of a Loss shall be reduced by any monetary gain, saving or other benefit, including a Tax Benefit, benefiting to the Purchaser or any Purchaser Group Member which is directly attributable to the relevant Loss. In the event that such gain, saving or other benefit (including a Tax Benefit) that would have reduced the relevant Refund pursuant to the foregoing sentence is received or realized after the payment of the Refund is made (such that such Refund was not reduced by the amount of such gain, saving or other benefit (including a Tax Benefit)), the Purchaser or relevant Purchaser Group Member shall pay on an after-Tax basis to the

Vendor the amount of such gain, saving or other benefit (including a Tax Benefit), less any reasonable out-of-pocket costs and expenses incurred in obtaining such monetary gain, saving or other benefit, including a Tax Benefit, promptly after such gain, saving or other benefit (including a Tax Benefit) is actually received or realized. Any such payment by the Purchaser or the relevant Purchaser Group Member shall be treated as an increase of the Consideration Cash and the Parties agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

(c)	If a Claim is based upon a Loss or liability which is contingent only, no Refund shall be due unless and until such Loss or liability becomes due and payable.

10.4.	Exclusions

(a)	The Vendor shall not be liable in respect of any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is disclosed in the Agreement, any Transaction Document or is Fairly Disclosed in the Disclosed Information, provided that at Completion the Vendor may update the disclosures against the Vendor Warranties (including by way of update of the content of the Schedules to this Agreement) with facts and circumstances occurring between the date of the Agreement and the Completion Date.

(b)	The Vendor shall not be liable in respect of any Claim if and to the extent that the underlying damage is covered by any insurance policy (including under the W&I Insurance Policy) or would have been so covered if the insurance policies effected by or for the benefit of the Group Companies existing at Completion had been maintained after Completion on no less favorable terms or if the Purchaser had diligently notified the underlying claim to the relevant insurance provider.

(c)	The Vendor shall not be liable in respect of any Claim if and to the extent that allowance, provision or reserve in respect of the fact, matter, event or circumstance giving rise to such Claim has been made in the Accounts or has already been taken into account in the calculation of the Consideration Cash by virtue of having been specifically identified in the Enterprise Value to Equity Bridge.

(d)	The Vendor shall not be liable in respect of any Claim if and to the extent that a specific allowance, provision or reserve in respect of the fact, matter, event or circumstance giving rise to such Claim constitutes a Leakage to the extent such Leakage has been paid back to the Purchaser or the Group Companies or has already been taken into account pursuant to Clause 3.2(b).

(e)	The Vendor shall not be liable in respect of any Claim if and to the extent that such Claim (or any increase therein) would not have arisen but for any of the following:

(i)	any alteration to or enactment of any Law which was announced or enacted after the date of the Agreement;

(ii)	the withdrawal or amendment of or change to any practice, concession or written agreement or administrative arrangements with any Group Company previously made by any Authority and in force at the date of the Agreement, provided such withdrawal, amendment of or change was not caused by the actions of any Vendor Group Company or Group Company;

(iii)	any act or omission of any member of the Vendor Group or any Group Company prior to Completion taken at the written request of or with the written consent of the Purchaser;

(iv)	any act or omission of any member of the Purchaser Group, or any of their Representatives;

(v)	any change after the Completion Date in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company from those used in the preparation of the Accounts; or

(vi)	any change in any Tax election, any filing of amended Tax Returns, any waiver or extension of any statute of limitations, any change of the jurisdiction of Tax residence of any Group Company, or any other voluntary action relating to Taxes by the Purchaser, any member of the Purchaser Group or any Group Company following Completion.

(f)	In the event of a material breach of Clauses 7.1 or 10.8 by any member of the Purchaser Group or any of their Representatives, the Vendor shall have no obligation to pay any amount of a Refund to the extent (and only to the extent) such amount is a direct result of such material breach.

10.5.	Alternative and Subsequent Recovery

(a)	The Vendor shall not be liable in respect of any Claim if and to the extent that the Loss to which the Claim relates has otherwise been compensated for in full without loss to any member of the Purchaser Group.

(b)	If the Vendor pays the Purchaser any amount in respect of a Claim and any member of the Purchaser Group subsequently becomes entitled to recover from a Third Party a sum which is referable to that Claim (including any discount, relief or credit), the Purchaser shall give prompt notice to the Vendor, and shall procure that any relevant member of the Purchaser Group shall, use all reasonable endeavours to recover from such Third Party. If any amount is actually recovered from such Third Party, then such amount (up to the amount actually paid by the Vendor to the Purchaser and net of (i) any reasonable out-of-pocket costs and expenses incurred in pursuing such recovery and (ii) any Tax incurred thereon) shall promptly be repaid by the Purchaser to the Vendor.

10.6.	Conduct of Third Party Claims

(a)	In respect of any fact, matter, event or circumstance which comes to the notice of any member of the Purchaser Group which is reasonably likely to result in a claim against any of them (a Third Party Claim) and which, in turn, is reasonably likely to result in a Claim, the Purchaser shall as soon as reasonably practicable give written notice of the Third Party Claim to the Vendor specifying in reasonable detail the material aspects of the Third Party Claim and shall procure that each member of the Purchaser Group shall:

(i)	keep the Vendor promptly informed of the progress of the Third Party Claim;

(ii)	not cease to defend the Third Party Claim or make any admission of liability or any agreement or compromise or settle in relation to the Third Party Claim without the prior written consent of the Vendor (not to be unreasonably withheld or delayed);

(iii)	take such action as the Vendor may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third Party Claim; and

(iv)	if the Vendor has agreed in writing to be responsible for the Loss related to the Claim (without prejudice and subject to the terms of W&I Insurance Policy), allow the Vendor, at its election, to take over the conduct of the Third Party Claim.

(b)	If the Vendor elects to take over the conduct of the Third Party Claim:

(i)	it shall inform the Purchaser within 20 Business Days of the receipt of the corresponding Claim notice from the Purchaser, which shall not constitute an acknowledgement by the Vendor that it is liable for such Third Party Claim under the Agreement;

(ii)	it shall retain counsel of its choice at its own expense to defend the interest of the Purchaser and the Group Companies (but for the avoidance of doubt, the Purchaser shall have the right, but not the obligation, to participate in the defense of the Third Party Claim with counsel of its own choosing at its own expense);

(iii)	it shall (A) keep the Purchaser duly and promptly informed of the status of, and all material developments in relation to, the Third Party Claim, and (B) consult with the Purchaser and the Group Companies in good faith in respect of the Third Party and shall allow the Purchaser and the Group Companies a reasonable opportunity to make recommendations in respect thereof before any material action is taken;

(iv)	the Purchaser and the Group Companies shall provide the Vendor with all information, documents or access to sites and employees in relation to the Third Party Claim which the Vendor may reasonably request; and

(v)	the Vendor shall not, without the prior written consent of the Purchaser enter into any settlement of such Third Party Claim which (A) provides for any relief against any Purchaser Group Member other than the payment of monetary damages, (B) does not include as an unconditional term thereof the giving by each claimant to the Purchaser and the relevant Group Companies of an unconditional release from all liability with respect to such Third Party Claim, (C) includes any admission of wrongdoing, fault or misconduct by the Purchaser or any Group Company, or (D) imposes any continuing obligation or restriction on the Purchaser or any Group Company.

(c)	If the Vendor notifies the Purchaser that it does not elect to conduct the defence of the Third Party Claim, or if it fails to inform the Purchaser of its choice within the time limit set out in paragraph (b), the Purchaser or the relevant Group Companies shall conduct the defence of such Third Party Claim in compliance with the provisions of paragraph (a). In such circumstances, the Vendor shall cooperate in good faith with the Purchaser in the defence of such Third Party Claim and shall provide the Purchaser with all information, documents or access to sites and employees in relation to the Third Party Claim which the Purchaser may reasonably request.

10.7.	Payment

The payment of any sum due by the Vendor to the Purchaser under this Clause 10 shall be made by the Vendor in connection with any Claim, within 10 Business Days following the acceptance of the Claim by the Vendor, or in the event of a disagreement between the Parties, following the date of an immediately enforceable decision rendered in respect of such disagreement between the Parties.

10.8.	Duty to Mitigate

The Purchaser shall procure that all reasonable steps and proceedings are taken by each member of the Purchaser Group and each of their Representatives in order to avoid or mitigate any Claim, including prosecuting diligently and in good faith any claim that it or any Group Company may have against any Third Party to receive indemnification or any other recovery (including insurance proceeds). The Purchaser shall keep the Vendor regularly informed of all such efforts. For the avoidance of doubt, Purchaser and each member of the Purchaser Group’s reasonable and documented out-of-pocket costs and expenses of such mitigation shall constitute Losses for the purposes of the Agreement.

10.9.	W&I Insurance Policy

(a)	On or prior to Completion, the Purchaser shall procure a buyerside representation and warranty insurance policy, which provides coverage for the benefit of the Purchaser or its designee as the named insured for breaches of any of the Vendor Warranties (the W&I Insurance Policy). Absent fraud (“fraude”) or wilful misconduct or concealment (“dol” or “réticence dolosive”), the obligations and liabilities of the Vendor under Clauses 9 and 10.1(a) shall be covered by the W&I Insurance Policy. Prior to the Completion, the Vendor shall reasonably cooperate with the Purchaser and use commercially reasonable efforts with respect to any reasonable requests made by the Purchaser in connection with the Purchaser’s procurement of the W&I Insurance Policy, including responding to and facilitating any additional reasonable diligence investigation and providing to the Purchaser and its Representatives, as well as the applicable insurers, any additional diligence information reasonably requested in connection with binding such policy on or prior to the Completion and/or removing and/or limiting any exclusions under the W&I Insurance Policy. After Completion, the Purchaser agrees that it will comply with the terms of any post-Completion deliverables set out in the W&I Insurance Policy as reasonably necessary to obtain a final bound W&I Insurance Policy, and the Purchaser shall provide the Vendor with a true, correct and complete copy of the final bound W&I Insurance Policy promptly following receipt thereof. The Purchaser shall be responsible for paying the premiums, commissions, fees, Taxes and other costs and expenses of procuring and maintaining the W&I Insurance Policy.

(b)	Absent fraud (“fraude”) or wilful misconduct or concealment (“dol” or “réticence dolosive”), the Vendor shall not have any liability or obligation to indemnify or compensate the Purchaser under Clauses 9 or 10.1(a) (i) in respect of any Claim for a breach of the Business Vendor Warranties, under any circumstances, for any amount in excess of €1 in the aggregate, and (ii) in respect of any Claim for a breach of the Fundamental Vendor Warranties for so long as the Fundamental W&I Cap has not been exceeded. The foregoing shall apply regardless of whether the Purchaser has subscribed to and/or maintained the W&I Insurance Policy, whether the terms thereof do not provide coverage for any specific type or category of claims or losses, or whether the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder.

(c)	The Purchaser acknowledges and agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Claim under Clause 10.1(a) against the Vendor (i) in respect of any Claim for a breach of the Business Vendor Warranties for any amount in excess of €1 in the aggregate and (ii) in respect of any Claim for a breach of the Fundamental Vendor Warranties for so long as the Fundamental W&I Cap has not been exceeded, except in each case if and to the extent either of the following applies:

(i)	the Claim is required to permit or facilitate a claim by the Purchaser under the W&I Insurance Policy against any of the W&I Insurance Policy insurers, but only on the basis that the Vendor shall not have any liability for any such Claim; or

(ii)	the Claim arises or is increased as a result of the fraud (“fraude”) or wilful misconduct or concealment (“dol” or “réticence dolosive”) of the Vendor and then only if and to the extent that such Claim relates to the Vendor’s fraud or wilful misconduct or concealment.

(d)	Unless expressly permitted by paragraph (c) above and, for the avoidance of doubt:

(i)	the Purchaser shall not be entitled to make a Claim under Clause 10.1(a) against the Vendor and the Purchaser’s sole recourse in respect of any Claim under Clause 10.1(a) will be against the insurers under the W&I Insurance Policy (x) in respect of any breach of the Business Vendor Warranties and (y) in respect of any breach of the Fundamental Vendor Warranties, for so long as the Fundamental W&I Cap has not been exceeded, in each case whether or not such claim is covered by the W&I Insurance Policy (including, for the avoidance of doubt, if the Purchaser is unable to make a claim under the W&I Insurance Policy as a result of a deductible or excess applying pursuant to the terms of the W&I Insurance Policy) and whether or not such policy of insurance is actually taken out by the Purchaser (or remains in effect); and

(ii)	any Claim under Clause 10.1(a) will be exclusively settled by the insurers under the W&I Insurance Policy or remain for the account of the Purchaser (as the case may be).

(e)	The Purchaser agrees and undertakes that the W&I Insurance Policy shall contain:

(i)	an express waiver in favor of the Vendor from each insurer under the W&I Insurance Policy waiving all its rights to take subrogated action or to exercise rights assigned to it in each case against the Vendor in relation to any Claim, other than in the event of fraud (“fraude”) or wilful misconduct or concealment (“dol” or “réticence dolosive”) by the Vendor, and then only to the extent that the claim arises or is increased as a result of the fraud (“fraude”) or wilful misconduct or concealment (“dol” or “réticence dolosive”) by the Vendor; and

(ii)	express provisions to allow for such waiver to be enforceable by the Vendor.

(f)	The Purchaser shall not agree to any amendment, variation or waiver of the terms of the W&I Insurance Policy nor of the waiver referred to in paragraph (e) above, without the prior written consent of the Vendor, and shall not do anything which causes the waiver referred to in paragraph (e) not to have full force and effect in accordance with its terms.

(g)	The Purchaser acknowledges and agrees, at its own expense, that the Vendor shall not bear any excess or any of the costs relating to the W&I Insurance Policy or, save in the case of fraud (“fraude”) or wilful misconduct or concealment (“dol” or “réticence dolosive”), any of the costs relating to any Claim under Clause 10.1(a).

(h)	The Purchaser shall promptly provide the Vendor with a true, correct and complete copy of the W&I Insurance Policy and any amendment, endorsement, supplement or renewal thereof, in each case within five Business Days following execution or receipt thereof.

10.10.	Vendor Access

In the event of an actual Claim, the Purchaser shall procure that the Vendor and its Representatives are provided, upon reasonable notice and during working hours, with all such assistance, documentation, information and access to premises and personnel of the relevant Group Companies as they may reasonably require to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim and shall permit the Vendor and its Representatives to make copies of such documentation and information to the extent relevant to such Claim.

11.	ADVISORS

The Parties declare they were advised by their own lawyers or advisors and have therefore been able to independently assess the scope of their rights and obligations under this Agreement and had the opportunity to negotiate all terms of this Agreement. Consequently, no advisor or lawyer shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and the Parties acknowledge and agree that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

(a)	As from the date hereof until Completion, the Vendor and the Purchaser shall consult together and agree as to the terms of, the timetable for and the manner of publication of any announcement regarding the Transaction or the Agreement and no Party shall make any announcement (including any communication to the public, to any customers, suppliers or employees of any of the Group Companies) concerning the subject matter of the Agreement, without the other Party’s prior written consent (which shall not be unreasonably withheld or delayed). The Parties shall consult together with respect to any public announcements regarding the Transaction either Party proposes to make in the three-month period following Completion.

(b)	Subject to paragraphs (c), (d) and (e), each Party:

(i)	shall treat as strictly confidential:

(A)	any information relating to the Transaction, the provisions of the Agreement and the other Transaction Documents (including the names of the parties to such agreements) and the process of their negotiations;

(B)	in the case of the Vendor, any information received or held by the Vendor or any of its Representatives which relates to the Purchaser Group or, following Completion, to any of the Group Companies; and

(C)	in the case of the Purchaser, any information received or held by the Purchaser or any of its Representatives which relates to the Vendor Group or, prior to Completion or if Completion does not occur, to any of the Group Companies,

(together the Confidential Information); and

(ii)	shall not, except with the prior written consent of the Vendor, in the case of the Purchaser, or the Purchaser, in the case of any of the Vendor (in each case which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under the Agreement) or disclose to any person any Confidential Information.

(c)	Paragraphs (a) and (b) shall in no way prevent or restrict the Parties or any of their Representatives from passing any Confidential Information to any of their Representatives or any Lender Related Parties or prospective Lender Related Parties for the purpose of the Transaction. Each Party undertakes that it shall only disclose Confidential Information to its Representatives and Lender Related Parties or prospective Lender Related Parties for the purpose of the Transaction where it is reasonably required for the purposes of the Agreement and only where such recipients are informed of the confidential nature of the Confidential Information and have undertaken to comply with customary confidentiality obligations.

(d)	Paragraphs (a) and (b) shall in no way prevent or restrict the Parties or any of their Representatives from passing any Confidential Information to any W&I Insurers (including prospective W&I Insurers) or brokers of W&I insurance policy for the purpose of the Transaction.

(e)	Paragraphs (a) and (b) shall not apply if and to the extent that the Party using or disclosing Confidential Information or making such announcement can demonstrate that:

(i)	such disclosure or announcement is required by Law or by any stock exchange or any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction, including as may be required in connection with the satisfaction of the Conditions;

(ii)	such disclosure or announcement is consistent with the announcements made on the date of this Agreement and does not contain any information relating to the Vendor, the Purchaser or the Group Companies that has not been previously announced or made public in accordance with the terms of the Agreement;

(iii)	such disclosure or announcement is an internal announcement to a Party’s employees that is consistent with the Parties’ prior or contemporaneous public disclosures regarding the Transaction;

(iv)	such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under the Agreement which is permitted by Clause 19; or

(v)	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this paragraph (e).

(f)	The Confidentiality Agreements shall remain in full force and effect up to the Completion Date, it being agreed that should Completion not take place, it shall remain in force until its contractual termination date. In the event of any conflict or inconsistency between the provisions of the Confidentiality Agreements and this Clause 12 which relate to confidentiality undertakings, the most stringent provisions shall prevail. Nothing in this Clause 12 shall restrict or prohibit the Purchaser or any of its Representatives, subject to imposing customary confidentiality obligations on the recipient thereof prior to Completion, from (i) making any customary announcement or other communication in connection with the arrangement of any Financing or (ii) making any disclosures regarding the Group or the transactions contemplated by this Agreement in connection with any Financing to the extent the Purchaser determines in good faith that such announcement is necessary or advisable.

(g)	The provisions of this Clause 12 shall survive termination of the Agreement or Completion, as the case may be, and shall continue for a period of two years from the date of the Agreement.

(h)	The provisions of this Clause 12 shall be without prejudice of any confidentiality provisions contained in any other Transaction Documents.

13.	FURTHER ASSURANCE

Each Party shall execute and deliver or procure, so far as they are reasonably able, the execution and delivery of, all such documents, and do all such things, as the Purchaser and/or the Vendor (as the case may be) may reasonably require at the cost of the requesting Party for the purpose of giving full effect to the provisions of the Agreement.

14.	SANCTIONS FOR NON PERFORMANCE

(a)	Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of the Agreement are not performed in accordance with their specific terms or otherwise are breached. Without prejudice to the other remedies provided for in article 1217 of the French Civil Code, each Party agrees that, in case of breach or non-compliance by any of them of its obligations under the Agreement, any other Party may seek the specific performance of the obligations contained in the Agreement in accordance with articles 1221 and 1222 of the French Civil Code.

(b)	As an exception to article 1221 of the French Civil Code, the Parties expressly agree that the specific performance of the obligations contained in this Agreement may be sought by any Party even if there is a manifest disproportion between its cost to the debtor and its interest for the creditor.

(c)	Without prejudice to any other provision of this Agreement, each Party irrevocably waives any right to terminate this Agreement under article 1226 of the French Civil Code.

(d)	Notwithstanding anything to the contrary contained herein, if this Agreement is validly terminated in accordance with Clause 4.3, this Clause 14 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Clause 4.4.

(e)	The Purchaser acknowledges and agrees that in entering into this Agreement and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, assessment, representation, warranty, undertaking, assurance, promise, understanding or other provision made by or on behalf of the Vendor, any of its Representatives or any other person (whether party to this Agreement or not), whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document.

(f)	The Purchaser acknowledges and agrees that neither it nor any of its Representatives has any rights against, and shall not make any claim or bring any action against, any Representative of the Vendor in relation to the Transaction.

(g)	Save as expressly set out in this Agreement, the only right or remedy of the Purchaser in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any other Transaction Document (including the W&I Insurance Policy) shall be pursuant to the terms of such Agreement or any other Transaction Document (including the W&I Insurance Policy).

15.	ENTIRE AGREEMENT

This Agreement and the other Transaction Documents together set out the entire agreement between the Parties relating to the sale and purchase of the Securities and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

16.	POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion, each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance will remain in full force and effect and, except as otherwise expressly provided.

17.	WAIVER AND VARIATION – Hardship

(a)	Unless otherwise specifically provided, a failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

(b)	Unless otherwise specifically provided, a waiver of any right, provision, condition, consent or remedy or any discharge of any obligation or liability under the Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

(c)	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all Parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

(d)	Each Party irrevocably waives any rights and remedies that it may have under article 1195 of the French Civil Code. Accordingly, each Party hereby accepts the risk of having to bear the consequences of an unforeseeable change in circumstances and expressly waives any claim for renegotiation, review or termination of the Agreement on the ground of such a change even if such change results in the performance of the Agreement becoming excessively onerous for that Party.

18.	INVALIDITY

(a)	Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and the Parties shall negotiate in good faith to replace it with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

(b)	Without prejudice to any other provision of the Agreement, each Party hereby waives any right it may have under article 1186 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever.

19.	ASSIGNMENT

(a)	Except as expressly provided in this Clause 19 or as the Parties may specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under the Agreement (including the right to a Refund as provided in Clause 10) nor grant, declare, create or dispose of any right or interest in it, including by way of security.

(b)	Subject to paragraph (c) below:

(i)	the Purchaser may assign the benefit of the Agreement:

(A)	to any of its wholly-owned subsidiaries which would be substituted to the Purchaser prior to Completion to acquire all the Securities; and/or

(B)	in whole or in part, to any bank, financial institution, trust, fund or other person lending money or making other banking facilities available to the Purchaser for the acquisition of the Securities, or any security or trustee acting on their behalf, by way of security (including by way of pledge or assignment of receivables or delegation of payment of any amounts payable by the Vendor to the Purchaser hereunder);

(ii)	the Vendor may assign the benefit of the Agreement to any Vendor Group Company;

in both cases, subject to written notice being given to the other Party of such assignment or granting of security, no later than ten Business Days prior to the Completion Date. Any assignment made pursuant to this Clause 19 shall be in writing and in compliance with the provisions of articles 1216 to 1216-3 of the French Civil Code.

(c)	Any assignment made pursuant to this Clause 19 shall be on the basis that:

(i)	the non-assigning Party may discharge its obligations under the Agreement to the assigning Party until the non-assigning Party receives notice of the assignment;

(ii)	the liability of the non-assigning Party to any assignee shall not be greater than its liability to the assigning Party;

(iii)	for the Purchaser, the terms of such assignment shall provide that any such wholly owned subsidiary will automatically (de plein droit) lose its rights against the Vendor under the Agreement if and when it ceases to be a wholly owned subsidiary of the Purchaser;

(iv)	for the Vendor, the terms of such assignment shall provide that any such Vendor Group Company will automatically (de plein droit) lose its rights against the Purchaser under the Agreement if and when it ceases to be a Vendor Group Company;

(v)	save if a prior discharge from the non-assigning Party has been formally obtained, the assigning Party will remain jointly and severally (solidairement) liable for any obligations under the Agreement; and

(vi)	no assignment shall result in any additional Taxes, costs or expenses for the non-assigning Party than would have been incurred had the assigning Party not assigned any of its rights under this Agreement. If any such assignment results in any additional withholding, deduction, Tax or cost for the non-assigning Party, the assigning Party shall indemnify and hold harmless the non-assigning Party against such additional amounts.

(d)	The Agreement shall be binding on and continue for the benefit of the successors and permitted assignees of each Party. In particular, the rights and undertakings of the Parties under the Agreement shall not be affected by any restructuring after the Completion Date (including by way of a merger, contribution, split, sale of Securities, dissolution, change of legal form or other transaction) involving any of the Parties or the Group Companies.

(e)	Subject to any provisions for the contrary expressly mentioned above, nothing expressed or referred to in the Agreement will be construed to give any person other than the Parties any right, remedy or claim under or with respect to the Agreement or any provision thereof.

20.	PAYMENTS

(a)	All payments made by the Purchaser under the Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. In the event the Purchaser intends to withhold or deduct Tax from any payment under the Agreement (other than withholding resulting from Vendor’s failure to comply with Clause 6.2(a)(viii)), the Purchaser shall provide written notice to the Vendor (prior to making the applicable payment) of the Purchaser’s intent to withhold, which notice shall include the amount, authority, basis and method of calculation for the proposed deduction or withholding. The

Purchaser shall cooperate (and shall cause its Affiliates and agents to cooperate) with the Vendor to minimize any such deduction or withholding. To the extent that any amounts are so withheld or deducted, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(b)	Where any Party defaults in the payment when due of any damages or other sum payable by virtue of any Transaction Document the liability of such Party shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment at the annual prime rate published in The Wall Street Journal from time to time. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to the other Party in respect of such default.

(c)	Where any payment is made in satisfaction of a liability arising under this Agreement it shall be an adjustment to the Consideration Cash.

21.	NOTICES

(a)	Any notice or other communication given under the Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause (b) (and if, applicable, as changed in accordance with Clause (c)) and served:

(i)	by hand delivery, in which case it shall be deemed to have been given upon delivery to the recipient (as evidenced by the acknowledgement of receipt);

(ii)	by registered letter with acknowledgment of receipt or by an express overnight delivery service, in which case it shall be deemed to have been given on the date of first presentation; or

(iii)	by e-mail, in which case it shall be deemed to have been given when dispatched subject to confirmation of delivery by a delivery receipt,

provided that any notice received after 7:00 p.m. on a Business Day in the time zone of the recipient of the notice shall be deemed given the next Business Day.

(b)	Notices under the Agreement shall be sent for the attention of the person(s) and to the address, or e-mail address(es), as set out below:

For the Vendor:

Name:	LNA Holding SRL
For the attention of:	Frederic Meessen
Address:	[redacted]
E-mail address:	[redacted]

with a copy to (which shall not constitute notice):

Name:	Latham & Watkins
For the attention of:	Pierre-Louis Cléro; Thomas Forschbach;
Aymerick Fradin

Address:	45 rue Saint Dominique, 75007 Paris, France
E-mail address:	Pierre-Louis.Clero@lw.com;
Thomas.Forschbach@lw.com;
Aymerick.Fradin@lw.com

For the Purchaser:

Name:	Martin Marietta Materials, Inc.
For the attention of:	Michael J. Petro, SVP and Chief Financial Officer
George Schoen, EVP, GC & Corporate Secretary
Address:	4123 Parklake Avenue
Raleigh, NC 27612, USA
E-mail address:	[redacted]

with copies to (which shall not constitute notice):

Name:	Cravath, Swaine & Moore LLP
For the attention of:	Robert I. Townsend, III; Matthew G. Jones,
Maria N. Ricaurte
Address:	Two Manhattan West
375 Ninth Avenue
New York, NY 10001, USA
E-mail address:	rtownsend@cravath.com; mjones@cravath.com; mricaurte@cravath.com
and

Name:	Bredin Prat
For the attention of:	Olivier Assant; Kate Romain
Address:	53 Quai d’Orsay
75007 Paris, France
E-mail address:	olivierassant@bredinprat.com; kateromain@bredinprat.com

(c)	Any Party may notify the other Parties of any change to its address or other details specified in this Clause 21 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

22.	COSTS

(a)	Whether or not the Transaction is completed and except as otherwise provided in the Agreement, each Party shall bear its own costs, expenses and fees arising out of or in connection with the preparation, negotiation and implementation of the Transaction Documents.

(b)	Notwithstanding the foregoing, the Purchaser shall bear any stamp duty and any other transfer Taxes arising as a result of the sale of the Securities (for the avoidance of doubt, excluding any income, capital gain, withholding or other similar Tax imposed or payable as a result of the sale of the Securities, including such Taxes imposed on the Vendor or owners of the Vendor by operation of Law). The parties shall take all necessary steps to fulfil any and all formalities relating thereto on a timely basis, and the Purchaser shall provide the Vendor with evidence of the payment of any such Taxes paid by the Purchaser promptly upon request of the Vendor in writing, provided that the Vendor shall reasonably cooperate and provide the Purchaser all assistance reasonably necessary to permit the assessment of any such duties or other transfer Taxes and to make the filings in respect of such transfer Taxes required under Law.

(c)	For the avoidance of doubt, the Consideration represents the consideration agreed among the Parties for the Securities and does not include any costs, fees or expenses incurred in connection with the negotiation, preparation, execution and implementation of this Transaction Documents which shall be payable in accordance with this Clause.

(d)	The Consideration shall be exclusive of any amounts of or in respect of VAT and/or stamp duties and other transfer Taxes of a similar nature.

23.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of France.

(b)	Any dispute arising out of or in connection with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the ICC Rules) by three arbitrators appointed in accordance with the said ICC Rules. If any party or parties to such arbitration fails to appoint an arbitrator within 30 days of being notified that a dispute has been referred to arbitration, such arbitrator will be chosen in accordance with the ICC Rules. The seat, or legal place, of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English. An arbitration award rendered in accordance with this Clause shall be final and binding on the Parties, and each Party waives any right, which it may have to seek a preliminary ruling on any point of Law from a court of law. However this paragraph (b) shall not prevent a party to such arbitration from applying to any court of competent jurisdiction for (x) interim or interlocutory relief and (y) enforcement of an arbitration award.

(c)	For the purposes of this Clause, dispute means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with the Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of the Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with the Agreement.

(d)	In accordance with articles 1366 et seq. of the French Civil Code, the Parties agree that each Party may duly execute the Agreement electronically, including by appending an electronic signature generated through DocuSign’s service or any similar service, and acknowledge that such electronic signature carries the same legal value as their handwritten signature.

24.	LENDER RELATED PARTIES

Notwithstanding anything in this Agreement to the contrary, each Party, on behalf of itself and each of its subsidiaries, hereby: (a) agrees that all issues and questions concerning and against the Lender Related Parties in any way arising out of or relating to this Agreement, any Financing, any documents or definitive agreements entered into in connection with any Financing (including the Debt Financing Arrangements) (collectively, the Debt Financing Agreements) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether based in contract, tort or otherwise) or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (provided, however, that notwithstanding the foregoing, it is understood and agreed that the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the laws of France), (b) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lender Related Parties in any way arising out of or relating to this Agreement, any Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than the U.S. District Court for the Southern District of New York located in the City and County of New York or, if that court does not have subject matter jurisdiction, in any New York state court located in the City and County of New York (and the appellate courts thereof), and such Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such courts with respect to such matters, (c) agrees that service of process, summons, notice or document by registered mail addressed to it shall be effective service of process against it for any such action or proceeding brought in any such court, (d) agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any legal action (whether in law or in equity, whether in contract or in tort or otherwise) brought against the Lender Related Parties in any way arising out of or relating to this Agreement, any Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Lender Related Parties will have any liability to such Party or its directors, officers, employees, agents, partners, managers, members or stockholders relating to or arising out of this Agreement, any Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and such Party shall not bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise) against any of the Lender Related Parties relating to or in any way arising out of this Agreement, any Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, provided that the foregoing shall not impair, supplement, or otherwise modify any of the commitments or other obligations that the Lender Related Parties have under the Debt Financing Arrangements to the Purchaser or any of the rights of the Purchaser against any of the Lender Related Parties under the Debt Financing Arrangements and (g) agrees (i) that the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Clause 24 (or any of the defined terms used herein) and (ii) to the extent any amendments to any provision of this Clause 24 (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Clause 24 or, solely as they relate to this Clause 24, the definitions of any terms used) are adverse to the Lender Related Parties, such provisions shall not be amended without the prior written consent of the Lender Related Parties that are party to the Debt Financing Arrangements. Notwithstanding anything contained herein to the contrary, nothing in this Clause 24 shall in any way affect any rights and remedies of any party hereto under the Debt Financing Agreements to the extent they are a party thereto.

[Rest of the page intentionally left blank – Signature pages follow]

The Vendor

LNA Holding SRL

/s/ Baron Berghmans

Duly represented by:

Baron Berghmans

[Signature Page to Securities Sale Agreement]

The Purchaser

Martin Marietta Materials, Inc.

/s/ C. Howard Nye

Duly represented by:

C. Howard Nye

Chair, President and CEO

[Signature Page to Securities Sale Agreement]

Schedule 1

Enterprise Value to Equity Bridge

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 2

IP License Agreements

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 3

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

MARTIN MARIETTA MATERIALS, INC.

AND

LNA HOLDING SRL

Dated as of [●], 2026

Page

1.	Shelf and Demand Registrations.	1

2.	Restrictions on Registration.	3

3.	Piggyback Registrations.	4

4.	Holdback Agreement.	6

5.	Registration Procedures.	6

6.	Registration Expenses.	10

7.	Indemnification.	11

8.	Participation in Underwritten Registrations.	13

9.	Rule 144 and 144A Reporting.	13

10.	Term.	13

11.	Governing Law, Consent to Jurisdiction, Waiver of Jury Trial.	14

12.	Defined Terms.	14

13.	Miscellaneous.	17

-i-

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2026 (this “Agreement”), is made between Martin Marietta Materials, Inc., a North Carolina corporation (together with its successors and permitted assigns, the “Company”), and LNA Holding SRL, a société à responsabilité limitée organized under the laws of Belgium (together with its successors and permitted assigns, the “Shareholder” and, together with the Company, the “Parties”).

A.       On the date hereof, the Shareholder acquired [●] shares of common stock of the Company, par value $0.01 per share (the “Company Shares”), pursuant to the Securities Sale Agreement, dated as of [●], 2026 (the “Securities Sale Agreement”), among the Company and the Shareholder.

B.       On the date hereof, the Company, the Shareholder and Financière de Gestions Internationales, a société en commandite par actions organized under the laws of Luxembourg, are also entering into a Shareholders Agreement (the “Shareholders Agreement”).

C.       In connection with the Completion of the transactions under the Securities Sale Agreement, the Company desires to grant to the Shareholder certain registration rights in the United States with respect to the Company Shares issued to the Shareholder pursuant to the Securities Sale Agreement.

D.       Capitalized terms used in this Agreement are used as defined in Section 12.

Now, therefore, the Parties hereto agree as follows:

1.       Shelf and Demand Registrations.

(a)       Shelf Registration. As promptly as practicable following the Completion Date and, in any event, no later than sixty (60) days prior to the first anniversary of the Completion Date, and subject to the transfer restrictions set forth in Section 2.1(a) of the Shareholders Agreement, so long as the Shareholder or any other Shareholder Party holds Company Shares and such shares are Registrable Securities and so long as the Company is eligible to use Form S-3 (or a comparable form) for the registration of the Company Shares, the Company shall file with the SEC a shelf registration statement on Form S-3 (or, if Form S-3 is unavailable, Form S-1)), or a prospectus supplement to any then-effective automatic shelf registration statement of the Company, in either case covering all Registrable Securities for the sale or distribution of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”); it being agreed that if the Company qualifies as a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing, the Shelf Registration Statement shall be filed as an automatically effective shelf registration statement on Form S-3ASR pursuant to Rule 462(e) under the Securities Act. The Company shall comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement in accordance with the intended methods of disposition by the Shareholder and the other Shareholder Parties thereof. The Shelf Registration Statement shall permit delayed or continuous offerings pursuant to Rule 415 and shall cover all customary distribution methods, including underwritten offerings and Block Trades.

(b)       Demand Registration. Subject to the transfer restrictions set forth in Section 2.1(a) of the Shareholders Agreement, so long as the Shareholder or any other Shareholder Party holds Company Shares and such shares are Registrable Securities, if no Shelf Registration Statement covering the applicable Registrable Securities is then-effective, the Shareholder may make one or more Registration Requests covering all or a portion of the Registrable Securities held by it and the other Shareholder Parties pursuant to the Securities Act (including on Form S-1 if Form S-3 is unavailable). The Company shall comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement in accordance with the intended methods of disposition by the Shareholder and the other Shareholder Parties thereof.

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(c)       The Company, within twenty (20) Business Days of the date on which the Company receives a Registration Request given by the Shareholder in accordance with Section 1(b) hereof, will file with the SEC, and the Company will thereafter use reasonable best efforts to cause to be declared effective within thirty (30) calendar days of the date of such Registration Request, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Securities specified by the Shareholder in such Registration Request (it being agreed that the Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act if Rule 462(e) is available to the Company); provided, however, that the Company shall not be obligated to give effect to any Registration Request if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with such registration because of the unavailability of audited or other required financial statements of the Company or any other Person; provided, that the Company shall use its reasonable best efforts to obtain such financial statements as promptly as practicable.

(d)       The Company will use reasonable best efforts to keep each Shelf Registration Statement filed pursuant to this Section 1 continuously effective and usable for the resale of the Registrable Securities covered thereby until the earlier of (i) the date on which all of the Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement and (ii) the date on which all Registrable Securities covered by such Shelf Registration Statement are eligible for resale under Rule 144 without volume, manner-of-sale, or current public information restrictions; provided that, if on the third (3rd) anniversary date of the effectiveness of a Shelf Registration Statement, Registrable Securities covered by such Shelf Registration Statement remain unsold, the Company shall re-file such Shelf Registration Statement (or file a new Shelf Registration Statement) upon its expiration and keep such re-filed (or new) Shelf Registration Statement effective and usable for the aforesaid period. The time period for which the Company is required to maintain the effectiveness of any Registration Statement is hereinafter referred to as the “Effectiveness Period”.

(e)       From and after the Completion Date and subject to the transfer restrictions set forth in Section 2.1(a) of the Shareholders Agreement, at any time that any Shelf Registration is effective, if the Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it (or any other Shareholder Party) intends to effect an underwritten offering or distribution of all or part of its or their Registrable Securities included by it (or any other Shareholder Party) on any Shelf Registration (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in the Shelf Offering, then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. In connection with any Shelf Offering, if the managing underwriter(s) advise the Shareholder in writing that in its or their view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering, the managing underwriter(s) may limit the number of shares which would otherwise be included in such offering in the same manner as is described in Section 1(h). The Company will pay all Registration Expenses incurred in connection with any registration or underwritten offering requested in accordance with this Agreement.

(f)       Selection of Underwriters. If the Shareholder or the other Shareholder Parties intend to distribute the Registrable Securities covered by any Registration Request or Take-Down Notice by means of an underwritten offering, the Shareholder will so advise the Company as a part of the Registration Request or Take-Down Notice. Subject to the last sentence of this Section 1(f), the Company will not be obligated to effect more than three (3) such underwritten offerings in any 12-month period. In connection with any such underwritten offering, the Shareholder will have the right to select the managing underwriter(s) and co-managers, subject to the Company’s approval, not to be unreasonably withheld, conditioned or delayed. In such an underwritten offering, the Shareholder and any other Shareholder Party which holds Registrable Securities which are to be sold in such offering (together with the Company) will

2

enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such offering. If the Shareholder disapproves of the terms of the underwriting, the Shareholder may elect to withdraw therefrom (which withdrawal will also constitute a withdrawal by all Shareholder Parties) by written notice to the Company and the managing underwriter(s); provided, however, that such attempted offering will not count as one of the Shareholder’s three (3) underwritten offerings described above unless the Shareholder’s decision to withdraw from, terminate, abandon or cancel such offering results solely from the Shareholder’s own commercial reasons and does not result from or arise out of (x) any market disruption or adverse market conditions, (y) the advice or recommendation of the managing underwriter(s) or (z) any action by the Company that could reasonably be expected to adversely affect the timing, marketability or offering price of the securities contemplated to have been offered in such registration.

(g)       Restrictions on Underwritten Offerings. Notwithstanding anything in this Section 1 to the contrary, the Shareholder and the other Shareholder Parties may not make, and the Company will not be obligated to effect, an underwritten offering (other than a Shelf Offering or Block Trade) unless the reasonably anticipated aggregate gross proceeds of such underwritten offering are at least $75,000,000 (unless the Shareholder and the other Shareholder Parties are proposing to sell all of their remaining Company Shares). For the avoidance of doubt, no minimum offering size shall apply to Shelf Offerings or Block Trades. In addition, the Shareholder and the other Shareholder Parties may not, without the Company’s prior written consent, launch a demand registration pursuant to Section 1(b) within sixty (60) days of any other underwritten offering of Registrable Securities by the Shareholder or any other Shareholder Party; provided that no Shelf Offering or Block Trade shall be subject to the foregoing restriction or any other cooling-off period.

(h)       Priority on Registrations. The Company will not include in any underwritten registration pursuant to Section 1 any securities that are not Registrable Securities without the prior written consent of the Shareholder. If the managing underwriter(s) advise the Shareholder in writing that in its or their opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Shareholder and any other Shareholder Party and (ii) second, any other securities of the Company that have been requested to be so included. Notwithstanding the foregoing, no employee of the Company or any subsidiary thereof will be entitled to participate, directly or indirectly, in any such registration to the extent that the managing underwriter(s) (or, in the case of any offering that is not underwritten, a nationally recognized investment banking firm) determines in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

(i)       Block Trades. In addition to Shelf Offerings, the Shareholder shall have the right to effect Block Trades off any effective Shelf Registration Statement, without any minimum offering size and without counting toward the limitation on underwritten offerings set forth in Section 1(f); provided, however, that the Company will not be obligated to facilitate more than four (4) such Block Trades in any 12-month period. The Shareholder may initiate any such transaction upon such notice as is reasonably practicable under the circumstances, and in any event, no less than five (5) Business Days. The Company shall provide customary expedited cooperation in connection with any such transaction, including making senior management available as reasonably requested. The Shareholder shall have the right to select the managing underwriter(s) for any such transaction, subject to the Company’s approval, not to be unreasonably withheld, conditioned or delayed.

2.       Restrictions on Registration.

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(a)       Right to Defer or Suspend Registration. In the event that the Company determines in good faith that any one or more of the following circumstances exist, the Company may, at its option, (x) defer any registration of Registrable Securities in response to a Registration Request or (y) require the Shareholder and the other Shareholder Parties to suspend any offerings of Registrable Securities pursuant to a Registration Statement for the periods specified:

(i)       subject to the limitations set forth in Section 2(b), if the Company determines in good faith that an offering would require the Company, under applicable securities laws and other laws, to make disclosures of material non-public information that would not otherwise be required to be disclosed at that time and that such disclosures at that time would not be in the Company’s best interests; provided, that this exception shall continue to apply only during the time that such material non-public information has not been disclosed and remains material; provided, further, that upon disclosure of such material non-public information, the Company shall (x) notify the Shareholder and the other Shareholder Parties whose Registrable Securities are included in the Registration Statement; (y) terminate any deferment or suspension it has put into effect; and (z) take such actions necessary to permit registered sales of Registrable Securities as required or contemplated by this Agreement, including, if necessary, the preparation and filing of a post-effective amendment or prospectus supplement so that the Registration Statement and any prospectus forming a part thereof will not include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

(ii)       subject to the limitations set forth in Section 2(b), if the Company is pursuing a primary underwritten offering of Company Shares pursuant to a Registration Statement; provided, however, that the Shareholder and the other Shareholder Parties shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 3.

(b)       Limitation on Deferrals and Suspensions. The Company shall not be permitted to defer registration or require the Shareholder and the other Shareholder Parties to suspend an offering pursuant to this Section 2 more than three (3) times in any 12-month period. The duration of all such deferrals or suspensions shall not exceed thirty (30) calendar days per instance and the aggregate of all such deferrals or suspensions shall not exceed ninety (90) calendar days in any 12-month period.

(c)       If the Company defers any registration of Registrable Securities in response to a Registration Request or Take-Down Notice or requires the Shareholder or the other Shareholder Parties to suspend any offering of Registrable Securities, the Shareholder and the other Shareholder Parties shall be entitled to withdraw such Registration Request or such Take-Down Notice, as the case may be, and if it does so, such request shall not be treated for any purpose as an exercise of a Registration Request or the delivery of a Take-Down Notice pursuant to Section 1 of this Agreement.

3.       Piggyback Registrations.

(a)       Right to Piggyback. During the Effectiveness Period, and subject to the transfer restrictions set forth in Section 2.1(a) of the Shareholders Agreement, whenever the Company proposes to register any of its securities (other than a registration pursuant to Section 1, relating solely to employee benefit plans, or relating solely to the sale of debt or convertible debt instruments) and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give written notice at least ten (10) Business Days before the anticipated filing date to the Shareholder of its intention to effect such a registration and will include in such registration all Registrable Securities held by the Shareholder and the other Shareholder Parties with respect to which the Company has received from

4

the Shareholder a written request for inclusion therein within seven (7) Business Days after the date of the Company’s notice (a “Piggyback Registration”). If the Shareholder has made such a written request, it may withdraw its or any other Shareholder Parties’ Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter(s), if any, on or before the fifth (5th) day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3 prior to the effectiveness of such registration, whether or not the Shareholder or any other Shareholder Party has elected to include Registrable Securities in such registration, and, except for the obligation to pay Registration Expenses pursuant to Section 3(c), the Company will have no liability to the Shareholder or any Shareholder Party in connection with such termination or withdrawal.

(b)       Underwritten Registration. If the registration referred to in Section 3(a) is proposed to be underwritten, the Company will so advise the Shareholder as a part of the written notice given pursuant to Section 3(a). In such event, the right of the Shareholder and the other Shareholder Parties to registration pursuant to this Section 3 will be conditioned upon the Shareholder’s or such other Shareholder Parties’ participation in such underwriting and the inclusion of the Shareholder’s or such other Shareholder Parties’ Registrable Securities in the underwriting, and the Shareholder and any other Shareholder Party which holds Registrable Securities which are to be sold in such offering will (together with the Company and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such offering by the Company. If the Shareholder disapproves of the terms of the underwriting, the Shareholder may elect to withdraw therefrom (which withdrawal will also constitute a withdrawal by all of the other Shareholder Parties) by written notice to the Company and the managing underwriter(s).

(c)       Piggyback Registration Expenses. The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d)       Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering, the Company will include in such registration or prospectus only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell and the Registrable Securities requested to be included in such registration by the Shareholder or any other Shareholder Party, pro rata based on the number of securities proposed to be included by each, and (ii) second, any other securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of securities owned by each such holder. Notwithstanding the foregoing, any employee of the Company or any subsidiary thereof will not be entitled to participate, directly or indirectly, in any such registration to the extent that the managing underwriter(s) (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) will determine in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

(e)       Priority on Secondary Registrations. If a Piggyback Registration relates to an underwritten secondary registration on behalf of other holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, the Company will include in such registration only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the

5

offering, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Shareholder or any other Shareholder Party and (iii) third, other securities of the Company and other holders, pro rata among such holders on the basis of the number of securities owned by each such holder. Notwithstanding the foregoing, any employee of the Company or any subsidiary thereof will not be entitled to participate, directly or indirectly, in any such registration to the extent that the managing underwriter(s) (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) will determine in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

4.       Holdback Agreement.

(a)       If (i) during the Effectiveness Period, the Company shall file a Registration Statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Company Shares or securities convertible into, or exchangeable or exercisable for, Company Shares, (ii) with reasonable prior notice, the managing underwriter or underwriters advise the Company in writing (in which case the Company shall notify the Shareholder) that a public sale or distribution of Registrable Securities would materially adversely impact such offering and (iii) the underwriter or underwriters have obtained written holdback agreements from the Company, each executive officer of the Company and each other person who has been granted registration rights by the Company, then the Shareholder and each other Shareholder Party shall, if requested by the Company and the managing underwriter or underwriters, to the extent not inconsistent with applicable law, refrain from effecting any public sale or distribution of Registrable Securities, without the prior written consent of the Company and the managing underwriter or underwriters, during the fourteen (14) days prior to the effective date of such Registration Statement and until the earliest of (A) sixty (60) days from the effective date of such Registration Statement or (B) the abandonment of such offering. Notwithstanding the foregoing, the obligations of the Shareholder and each other Shareholder Party under this Section 4 in respect of any such offering shall terminate in the event that the Company or any underwriter terminates, releases or waives, in whole or in part, the holdback agreements with respect to the Company, any executive officer of the Company or any such other person who has been granted registration rights by the Company; and

(b)       In connection with any underwritten public offering of Registrable Securities by the Shareholder or any other Shareholder Party, the Company shall, and shall use its commercially reasonable efforts to have its directors and executive officers, if requested in writing by the managing underwriter or underwriters, agree not to make any public sale or other distribution of Company Shares or securities convertible into, or exercisable or exchangeable for, Company Shares (other than offerings in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) during the fourteen (14) days prior to the pricing date of such underwritten public offering and until the earliest of (A) sixty (60) days from the pricing date of such underwritten public offering or (B) the abandonment of such offering.

5.       Registration Procedures. In connection with the registration obligations of the Company pursuant to and in accordance with Section 1, the Company will use reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as possible:

6

(a)       prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, subject to Section 1(c) of this Agreement, make all required filings with FINRA and thereafter use reasonable best efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act that are incorporated or deemed to be incorporated by reference into the Registration Statement), the Company will furnish to the Shareholder copies of all documents proposed to be filed. If the Shareholder informs the Company in writing within five (5) Business Days of receipt that it has any objections to the filing of such Registration Statement, amendment or supplement, the Company will not file such Registration Statement, amendment or supplement prior to the date that is five (5) Business Days from the date the Shareholder received such document. The Company will not file any Registration Statement or amendment or supplement to such Registration Statement to which the Shareholder will have reasonably objected in writing on the grounds that (and explaining why) such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(b)       prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than the Effectiveness Period or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Shareholder or any other Shareholder Party, as applicable, set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholder and any other Shareholder Party, as applicable, set forth in such Registration Statement;

(c)       furnish to the Shareholder and any other Shareholder Party participating in a disposition pursuant to such Registration Statement, without charge, such number of conformed copies of such Registration Statement and of each post-effective amendment thereto, and deliver, without charge, such number of copies of each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Shareholder and such other Shareholder Party may reasonably request including in order to facilitate the disposition of their Registrable Securities;

(d)       use reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests in writing (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)       promptly notify the Shareholder and any other Shareholder Party participating in a disposition pursuant to such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, prepare and furnish to the Shareholder and such other Shareholder Parties a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus

7

will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)       promptly notify the Shareholder and any other Shareholder Party participating in a disposition pursuant to such Registration Statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for such purpose, (iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (v) the happening of any event that requires the Company to make changes in any effective Registration Statement or the prospectus related to such Registration Statement to make the statements in such Registration Statement not misleading or the statements in such prospectus not misleading in light of the circumstances in which they were made (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);

(g)       use reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange and on each other securities exchange, if any, on which similar securities issued by the Company are then listed;

(h)       enter into such customary agreements (including underwriting agreements in form, scope and substance as is customary in underwritten offerings) and take all such appropriate and reasonable other actions as the Shareholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)       if such offering is an underwritten offering, make available for inspection by the Shareholder and any other Shareholder Party or underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder, such other Shareholder Parties or any such underwriter, all financial and other records, and pertinent corporate documents of the Company as will be reasonably necessary to enable them to exercise their due diligence responsibilities, provided that each of the Shareholder, any such other Shareholder Party, any such underwriter and any attorney, accountant or other agent retained by the Shareholder, any such other Shareholder Party or any such underwriter will enter into a confidentiality agreement reasonably satisfactory to the Company;

(j)       otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)       in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable best efforts promptly to obtain the withdrawal of such order at the earliest practicable time;

(l)       enter into such agreements and take such other actions as the Shareholder or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows”,

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and all such other customary selling efforts as the Shareholder or the underwriters reasonably request in order to expedite or facilitate such disposition, including, in connection with any underwritten offering (including any marketed Block Trade or registered follow-on offering), if requested by the Shareholder or the underwriters, causing the appropriate members of senior management of the Company (including, to the extent reasonably requested, the Chief Executive Officer and Chief Financial Officer) as would customarily participate in “road show” and other customary marketing activities for an offering by the Company comparable to such offering in size and type of securities offered, to cooperate with the Shareholder and the managing underwriters or underwriter and make themselves available to participate on a reasonable basis in “road show” and other customary marketing activities in such locations (domestic and foreign) as recommended by the Shareholder or the managing underwriters or underwriter (including one-on-one meetings with prospective purchasers of the Registrable Securities); provided that the scheduling of such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company;

(m)       if such offering is an underwritten offering, use reasonable best efforts to obtain one or more comfort letters, addressed to the underwriters, dated the effective date of, or the date of the final receipt issued for such Registration Statement (the date of the closing under the underwriting agreement for such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters in underwritten offerings;

(n)       if such offering is an underwritten offering, use reasonable best efforts to provide (i) a legal opinion of the Company’s outside counsel, and (ii) a negative assurance letter of the Company’s outside counsel, addressed to the underwriters, dated the effective date of, or the date of the final receipt issued for such Registration Statement (the date of the closing under the underwriting agreement for such offering), each amendment and supplement thereto, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by such legal opinions and negative assurance letters;

(o)       make available to the Shareholder and the other Shareholder Parties participating in a disposition pursuant to such Registration Statement each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange) and each item of correspondence written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, other than, in each case, any item of correspondence relating to any reports delivered or required to be delivered under the Exchange Act whether or not in connection with such Registration Statement;

(p)       use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any Transfer of Registrable Securities, including with respect to the transfer of any physical stock certificates representing common stock into book-entry form in accordance with any procedures reasonably requested by the Shareholder or the other Shareholder Parties or the underwriters; and

(q)       provide customary officer certificates signed by the Chief Executive Officer and/or Chief Financial Officer of the Company in connection with any underwritten offering.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Shareholder or any other Shareholder Party by name, or otherwise identifies the Shareholder or any other Shareholder Party as the holder of any securities of the Company, without the

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consent of the Shareholder (any such consent to be binding on all of the other Shareholder Parties), such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by applicable law.

The Company may require the Shareholder and any other Shareholder Party to furnish the Company with such information regarding the Shareholder and such other Shareholder Party pertinent to the disclosure requirements relating to the registration and the distribution of any securities as the Company may from time to time reasonably request in writing. If within 20 days of the receipt of a written request from the Company, the Shareholder or any other Shareholder Party fails to provide to the Company any information relating to the Shareholder or such other Shareholder Party, as applicable, that is required by applicable law to be disclosed in the Registration Statement, the Company may exclude the Shareholder’s and such other Shareholder Parties’, as applicable, Registrable Securities from such Registration Statement (and, in the case of a Registration Statement in response to a Registration Request by the Shareholder, shall not be obligated to file such Registration Statement).

The Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(e), 5(f)(ii) or 5(f)(iii) hereof, that the Shareholder shall discontinue, and shall cause each other Shareholder Party to discontinue, disposition of any Registrable Securities covered by such Registration Statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(e) hereof, which supplement or amendment shall be prepared and furnished as soon as reasonably practicable, or until the Shareholder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and the Shareholder and each other Shareholder Party has received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Shareholder shall use its commercially reasonable efforts to return to the Company all copies then in its possession or in the possession of any other Shareholder Party, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Shareholder. In the event the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Shareholder that such Interruption Period is no longer applicable.

6.       Registration Expenses.

(a)       All expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company, all independent certified public accountants, underwriters and other Persons retained by the Shareholder and any of the other Shareholder Parties, including the reasonable fees and expenses of one counsel to represent the Shareholder and the other Shareholder Parties selected by the Shareholder, and all transportation and other expenses incurred by or on behalf of the Shareholder, any other Shareholder Party, the Company or any underwriters or their respective Representatives, in connection with “roadshow” presentations and the holding of meetings with potential investors to facilitate the distribution and sale of the Registrable Securities (all such expenses, “Registration Expenses”; provided that in no event shall Selling Expenses constitute Registration Expenses), will be borne by the Company, regardless of whether a registration statement is filed or becomes effective. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties),

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the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on the New York Stock Exchange and on each other securities exchange on which similar securities issued by the Company are then listed.

(b)       Selling Expenses will be borne by the Shareholder and the other Shareholder Parties, as applicable.

7.       Indemnification.

(a)       The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, the Shareholder and the other Shareholder Parties, their affiliates and their respective directors, officers, employees and partners and each Person who controls the Shareholder and the other Shareholder Parties (within the meaning of the Securities Act) against, and pay and reimburse the Shareholder and the other Shareholder Parties, affiliate, director, officer, employee or partner or controlling Person for any losses, claims, damages, liabilities, joint or several, to which the Shareholder and the other Shareholder Parties or any such affiliate, director, officer, employee or partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company will pay and reimburse the Shareholder and the other Shareholder Parties and each such affiliate, director, officer, employee, partner and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Shareholder or any other Shareholder Party expressly for use therein or (B) the failure of the Shareholder, any other Shareholder Party or any agent acting on behalf of the Shareholder or such other Shareholder Party to timely deliver a prospectus. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Shareholder and the other Shareholder Parties.

(b)       In connection with any Registration Statement in which the Shareholder or any other Shareholder Party is participating, the Shareholder and each such other Shareholder Party, as applicable, will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and will jointly indemnify and hold harmless the Company, its directors and officers, each underwriter and each other Person who controls the Company or such underwriter (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director or officer, any such underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact

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required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by the Shareholder or such other Shareholder Party, as applicable, expressly for use therein, and the Shareholder and such other Shareholder Party will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify and hold harmless will be limited to the net amount of proceeds received by the Shareholder and such other Shareholder Party (in the aggregate) from the sale of Registrable Securities pursuant to such Registration Statement.

(c)       Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)       The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e)       If the indemnification provided for in this Section 7 is legally unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Shareholder and any other Shareholder Party will be obligated to contribute pursuant to this Section 7(e) will be limited to an amount equal to the proceeds received by the Shareholder and such other Shareholder Party (in the aggregate) in respect of the Registrable Securities sold pursuant to the Registration Statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Shareholder and each such other Shareholder Party has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities).

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8.       Participation in Underwritten Registrations.

(a)       Neither the Shareholder nor any other Shareholder Party may participate in any registration hereunder that is underwritten unless each of the Shareholder and any such other Shareholder Party (i) completes and executes all customary questionnaires, powers of attorney, underwriting agreements and other customary documents reasonably required under the terms of such underwriting arrangements and (ii) cooperates with the Company’s requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by the Shareholder’s or any other Shareholder Parties’ failure to cooperate, will not constitute a breach by the Company of this Agreement).

(b)       To the extent that the Shareholder or any other Shareholder Party is participating in any registration hereunder, the Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(e) above, the Shareholder will, and will cause any such other Shareholder Party to, forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until the Shareholder and such other Shareholder Parties receive copies of a supplemented or amended prospectus as contemplated by such Section 5(e).

9.       Rule 144 and 144A Reporting.

(a)       With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use reasonable best efforts to (i) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, (ii) keep public information available at any time when the Company is subject to such reporting requirements, (iii) maintain compliance with Rule 144 current public information requirements, and (iv) take all actions reasonably necessary to facilitate Rule 144 sales by the Shareholder and the other Shareholder Parties.

Upon request of the Shareholder, the Company will deliver to the Shareholder or such other applicable Shareholder Party, as applicable, a written statement as to whether it has complied with such informational and reporting requirements and will, within the limitations of the exemptions provided by Rule 144 (as such rule may be amended from time to time) or any similar rule enacted by the SEC and if the Shareholder has provided the Company with reasonable assurance that such Company Shares can be sold, assigned or transferred pursuant to Rule 144 or otherwise without registration under the applicable requirements of the Securities Act, including, if requested by the Company, all necessary documentation and evidence (which may include an opinion of outside counsel) and agreed to such other procedures as may reasonably be required by the Company, the Company will instruct the transfer agent to remove the restrictive legend affixed to any Company Shares to enable such shares to be sold in compliance with Rule 144 (as such rule may be amended from time to time) or any similar rule enacted by the SEC.

(b)       For purposes of facilitating sales pursuant to Rule 144A, so long as the Shareholder and any other Shareholder Party owns any Registrable Securities, the Shareholder, each such other Shareholder Party and any prospective purchaser of the Shareholder’s or any other Shareholder Parties’ securities will have the right to obtain from the Company, upon written request of the Shareholder prior to the time of sale, a copy of the most recent annual or quarterly report of the Company filed with the SEC and such other reports and documents as the Shareholder, the other Shareholder Parties or prospective purchaser may reasonably request in writing in availing itself of any rule or regulation of the SEC allowing the Shareholder or any other Shareholder Party, as applicable, to sell any such securities without registration.

10.       Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the written consent of the parties hereto or their respective successors in interest, (b) the date on which no Registrable Securities remain outstanding, (c) the date on which all Registrable Securities are eligible for resale under Rule 144 without volume, manner-of-sale, or current public information restrictions and (d) the dissolution, liquidation or winding up of the Company.

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11.       Governing Law, Consent to Jurisdiction, Waiver of Jury Trial.

(a)       This Agreement and all matters, claims or Actions (whether at Law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)       All Actions arising out of or relating to this Agreement shall be heard and determined in the federal and state courts located in New York, New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 11(b) shall not constitute general consents to service of process in the State of North Carolina and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereto agrees that service of process upon such Party in any Action arising out of or relating to this Agreement shall be effective if notice is given pursuant to Section 13(l). The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(c).

12.       Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, court, tribunal or arbitration body.

“Affiliate” means, in relation to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, in each

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case from time to time. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect at least a majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Block Trade” means any block trade, bought deal, overnight marketed offering or accelerated bookbuilt offering.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Company” has the meaning set forth in the preamble.

“Company Shares” has the meaning set forth in the preamble.

“Completion” has the meaning set forth in the Securities Sale Agreement.

“Completion Date” has the meaning set forth in the Securities Sale Agreement.

“Contract” means any contract, lease, sublease, license, sublicense, indenture, agreement, commitment or other legally binding arrangement, whether oral or written, and including all amendments and supplements thereto.

“Effectiveness Period” has the meaning set forth in Section 1(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“Family Member” means any descendant in direct line (including adoptive children) of the late Elisabeth Berghmans-Lhoist, born in Liège (Belgium) on the twenty-fifth day of July nineteen hundred and twenty-one.

“Family-Controlled Entity” means any entity (i) the majority of the members of the board of directors (or equivalent governing body) of which are designated, nominated or elected, directly or indirectly, by one or more Family Members, (ii) the majority of the general partner, managing member or equivalent interests of which are beneficially owned, directly or indirectly, by one or more Family Members or (iii) which one or more Family Members, alone or together with other Family Members, otherwise has the power, directly or indirectly, to control.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether international, supranational, national, federal, state or regional or local and any subdivision, department or branch of any of the foregoing.

“Interruption Period” has the meaning set forth in Section 5.

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“Laws” means all applicable legislation, statutes, transposed directives, regulations, decrees, ordinances, instruments, codes and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational authorities, rules of common law and equity and all civil or other codes and all judgments, decisions, orders, directives, recommendations, circulars, standards of any Governmental Authority, including any judicial or administrative interpretation thereof.

“Parties” has the meaning set forth in the preamble.

“Permitted Transferee” means (i) any Affiliate of the Shareholder, (ii) any member of the Vendor Group or (iii) any Family Member or Family-Controlled Entity.

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which the Shareholder notifies the Company of its or any other Shareholder Party’s intention to offer Registrable Securities.

“Registrable Securities” means (i) the Company Shares issued to the Shareholder pursuant to the Securities Sale Agreement on the Completion Date or (ii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by a prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering such securities, (y) they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act or (z) such securities have been Transferred and new certificates (or book-entry positions) are delivered free of any restrictive legend with no stop-transfer order in effect. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Expenses” has the meaning set forth in Section 6(a).

“Registration Request” means a written request by the Shareholder for the registration under the Securities Act of the Registrable Securities held by it and the other Shareholder Parties pursuant to Section 1 of this Agreement.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

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“Representatives” means, in relation to a Party, its Affiliates and its and their respective directors, officers, employees, agents, auditors, consultants and advisors.

“Requested Assignee” has the meaning set forth in Section 13(d).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Securities Sale Agreement” has the meaning set forth in the preamble.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder.

“Shareholder” has the meaning set forth in the preamble.

“Shareholder Party” means the Shareholder and each Permitted Transferee of the Shareholder to whom shares of Company Shares are Transferred in accordance with this Agreement.

“Shareholders Agreement” has the meaning set forth in the preamble.

“Shelf Offering” has the meaning set forth in Section 1(e).

“Shelf Registration” has the meaning set forth in Section 1(a).

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities.

“Take-Down Notice” has the meaning set forth in Section 1(e).

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person. The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.

“Vendor Group” has the meaning set forth in the Securities Sale Agreement.

13.       Miscellaneous.

(a)       No Inconsistent Agreements; Most Favored Nation. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Shareholder or the other Shareholder Parties in this Agreement unless such rights are expressly made

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subject to the rights of the Shareholder or the other Shareholder Parties in a manner consistent with this Agreement. The Company shall not grant registration rights, shelf access rights, demand rights, piggyback rights, lock-up relief, or other liquidity rights to any Person that are senior to or more favorable than the rights of the Shareholder or the other Shareholder Parties under this Agreement. If the Company proposes to grant more favorable terms to any third party, the Shareholder and the other Shareholder Parties shall automatically receive the benefit of such more favorable terms.

(b)       Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party hereto will have the right to specific performance and injunctive or other equitable relief for any breach or threatened breach of this Agreement, without the necessity of proving actual damages or posting any bond or other security.

(c)       Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Shareholder and the Company, and any such amendment, supplement or modification shall be binding on all Shareholder Parties. No provision of this Agreement may be waived except by a written instrument signed by (i) the Company, in the event the waiver is to be effective against the Company or (ii) the Shareholder, in the event the waiver is to be effective against the Shareholder and the other Shareholder Parties, and any such waiver shall be binding on all Shareholder Parties.

(d)       Assignment of Registration Rights. The rights of the Shareholder and any other Shareholder Party to registration of all or any portion of its Registrable Securities pursuant to this Agreement may be assigned by the Shareholder or such other Shareholder Party to (A) any Permitted Transferee or (B) any transferee receiving Registrable Securities representing at least one percent (1%) of the Company’s then-outstanding common stock (a “Requested Assignee”) that has been approved by the Company in its sole discretion (in each case, to the extent of the Registrable Securities Transferred) but only if (i) the Shareholder or such other Shareholder Party furnishes to the Company written notice of the Transfer and (ii) such transferee agrees, following such Transfer, to be subject to all applicable restrictions and obligations set forth in this Agreement, and executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company. Each such transfer shall be effective when (but only when) the transferee has signed and delivered such joinder to the Company. The Parties agree that if the Shareholder or any Shareholder Party requests the assignment of its rights under this Agreement to a Requested Assignee in respect of the relevant Registrable Securities Transferred, the Company shall consider such request (and consult with the Shareholder or applicable Shareholder Party) in good faith but shall have the right to approve or deny such request in its sole discretion. Upon any effective transfer pursuant to this Section 13(d), the applicable transferee shall be the beneficiary of all or a portion of the rights of the Shareholder or such other Shareholder Party and subject to all restrictions and obligations applicable to the Shareholder or such other Shareholder Party pursuant to this Agreement, to the same extent as the Shareholder or such other Shareholder Party.

(e)       Successors and Assigns. Except as provided in Section 13(d) hereof, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. If any of the Registrable Securities is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange or other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall become bound hereby with respect to such other securities which shall constitute Registrable Securities.

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(f)       Shareholder Acts for Shareholder Parties. For so long as the Shareholder holds any Company Shares, the Shareholder shall be solely responsible for exercising all rights (including providing all Registration Requests and any written consents contemplated by this Agreement) on behalf of all other Shareholder Parties and any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Shareholder, shall be valid and binding upon all other Shareholder Parties.

(g)       Conversion of Other Securities. If the Shareholder or any other Shareholder Party offers Registrable Securities by forward sale, or by an offering (directly or by entering into a derivative transaction with a broker-dealer or other financial institution) of any options, rights, warrants or other securities that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities subject to such forward sale or underlying such options, rights or warrants or other securities shall be eligible for registration pursuant to this Agreement.

(h)       Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law.

(i)       Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties (including by electronic signature) and delivered to the other Party (including electronically, e.g., in PDF format).

(j)       Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k)       Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof. No provision of this Agreement shall confer upon any Person other than the Parties and their permitted assigns any rights or remedies hereunder.

(l)       Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties in the manner and at the addresses set forth in the Shareholders Agreement (or, following the termination of the Shareholders Agreement, at such other address as shall have been furnished in writing by a Party to the other Party). All such notices, requests and other communications given to the Shareholder shall be deemed to be given to all other Shareholder Parties.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date and year set forth above.

LNA HOLDING SRL

By
Name
Title

20

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date and year set forth above.

Martin Marietta Materials, Inc.

By
Name
Title

[Signature Page to Registration Rights Agreement]

Schedule 4

Agreed Form Statement Regarding the Absence of Claims

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 5

Written W&I Statement

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 6

Non-Compete and No-Hire Agreement

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 7

Shareholders’ Agreement

SHAREHOLDERS AGREEMENT

AMONG

MARTIN MARIETTA MATERIALS, INC.,

LNA HOLDING SRL

AND

FINANCIÈRE DE GESTIONS INTERNATIONALES

DATED AS OF

[●]

Page

Section 1.	Definitions.		1

Section 2.	Transfers.		6
	2.1.	Transfer Restrictions.	6

Section 3.	Securities Restrictions; Legends.		8
	3.1.	Securities Restrictions; Legends.	8

Section 4.	Election of Directors; Observer.		10
	4.1.	Designation Rights	10
	4.2.	Committees	11
	4.3.	Vacancies; Removal	12
	4.4.	Fall-Away	12
	4.5.	Indemnification; Exculpation; Directors and Officers Insurance; Fees and Expenses	13
	4.6.	Conditions	13

Section 5.	Standstill.		14

Section 6.	Miscellaneous Provisions.		16
	6.1.	Governing Law; Jurisdiction; Waiver of Jury Trial	16
	6.2.	Amendment	17
	6.3.	Termination	17
	6.4.	Notices	18
	6.5.	Specific Performance.	19
	6.6.	Treatment of Certain Transfers.	19
	6.7.	Counterparts.	20
	6.8.	Severability.	20
	6.9.	Further Efforts.	20
	6.10.	Extension of Time, Waiver, Etc.	20
	6.11.	Entire Agreement; No Third-Party Beneficiaries.	20
	6.12.	No Partnership Status.	21
	6.13.	Binding Effect.	21
	6.14.	Further Acknowledgements.	21
	6.15.	Interpretation.	21
	6.16.	Assignment.	22

i

This SHAREHOLDERS AGREEMENT is made as of [●] (this “Agreement”) among Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), and LNA Holding SRL, a société à responsabilité limitée organized under the laws of Belgium (“Shareholder”), and, solely for the purposes of Section 5 of this Agreement, Financière de Gestions Internationales, a société en commandite par actions organized under the laws of Luxembourg (“Parent”, together with the Shareholder and the Company, the “Parties”).

WHEREAS, the Company and the Shareholder are parties to a Securities Sale Agreement dated as of [●], 2026 (the “Securities Sale Agreement”), pursuant to which the Company agreed to acquire from the Shareholder all of the outstanding equity interests of Lhoist North America, Inc., a Delaware corporation, in exchange for a combination of cash and shares of the Company’s Common Stock, on the terms and subject to the conditions set forth therein;

WHEREAS, the transactions contemplated by the Securities Sale Agreement have been consummated as of the date hereof and, pursuant to the Securities Sale Agreement, the Company has issued to the Shareholder [●] shares of Common Stock (such shares, the “Lock-Up Shares”);

WHEREAS, concurrently with the execution of this Agreement, the Company and the Shareholder are also entering into a Registration Rights Agreement (the “Registration Rights Agreement”); and

WHEREAS, the Company and the Shareholder are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership by the Shareholder of the Lock-Up Shares and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions.

As used in this Agreement:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, court, tribunal or arbitration body.

“Affiliate” means, in relation to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, in each case from time to time. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including

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the ability to elect at least a majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Agreement” has the meaning ascribed to such term in the preamble.

“beneficial owner”, “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of the “beneficial owner” or “beneficial ownership” shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which banks are generally open for normal business in New York, New York and Brussels (Belgium), which day is not a Saturday or a Sunday.

“Bylaws” has the meaning ascribed to such term in Section 4.1(a).

“Charter” has the meaning ascribed to such term in Section 4.1(a).

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company which may be issued after the date of this Agreement in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

“Company” has the meaning ascribed to such term in the preamble.

“Complete Fall-Away Event” means the first day on which any of the Shareholder Parties fail to vote, other than in respect of any Designated Shareholder Voting Matter, all of the shares of Common Stock beneficially owned, directly or indirectly, by the Shareholder Parties and entitled to vote at a meeting of the shareholders of the Company, at such meeting of shareholders (i) in favor of each director nominated and recommended by the Board for election at such meeting, (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election and (iii) with respect to any other action, proposal or other matter to be voted upon by the shareholders of the Company (including through action by written consent), in accordance with the recommendation of the Board. For the avoidance of doubt, with respect to any Designated Shareholder Voting Matter, the Shareholder and any other Shareholder Party shall be entitled to vote any shares of Common Stock owned by it or over which it has voting control in any manner chosen by the Shareholder or such other Shareholder Party, as applicable.

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“Contract” means any contract, lease, sublease, license, sublicense, indenture, agreement, commitment or other legally binding arrangement, whether oral or written, and including all amendments and supplements thereto.

“Designated Shareholder Voting Matter” means each of the following: (i) any Merger Transaction or Sale Transaction and (ii) any amendment or series of related amendments to the Restated Articles of Incorporation of the Company or the Restated Bylaws of the Company that would have a materially adverse and disproportionate effect on the rights of the Shareholder Parties relative to the other shareholders of the Company.

“Family Member” means any descendant in direct line (including adoptive children) of the late Elisabeth Berghmans-Lhoist, born in Liège (Belgium) on the twenty fifth day of July nineteen hundred and twenty-one.

“Family-Controlled Entity” means any entity (i) the majority of the members of the board of directors (or equivalent governing body) of which are designated, nominated or elected, directly or indirectly, by one or more Family Members, (ii) the majority of the general partner, managing member or equivalent interests of which are beneficially owned, directly or indirectly, by one or more Family Members or (iii) which one or more Family Members, alone or together with other Family Members, otherwise has the power, directly or indirectly, to control.

“First Fall-Away Event” means the first day on which the Shareholder Parties no longer collectively own at least [●]1 shares of Common Stock (adjusted for any stock split or similar event).

“First Shareholder Designee” has the meaning ascribed to such term in Section 4.1(a).

“Governmental Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether international, supranational, national, federal, state or regional or local and any subdivision, department or branch of any of the foregoing.

“Group” has the meaning ascribed thereto in Section 13(d)(3) of the Securities Exchange Act.

“Laws” means all applicable legislation, statutes, transposed directives, regulations, decrees, ordinances, instruments, codes and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the

1Note to Draft: Number to represent 10% of the issued and outstanding shares of Common Stock (on an as-converted basis) as at Completion.

3

European Union or other supranational authorities, rules of common law and equity and all civil or other codes and all judgments, decisions, orders, directives, recommendations, circulars, standards of any Governmental Authority, including any judicial or administrative interpretation thereof.

“Lock-Up Period” has the meaning ascribed to such term in Section 2.1(a).

“Lock-Up Shares” has the meaning ascribed to such term in the recitals.

“Merger Transaction” means any transaction or series of related transactions involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group beneficially owning more than fifty percent (50%) of the total outstanding securities of the Company (measured by voting power or economic interest), or (ii) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group beneficially owning more than fifty percent (50%) of the total outstanding securities of the Company (measured by voting power or economic interest).

“NYSE” means the New York Stock Exchange.

“Parent” has the meaning ascribed to such term in the preamble.

“Parties” has the meaning ascribed to such term in the preamble.

“Permitted Transfer” has the meaning ascribed to such term in Section 2.1(b).

“Permitted Transferee” means (i) any Affiliate of the Shareholder, (ii) any member of the Vendor Group or (iii) any Family Member or Family-Controlled Entity. Each Permitted Transferee shall, subject to delivery of the joinder contemplated by Section 2.1(b)(i), become a party to this Agreement upon transfer and shall be entitled to all rights and subject to all obligations of the Shareholder (including the right to further assign to its own Permitted Transferees).

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Prohibited Transferee” has the meaning ascribed to such term in Schedule A.

“Registration Rights Agreement” has the meaning ascribed to such term in the recitals.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8, or any successor forms thereto, promulgated under the Securities Act), including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and material incorporated by reference in such registration statement.

4

“Representatives” means, in relation to a Party, its Affiliates and its and their respective directors, officers, employees, agents, auditors, consultants and advisors.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Sale Transaction” means any transaction or series of related transactions involving the direct or indirect sale, lease, assignment, disposition or other transfer (by operation of law or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“SEC” means the Securities and Exchange Commission.

“Second Fall-Away Event” means the first day on which the Shareholder Parties no longer collectively own at least [●]2 shares of Common Stock (adjusted for any stock split or similar event).

“Second Shareholder Designee” has the meaning ascribed to such term in Section 4.1(b).

“securities” shall mean, with respect to any Person, all equity interests of such Person, all securities convertible into, exercisable or exchangeable for equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any equity appreciation or similar rights, contractual or otherwise.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Securities Sale Agreement” has the meaning ascribed to such term in the recitals.

“Shareholder” has the meaning ascribed to such term in the preamble.

2Note to Draft: Number to represent 7.5% of the issued and outstanding shares of Common Stock (on an as-converted basis) as at Completion.

5

“Shareholder Designee” and “Shareholder Designees” have the meaning ascribed to such terms in Section 4.1(b).

“Shareholder Observer” has the meaning ascribed to such term in Section 4.1(b).

“Shareholder Parties” means the Shareholder and each Permitted Transferee of the Shareholder to whom shares of Common Stock are transferred pursuant to Section 2.1(b)(i).

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person. The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.

“Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Vendor Group” has the meaning ascribed to such term in the Securities Sale Agreement.

Section 2. Transfers.

2.1.       Transfer Restrictions.

(a)       Other than Permitted Transfers, neither the Shareholder nor any other Shareholder Party shall Transfer any of the Lock-Up Shares between the date hereof and the date that is the twenty-four (24) month anniversary of this Agreement (the “Lock-Up Period”); provided that the Shareholder Parties may Transfer up to an aggregate amount equal to 50% of the Lock-Up Shares after the date that is the twelve (12) month anniversary of this Agreement.

(b)       “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

6

(i)       a Transfer of shares of Common Stock to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be a “Shareholder Party” for all purposes of this Agreement;

(ii)       Transfers in connection with (A) any Merger Transaction, Sale Transaction or third party tender or exchange offer involving the Common Stock that has been approved by the Board (and, for the avoidance of doubt, if the applicable Shareholder Party does Transfer Lock-Up Shares to a third party in connection with such tender or exchange offer, the restrictions set forth in this Section 2.1 shall not apply to such third party with respect to such shares) or (B) any tender or exchange offer by the Company;

(iii)       Transfers that have been approved in writing by the Board (and, for the avoidance of doubt, if the applicable Shareholder Party does Transfer Lock-Up Shares to a third party with the Board’s written approval, the restrictions set forth in this Section 2.1 shall not apply to such third party with respect to such shares);

(iv)       Transfers in connection with bona fide pledges to (or deposits with) nationally recognized financial institutions as collateral for margin loans or other credit facilities; provided that (A) the Transferor continues to exercise voting control over such pledged shares of Common Stock at all times prior to any pledgee taking ownership of the relevant Lock-Up Shares and (B) as a condition to any pledgee’s ability to take ownership of the relevant Lock-Up Shares, such pledgee shall execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be a “Shareholder Party” for all purposes of this Agreement;

(v)       inheritance or estate planning or charitable Transfers; provided that as a condition to such Transfer, the Transferee (A) executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Transferee agrees to be a “Shareholder Party” for all purposes of this Agreement or (B) in the case of a charitable Transfer, irrevocably waives all rights of such Transferee as a “Shareholder Party” for all purposes of this Agreement; and

(vi)       Transfers pursuant to any order of a court or regulatory body of competent jurisdiction.

(c)       Notwithstanding Section 2.1(a) and Section 2.1(b), no Shareholder Party will at any time during or following the Lock-Up Period, without the prior written consent of the Company, directly or knowingly indirectly Transfer any Lock-Up Shares to (i) a Prohibited Transferee or (ii) to a Person or Group that, after giving effect to a proposed Transfer, would beneficially own greater than ten percent (10%) of the then outstanding shares of Common Stock on an as-converted basis.

7

Notwithstanding the foregoing, but subject to Section 2.1(a), nothing in this Section 2.1(c) shall restrict any Transfer (other than to any Prohibited Transferee described in clause (a) of Schedule A) into the public market pursuant to (A) a bona fide, broadly distributed underwritten public offering or (B) any block trade, bought deal, overnight marketed offering, or accelerated bookbuilt offering, in each case made in accordance with the Registration Rights Agreement.

Section 3. Securities Restrictions; Legends.

3.1.       Securities Restrictions; Legends.

(a)       The Shareholder acknowledges that the Lock-Up Shares have not been registered under the Securities Act and as such the Lock-Up Shares may not be transferred except pursuant to an effective Registration Statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. The Shareholder agrees that it will not, and will cause its Affiliates not to, make any Transfer at any time if such action would or would be likely to (i) constitute a violation of any securities Laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of the Lock-Up Shares under any such Laws or (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940.

(b)       Each certificate representing the Lock-Up Shares, or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing Lock-Up Shares, shall (unless otherwise permitted by the provisions of Section 3.1(d) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER ANY OTHER SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL, IN SUCH FORM AND BY SUCH COUNSEL REASONABLY SATISFACTORY TO MARTIN MARIETTA MATERIALS, INC. AND ITS COUNSEL, THAT SUCH SALE, TRANSFER, OFFER, HYPOTHECATION, ASSIGNMENT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.”

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(c)       Each certificate or other instrument evidencing the securities issued upon the transfer of any Lock-Up Shares shall bear the legend set forth above in Section 3.1(b) unless (i) in such opinion of counsel to the Company, registration of any future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends.

(d)       When (i) any Lock-Up Shares are sold or otherwise Transferred pursuant to an effective Registration Statement under the Securities Act or (ii) a Shareholder Party has transferred or intends to transfer such shares pursuant to Rule 144, such Shareholder Party shall be entitled to receive from the Company, without expense to such Shareholder Party and within five (5) Business Days of such Shareholder Party’s written request, a new certificate or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing shares of Common Stock not bearing the restrictive legend set forth above in Section 3.1(b). The Company shall cooperate with and direct its transfer agent to facilitate the timely removal of such legends.

(e)       Each certificate representing Lock-Up Shares, or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing Lock-Up Shares, shall during the Lock-Up Period be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PURSUANT TO A SHAREHOLDERS AGREEMENT DATED AS OF [●] (THE “SHAREHOLDERS AGREEMENT”), BY AND AMONG MARTIN MARIETTA MATERIALS, INC. (THE “COMPANY”), LNA HOLDING SRL AND, SOLELY FOR THE PURPOSES OF SECTION 5 OF THE SHAREHOLDERS AGREEMENT, FINANCIÈRE DE GESTIONS INTERNATIONALES, THAT RESTRICTS ANY SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THESE SECURITIES OR ANY INTEREST THEREIN, OTHER THAN WITH THE PRIOR WRITTEN CONSENT OF MARTIN MARIETTA MATERIALS, INC. OR OTHERWISE IN ACCORDANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT. A COPY OF THE SHAREHOLDERS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF THE COMPANY.”

(f)       At the expiration of the Lock-Up Period, the Shareholder shall be entitled to receive, on behalf of all then-applicable Shareholder Parties, from the Company, without expense and within five (5) Business Days following the expiration of the Lock-Up Period, a new certificate or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing shares of Common Stock not bearing the restrictive legend set forth above in Section 3.1(e).

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Section 4. Election of Directors; Observer.

4.1.       Designation Rights.

(a)       Immediately following the execution of this Agreement, the Board shall take such actions as are necessary to increase the size of the Board by one (1) director and appoint the designee of the Shareholder set forth on Schedule B hereto (such designee, or any successor specified in accordance with Section 4.3, the “First Shareholder Designee”) as a member of the Board, in each case, in accordance with the Restated Articles of Incorporation of the Company (the “Charter”), the Restated Bylaws of the Company (the “Bylaws”) and the North Carolina Business Corporation Act, to serve as a director and with a term expiring at the 2027 annual meeting of the Company’s shareholders and until his or her successor is duly elected and qualified.

(b)       Immediately following the execution of this Agreement, the Board shall take such actions as are necessary to appoint the designee of the Shareholder set forth on Schedule B hereto (such designee, or any successor specified in accordance with Section 4.3, the “Shareholder Observer”) as an observer of the Board and, upon the first vacancy on the Board following the date of this Agreement for any reason (other than a vacancy resulting from the First Shareholder Designee ceasing to serve on the Board), the remaining directors and the Company shall consider in good faith causing the vacancy created thereby to be filled by the Shareholder Observer (if so appointed to the Board, such designee, or any successor specified in accordance with Section 4.3, the “Second Shareholder Designee” and together with the First Shareholder Designee, the “Shareholder Designees” and each, a “Shareholder Designee”). Following any such appointment to the Board, the right to appoint a Shareholder Observer shall terminate.

(c)       During the period commencing on the date hereof until any appointment of the Shareholder Observer as the Second Shareholder Designee, the Shareholder Observer will receive, on a confidential basis, copies of all documents distributed to the Board, including all materials prepared for consideration at any Board meeting and all minutes related to each Board meeting occurring on or after the date hereof contemporaneous with their distribution to the Board. The Shareholder Observer will have the right to attend and participate, but not vote, at all Board meetings during this period. The Company will be entitled to withhold any information and exclude the Shareholder Observer from any Board meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege or pertains to the matters described in Section 4.6(c).

(d)       Until the occurrence of the First Fall-Away Event, at any annual meeting of the Company’s shareholders at which the term of any Shareholder Designee shall expire (including the first such meeting following the date hereof), the Shareholder shall have the right to (i) nominate to the Board (A) at any time the Shareholder Observer has not been appointed as a member of the Board pursuant to Section 4.1(b), one (1) Shareholder Designee as a member of the Board and (B) following any appointment of the Shareholder Observer as a member of the Board pursuant to Section 4.1(b), two (2) Shareholder Designees as members of the Board, and in the

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case of each of clauses (A) and (B), the Company agrees, to the fullest extent permitted by applicable Law, to include such Shareholder Designees in the slate of nominees recommended by the Board for election at such annual meeting of the Company’s shareholders and to nominate and recommend such Shareholder Designees to be elected as directors, and to solicit proxies or consents in favor thereof. After the First Fall-Away Event and until the occurrence of the Second Fall-Away Event, at any annual meeting of the Company’s shareholders at which the term of a Shareholder Designee shall expire, the Shareholder shall have the right to nominate to the Board one (1) Shareholder Designee as a member of the Board and the Company agrees, to the fullest extent permitted by applicable Law, to include such Shareholder Designee in the slate of nominees recommended by the Board for election at such annual meeting of the Company’s shareholders and to nominate and recommend such Shareholder Designee to be elected as a director, and to solicit proxies or consents in favor thereof. After the Complete Fall-Away Event, the Shareholder shall cease to have any rights under this Agreement to nominate any Shareholder Designees as members of the Board, or to designate any Shareholder Observer, and the Company shall not be required to include any such Shareholder Designee in the slate of nominees recommended by the Board for election at any meeting of shareholders and all rights of the Shareholder under this Section 4 shall terminate.

(e)       For so long as the Shareholder Parties maintain any rights to nominate any Shareholder Designee as a member of the Board or designate any Shareholder Observer under this Section 4, such rights shall only be exercisable by the Shareholder on behalf of all Shareholder Parties. Such Shareholder’s rights under this Section 4 may not be assigned without the prior written consent of the Company, in whole or in part, by operation of Law or otherwise, and any such assignment shall be null and void, other than pursuant to a transfer by all Shareholder Parties of all their Lock-Up Shares to a single Permitted Transferee, in which case such Permitted Transferee shall be entitled to exercise such rights.

4.2. Committees. Immediately following execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to promptly appoint (i) the First Shareholder Designee to the committee of the Board set forth opposite their name on Schedule B attached hereto and (ii) the Shareholder Observer as an observer to the committee of the Board set forth opposite their name on Schedule B attached hereto. Thereafter, the Board and all applicable committees of the Board shall give the Shareholder Designees and the Shareholder Observer the same due consideration for membership on each committee of the Board, including any new committee(s) and subcommittee(s) that may be established, as any director and shall ensure that the Shareholder Designees and the Shareholder Observer receive the same treatment with respect to the committees on which they serve as other directors, in each case, taking into account adjustment of committee membership as determined by the Board consistent with the Board’s past practice. The Company shall cause (x) the Shareholder Observer and any Shareholder Designee to receive committee materials in the same manner as any other director of the Company, (y) the First Shareholder Designee to receive notice of, and be invited to, any meeting of the Executive Committee of the Board and (z) the Shareholder Observer and any Shareholder Designee to receive notice of, and be invited to, any meetings of any other committees

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of the Board of which such Shareholder Designee is not a member, or the Shareholder Observer is not an observer, to the extent any other directors who are not members or observers of those committees receive notice of, or are invited to, such meetings.

4.3.       Vacancies; Removal. In the event that a Shareholder Designee shall cease to serve as a director of the Company for any reason, or the Shareholder Observer shall cease to serve as an observer of the Board of Directors of the Company for any reason, the Shareholder shall be entitled to designate a replacement that is reasonably acceptable to the Company (determined in the same manner as any other potential new director candidate) as such person’s successor, and provided that such person also meets the qualifications required for service as a director as set forth in the Charter, the Bylaws, Board committee charters, Corporate Governance Guidelines and any similar documents applicable to directors, and the remaining directors and the Company shall, to the fullest extent permitted by applicable Law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by such new Shareholder Designee or Shareholder Observer (as the case may be) as soon as possible. Upon a new Shareholder Designee’s appointment to the Board, or a new Shareholder Observer’s appointment as an observer, the Board and all applicable committees shall appoint such Shareholder Designee or Shareholder Observer as a member or observer, as applicable, to any applicable committee of the Board of which the preceding Shareholder Designee or Shareholder Observer was a member or observer immediately prior to such Shareholder Designee or Shareholder Observer ceasing to serve as such (or such other committees as are mutually agreed by the Shareholder and Company), subject to such successor having appropriate experience and qualifications for such applicable committee and otherwise satisfying the eligibility requirements for such committee. No Shareholder Designee or Shareholder Observer shall be removed from the Board by the Company without the prior written consent of the Shareholder, other than for “cause,” as set forth in the Restated Articles of Incorporation of the Company.

4.4.       Fall-Away.

(a)       Upon the occurrence of the First Fall-Away Event (i) the Shareholder shall cause the Shareholder Observer (or if there are two Shareholder Designees at such time (one Shareholder Designee)) to deliver to the Company a resignation letter, pursuant to which such person shall resign from the Board if so elected by the Company and (ii) such person shall be deemed to have resigned from the Board with immediate effect if so elected by the Company.

(b)       Upon the occurrence of the Second Fall-Away Event (i) any remaining Shareholder Designees and any Shareholder Observer shall be deemed to have resigned from the Board with immediate effect if so elected by the Company, and the Shareholder shall cease to have any rights under this Section 4 and (ii) the Shareholder shall cause such Shareholder Designees and Shareholder Observer (if any) to deliver to the Company a resignation letter, pursuant to which such Shareholder Designee and Shareholder Observer (if any) shall resign from the Board if so elected by the Company.

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(c)       Upon the occurrence of the Complete Fall-Away Event (i) all Shareholder Designees and the Shareholder Observer (if any) shall be deemed to have resigned from the Board with immediate effect if so elected by the Company, and the Shareholder shall cease to have any rights under this Section 4 and (ii) the Shareholder shall cause such Shareholder Designees and Shareholder Observer (if any) to deliver to the Company a resignation letter, pursuant to which such Shareholder Designees and Shareholder Observer (if any) shall resign from the Board if so elected by the Company.

4.5.       Indemnification; Exculpation; Directors and Officers Insurance; Fees and Expenses. The Company shall add each Shareholder Designee as a beneficiary to the Company’s directors’ and officers’ liability insurance policy effective from the date each Shareholder Designee is appointed and shall provide all other contractual, insurance and other director liability indemnification or exculpation coverages and rights provided to other members of the Board. The Company shall enter into an indemnification agreement with each Shareholder Designee that is on the same form as the indemnification agreements it has entered into with other members of the Board. Each Shareholder Designee shall be entitled to reimbursement of expenses incurred in such capacity on the same basis as the Company provides such reimbursement to the other members of its Board.

4.6.       Conditions. As a condition to the appointment of any Shareholder Observer or Shareholder Designee, as applicable (and nomination for election as a director of the Company pursuant to this Section 4 in the case of a Shareholder Designee), the Shareholder agrees and acknowledges that the Company will require:

(a)       any such Shareholder Designee to provide to the Company all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filing in accordance with applicable Law or any stock exchange rules or listing standards;

(b)       any such Shareholder Observer or Shareholder Designee to provide to the Company all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations;

(c)       any such Shareholder Observer or Shareholder Designee to provide to the Company an undertaking in writing by such Shareholder Observer or Shareholder Designee to agree to recuse himself or herself from any deliberations or discussions of the Board regarding post-closing matters to the extent relating to the Securities Sale Agreement, the other Transaction Documents (as defined in the Securities Sale Agreement) and the transactions contemplated thereby or hereby and any matter related thereto; and

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(d)       any such Shareholder Observer to provide to the Company an executed letter agreement containing an undertaking to abide by confidentiality and other obligations in connection with their role as an observer to the Board to ensure consistency with the Company’s confidentiality, insider trading and other policies and procedures generally applicable to directors.

Section 5. Standstill.

Each of the Shareholder and Parent agrees that until the earlier of (i) fifteen (15) months following the first day on which (x) no Shareholder Designee serves on the Board and (y) the Shareholder has irrevocably waived its right, or no longer has any right, to nominate the Shareholder Designees to the Board under Section 4, and (ii) the time at which the Shareholder Parties collectively hold less than [●]3 shares of Common Stock (adjusted for any stock split or similar event), without the prior written approval of the Board, the Shareholder and Parent will not, directly or indirectly, and will each cause their respective controlled Affiliates (including any other Shareholder Parties) solely to the extent such Person is acting at the direction of or on behalf of the Shareholder or Parent (as applicable), not to:

(a)       acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities (solely to the extent that, after giving effect to such acquisition, the Shareholder and its Affiliates would beneficially own, in the aggregate, more than [●]4 shares of Common Stock (adjusted for any stock split or similar event) (which calculation shall, for the avoidance of doubt, include the notional or other number of shares of Common Stock specified in the documentation for any Contract to which the Shareholder or any of the other Shareholder Parties is a party that is designed to produce economic benefits and risks to the Shareholder or any of the Shareholder Parties that correspond substantially to the ownership by the Shareholder Parties of shares of Common Stock));

(b)       make or in any way knowingly encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s shareholders or initiate any shareholder proposal for action by the Company’s shareholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

3Note to Draft: Number to represent 7.5% of the issued and outstanding shares of Common Stock (on an as-converted basis) as at Completion.

4Note to Draft: Number to represent 18% of the issued and outstanding shares of Common Stock (on an as-converted basis) as at Completion.

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(c)       make any public announcement with respect to, or publicly offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person (excluding, for the avoidance of doubt, any Shareholder Parties) regarding any of the foregoing;

(d)       otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board or policies of the Company or any of its Subsidiaries;

(e)       make any public proposal or publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing prohibited actions;

(f)       advise or knowingly assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing prohibited actions;

(g)       take any action that would require the Company to make a public announcement under applicable Law regarding the possibility of a transaction or any of the events described in or actions prohibited by this Section 5;

(h)       deposit any Common Stock and any other securities of the Company entitled to vote at any general meeting of the Company in a voting trust or similar Contract (unless such securities remain subject to the restrictions set forth in this Agreement) or subject any such securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any such voting securities;

(i)       enter into any agreements, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Shareholder Parties) with respect to any of the foregoing prohibited actions, including forming, joining or in any way participating in a Group with any third party in connection with any of the foregoing prohibited actions;

(j)       publicly request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5; or

(k)       contest the validity of this Section 5 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5;

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provided, however, that nothing in this Section 5 or elsewhere in this Agreement will limit Parent or the Shareholder Parties’ ability, as applicable, to (A) vote, Transfer (subject to Section 2.1) or otherwise exercise rights hereunder or under their Common Stock, (B) designate a Shareholder Designee or Shareholder Observer and the ability of any Shareholder Designee to deliberate, vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board, (C) privately make and submit to the Company and/or the Board any proposal that is intended by Parent or the Shareholder Parties (as applicable) to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expected to require public disclosure by any Person), (D) privately communicate with the Company and/or Board regarding any matter, including with respect to any Designated Shareholder Voting Matter (that would not reasonably be expected to require public disclosure by any Person), (E) make any disclosure required under Section 13(d) of the Securities Exchange Act or any other applicable Law, or (F) comply with applicable Law.

The provisions of Section 5 shall be inoperative and of no force or effect from and after the date on which: (a) any Person or Group that is not an Affiliate of the Company shall have acquired or entered into a binding definitive agreement that has been approved by the Board (or any duly constituted committee thereof composed entirely of independent directors) to acquire more than fifty percent (50%) of the outstanding voting stock or equity securities of the Company or the voting power to elect a majority of the Board or assets of the Company or its subsidiaries representing more than fifty percent (50%) of the consolidated assets of the Company and its subsidiaries, taken as a whole, or any other Merger Transaction or Sale Transaction or (b) the Company becomes subject to any voluntary or involuntary reorganization or restructuring process relating to bankruptcy, insolvency or protection of creditors generally.

Section 6. Miscellaneous Provisions.

6.1.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement and all matters, claims or Actions (whether at Law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of North Carolina applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)       All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court within the State of North Carolina and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 6.1 shall not constitute general consents to service of process in the State of North Carolina and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights

16

on any Person other than the Parties. Each Party hereto agrees that service of process upon such Party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.4. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.1(c).

6.2.       Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Shareholder and the Company, and any such amendment, supplement or modification shall be binding on all of the Shareholder Parties. No provision of this Agreement may be waived except by a written instrument signed by (i) the Company, in the event the waiver is to be effective against the Company or (ii) the Shareholder, in the event the waiver is to be effective against the Shareholder and the other Shareholder Parties, and any such waiver shall be binding on all of the Shareholder Parties.

6.3.       Termination. This Agreement will be effective as of the date hereof and shall automatically terminate upon the occurrence of the earlier of (i) the Second Fall-Away Event and (ii) the Complete Fall-Away Event. If this Agreement is terminated pursuant to this Section 6.3, this Agreement shall become void and of no further force and effect, except (a) for the provisions of Section 5 (to the extent contemplated by such section) and this Section 6, which shall survive such termination in accordance with their terms and (b) such termination shall not relieve any Party from any liability for the breach of any obligations set forth in this Agreement prior to such termination.

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6.4.       Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

(a)	If to the Company, to it at:

Martin Marietta Materials, Inc.
4123 Parklake Avenue
Raleigh, North Carolina 27612
Attn: Michael J. Petro, SVP and Chief Financial Officer;
George Schoen, EVP, GC & Corporate Secretary
Email: michael.petro@martinmarietta.com; george.schoen@martinmarietta.com with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attn: Robert I. Townsend, Esq., Matthew G. Jones, Esq. and Maria N. Ricaurte, Esq.
Email: rtownsend@cravath.com; mjones@cravath.com; mricaurte@cravath.com

(b)	If to the Shareholder or the Parent, to it at:

LNA Holding SRL
28, rue Charles Dubois
1342 Ottignies-Louvain-la-Neuve, Belgium
Attn: Frederic Meessen
Email: frederic.meessen@lhoist.com

and

Financière de Gestions Internationales
Rue Robert Stümper 7 L–2557
Luxembourg, Grand Duchy of Luxembourg
Attn: Philippe Vauthier
Email: philippe.vauthier@gp2i.eu

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
45 rue Saint Dominique, 75007 Paris, France
Attn: Pierre-Louis Cléro
Email: Pierre-Louis.Clero@lw.com

or such other address or email address as such Party may hereafter specify by like notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

6.5.       Specific Performance.

The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.1 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor the Shareholder would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.5 shall not be required to provide any bond or other security in connection with any such order or injunction.

6.6.       Treatment of Certain Transfers.

Any Transfer or attempted Transfer in breach of this Agreement shall be void ab initio and of no effect. In connection with any attempted Transfer in breach of this Agreement, the Company may hold and refuse to transfer any Lock-Up Shares or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it and/or the Shareholder or any other Shareholder Party.

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6.7.       Counterparts.

This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties (including by electronic signature) and delivered to the other Party (including electronically, e.g., in PDF format).

6.8.       Severability.

If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law.

6.9.       Further Efforts.

Each party hereto shall do and perform or cause to be done and performed, without further consideration, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as the other Party may reasonably request in order to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Each party hereto further agrees to take the actions set forth on Schedule C.

6.10.       Extension of Time, Waiver, Etc.

The Parties may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Party or (b) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

6.11.       Entire Agreement; No Third-Party Beneficiaries.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof. No provision of this Agreement shall confer upon any Person other than the Parties and their permitted assigns any rights or remedies hereunder.

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6.12.       No Partnership Status.

Nothing in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the Parties or constitute any Party the agent of any other Party for any purpose.

6.13.       Binding Effect.

This Agreement shall be binding upon the Company, the Shareholder and permitted successors and assigns of the foregoing.

6.14.       Further Acknowledgements.

The Shareholder acknowledges and agrees that the restrictions on transfer set forth in this Agreement are reasonable and have been imposed to accomplish legitimate corporate objectives and may adversely affect the proceeds received by the Shareholder or any other Shareholder Party in any sale, transfer or liquidation of any Lock-Up Shares, and as a result of such restrictions on transfer and ownership, it may not be possible for the Shareholder or any other Shareholder Party to liquidate all or any part of their interest in Lock-Up Shares at the time of their choosing, in exigent circumstances or otherwise. The Shareholder further acknowledges and agrees that the Company and its Affiliates shall have no liability whatsoever to the Shareholder or any other Shareholder Party arising from, relating to or in connection with the restrictions on transfer of Lock-Up Shares or any interest therein as set forth in this Agreement, except to the extent the Company fails to comply with its obligations to the Shareholder pursuant to this Agreement.

6.15.       Interpretation.

(a)       When a reference is made in this Agreement to an Article, a Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national

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securities exchange other than the NYSE, all references herein to the NYSE shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)       The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

6.16.       Assignment.

Except as expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.

[Remainder of page intentionally left blank]

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This Agreement is executed by the Company, the Shareholder and Parent to be effective as of the date first above written.

COMPANY

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

Signature Page to Shareholders Agreement

SHAREHOLDER

LNA HOLDING SRL

By:
Name:
Title:

Signature Page to Shareholders Agreement

PARENT
solely for the purposes of Section 5

FINANCIÈRE DE GESTIONS INTERNATIONALES

By:
Name:
Title:

Signature Page to Shareholders Agreement

Schedule A

Prohibited Transferees

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule B

Shareholder Designees and Initial Committee Membership

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule C

Additional Actions

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 8

Separation Actions

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 9

Specific Employees

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 10

Vendor Warranties

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Schedule 11

Disclosure Schedules

[Omitted pursuant to to Item 601(b)(2) of Regulation S-K]

Schedule 12

Purchaser Disclosure Schedules

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]